Exhibit 10.8

DATED	1 MAY 2010
(1)	BLUE FX HOLDINGS CORPORATION AND COWLEY CORPORATION

(2)	GARDENPARTY LIMITED

(3)	THE ODL MANAGEMENT SELLERS

(4)	THE ADHERING ODL SELLERS

(5)	FXCM HOLDINGS, LLC
SHARE PURCHASE AGREEMENT
FOR THE SALE AND PURCHASE OF ALL THE SHARES IN ODL GROUP LIMITED
REFERENCE : DJB/RPF/CRJ/502764.00002

Reed Smith LLP
The Broadgate Tower
20 Primrose Street
London EC2A 2RS
Phone: +44 (0) 20 3116 3000
Fax: +44 (0) 20 3116 3999
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r e e d s m i t h . c o m

CONTENTS
CLAUSE

1 INTERPRETATION	1
2 CONDITIONS PRECEDENT	1
3 SALE AND PURCHASE OF THE SHARES	4
4 CONSIDERATION	5
5 COMPLETION	5
6 THE ODL WARRANTIES	7
7 REPRESENTATIONS AND WARRANTIES OF THE BUYER	8
8 INDEMNITIES	9
9 CONDUCT OF EBT	11
10 ANCILLARY AGREEMENTS ON SIGNING AND OTHER PRE-COMPLETION OBLIGATIONS	12
11 POST-COMPLETION OBLIGATIONS	12
12 RESTRICTIVE COVENANTS	13
13 SELLERS’ REPRESENTATIVE	13
14 SERVICE OF NOTICES	15
15 ANNOUNCEMENTS	15
16 COSTS	16
17 CURRENCY CONVERSION	16
18 GROSS-UP	16
19 INTEREST ON LATE PAYMENTS	16
20 NO SET-OFF	16
21 ENTIRE AGREEMENT AND MODIFICATION	17
22 WAIVER	17
23 EFFECT OF COMPLETION	17
24 THIRD PARTY RIGHTS	17
25 ASSIGNMENT	17
26 SEVERANCE	18
27 FURTHER ASSURANCE	18
28 COUNTERPARTS	18
29 GOVERNING LAW AND JURISDICTION	18
30 SERVICE OF PROCESS	18

SCHEDULE

APPENDIX A	23
DOCUMENTS TO BE AGREED BY THE BUYER	23
APPENDIX B	25
FORM OF DEED OF WAIVER	25
APPENDIX C	26
TAX DEEDAPPENDIX D	26
APPENDIX D	27
LLC AGREEMENT	27

AGREEMENT dated	1 May 2010
BETWEEN:
(1)	BLUE FX HOLDINGS CORPORATION, a corporation incorporated registered in the State of Delaware, USA whose registered office is at 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801, USA and COWLEY CORPORATION, a corporation incorporated registered in the State of Delaware, USA whose registered office is at 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801, USA (together the “C-Corp Sellers” and each a “C-Corp Seller”);

(2)	GARDENPARTY LIMITED, a private company limited by shares, incorporated in the Isle of Man under registered number 109981c whose registered office is at 14-15 Mount Havelock, Douglas, Isle of Man IMI 20G (“Gardenparty”);

(3)	Each of GARRET GRAHAM WELLESLEY, LORENZO NALDINI and GILES ELLIOTT (together the “ODL Management Sellers”);

(4)	Each of the ODL SHAREHOLDERS LISTED IN PART 1 OF SCHEDULE 1 (excluding Gardenparty and the ODL Management Sellers) who subsequently execute and deliver Deeds of Adherence (the “Adhering ODL Sellers”), and

(5)	FXCM Holdings, LLC, a limited liability company formed in the State of Delaware, USA (the “Buyer”).

1	INTERPRETATION

1.1	Words and expressions used in this Agreement shall be interpreted in accordance with. Schedule 14.

1.2	The headings in this Agreement are for convenience only and shall not affect its interpretation.

1.3	Each of the Schedules shall have effect as if set out in this Agreement.

2	CONDITIONS PRECEDENT

2.1	Completion is conditional upon -
(a)	the FSA having given notice in writing and otherwise in accordance with the applicable provisions of FSMA that there is no objection to the Buyer acquiring control (within the meaning of FSMA) of the UK Regulated Company pursuant to this Agreement and that such notice is given without any term or condition which either on its own or together with any other such term or condition imposed by the FSA in such notice would in the opinion of the Buyer be reasonably likely to:
(i)	affect the ability of the UK Regulated Company to carry on its business to any material extent; or

(ii)	result in a material diminution in the value of the UK Regulated Company; or

(iii)	increase the consolidated regulatory capital requirement of the UK Regulated Company and FXCM UK to 200% or more as shown in the Consolidated ICAAP Determination;
(b)	the FSA having given notice in writing in accordance with the applicable provisions of FSMA that there is no objection to the C-Corp Sellers becoming a controller (within the meaning of FSMA) of the UK Regulated Company pursuant to this Agreement immediately prior to the sale of the Indirect Sale Shares to the Buyer;

(c)	a Deed of Waiver duly executed and delivered in the form attached at Appendix B by each of Gardenparty Limited, Frontpoint Financial Horizons Investments Limited, Frontpoint Financial Services Fund LP, the EBT Trustee, IFX Group Trust and Creative Finance;

(d)	the Signing Report having been finally agreed or determined in accordance with Schedule 6;

(e)	the Average Monthly Revenue Generating Volume shown in the Signing Report is equal to or larger than US$40 billion;

(f)	the Signing Net Assets of the ODL Group as shown in the Signing Report being greater than or equal to zero;

(g)	the passing of the Resolution;

(h)	termination of any and all contracts between a Group Company and a third party pursuant to which such third party may act as an appointed representative of a Group Company where such relationship is not, or has caused a Group Company to not be, fully compliant with Law including all requirements of the FSA from time to time or such third party is in breach of contract;

(i)	each of Giles Elliott, Lorenzo Naldini, Sean Park, Steven Reeves, John Thwaytes and Garret Graham Wellesley having executed and delivered to the Buyer an irrevocable deed of waiver in a form to be agreed between such persons and the Buyer acting reasonably; and

(j)	the documents listed at Appendix A being in a form approved by the Buyer, in writing, whose approval shall not be unreasonably withheld or delayed and if all the conditions set out in sub-clauses (a) to (j) above shall not have been fulfilled or waived by the Buyer and the Sellers’ Representative in accordance with clause 2.7 on or before the date six calendar months after the Signing Date (or such later date as may be stipulated under clause 2.7) (the “Long Stop Date”) then except for this clause 2.1 and clauses 1, 14, 15, 16, 21, 28, 29, and 30 this Agreement shall lapse and no party shall make any claim against any other in respect of this Agreement, except for any antecedent breach (including any breach of clause 2.2 or clause 2.6).

2.2	If any of the conditions set out in clause 2.1 are not fulfilled by the Long Stop Date, then the White Label Agreement and Referring Broker Agreement will continue in force on the terms of the White Label and Referring Broker Agreement until terminated in accordance with their respective terms.

2.3	The Buyer, Gardenparty (by the exercise of its voting rights at any shareholder meeting of the Company only), the ODL Management Sellers and the C-Corp Sellers shall each use all reasonable endeavours to fulfil or procure the fulfilment of the conditions set out in clause 2.1 as soon as reasonably practicable and in any event no later than the Long Stop Date and shall notify the other immediately upon the fulfilment of those conditions. Each of such parties acknowledges that in the event that it appears that there is a material risk that any of the conditions in sub-clauses 2.1(a) to 2.1(j) not being satisfied, then such obligation shall extend to seeking to restructure the transaction contemplated by this Agreement in such a manner that the relevant condition is no longer a mandatory requirement of applicable Law, without materially altering the entitlements or increasing the risk or liabilities (potential, contingent or otherwise) of the parties.

2.4	The ODL Management Sellers shall convene a meeting in accordance with the Company’s Articles for the purpose of proposing the Resolution and the ODL Management Sellers and Gardenparty shall vote in favour of the Resolution at such meeting.

2.5	Each of the Buyer and the ODL Management Sellers shall:
(a)	co-operate in good faith in the preparation of any application required to be made in connection with the satisfaction of any of the conditions in sub-clauses 2.1(a) and (b);

(b)	provide to the other any correspondence with the FSA or any other regulatory body in connection with the satisfaction of any of the conditions in sub-clauses 2.1(a) and (b) and each of the Buyer and the ODL Management Sellers shall:

(i)	so far as is reasonably practicable, procure that a representative nominated by the other is invited to participate in any meeting or material telephone call with the FSA or such other regulatory body in connection with such conditions, and

(ii)	if it is not reasonably practicable to procure such participation, provide to the other in writing a summary of the key aspects of the relevant meeting or telephone call.
2.6	Should any of Gardenparty, the ODL Management Sellers or the C-Corp Sellers become aware of anything which will or may prevent any of the conditions set out in clause 2.1 from being fulfilled that person shall immediately disclose the same in writing to the Buyer. Should the Buyer become aware of anything which will or may prevent any of the conditions set out in clause 2.1 from being fulfilled the Buyer shall immediately disclose the same in writing to the Sellers’ Representative.

2.7	Subject to any applicable Law, the Buyer and the Sellers’ Representative may together agree in writing to waive in whole or in part all or any of the conditions set out in clause 2.1 or extend the period in which the conditions set out in clause 2.1 are to be fulfilled.

3	SALE AND PURCHASE OF THE SHARES

3.1	Each of the ODL Shareholders shall sell the Indirect Sale Shares with full title guarantee and the C-Corp Sellers shall buy the Indirect Sale Shares on the terms and subject to the conditions of this Agreement.

3.2	Each of the ODL Shareholders shall sell the Direct Sale Shares with full title guarantee and the Buyer shall buy the Direct Sale Shares on the terms and subject to the conditions of this Agreement.

3.3	Conditionally on the sale of the Indirect Sale Shares pursuant to clause 3.1, the C-Corp Sellers shall sell all of the Indirect Sale Shares acquired by it with full title guarantee and the Buyer shall buy the Indirect Sale Shares on the terms and subject to the conditions of this Agreement.

3.4	In so far as they are able each of the ODL Sellers shall (i) procure that the debt-to-equity ratio of each of the C-Corp Sellers, determined by reference to the C-Corp Consideration Shares and the C-Corp Consideration Loan Notes shall not exceed 70:30 at the time the C-Corp Consideration Loan Notes are issued in accordance with clause 5, and (ii) shall not incur any financial indebtedness other than the C-Corp Consideration Loan Notes.

3.5	The Shares shall be sold free from all Encumbrances and with all rights now or hereafter becoming attached to them.

3.6	Each of the ODL Sellers irrevocably waives all rights of pre-emption and other restrictions on the transfer of the Shares conferred on such ODL Sellers arising under the articles of association of the Company, any shareholders’ agreement or otherwise.

3.7	The Buyer shall not be obliged to complete the sale and purchase of any of the Shares unless the sale and purchase of all of the Shares is completed in accordance with this Agreement.

4	CONSIDERATION

4.1	The C-Corp Consideration shall be satisfied in full by the issue to each of the ODL Sellers of (i) the C-Corp Consideration Shares and (ii) the C-Corp Consideration Loan Notes in the proportions set opposite their respective names in part 1 of Schedule 1.

4.2	The Buyer Direct Consideration shall be satisfied in accordance with Schedule 6 by the issue of the Buyer Loan Notes in accordance with paragraph 15 of Schedule 6 to the C-Corp Sellers in the proportions set opposite their respective names in part 2 of Schedule 1.

4.3	The Buyer Indirect Consideration shall be satisfied by:
(a)	the issue of the Buyer Initial Share to the C-Corp Sellers in the proportions set opposite their respective names in part 2 of Schedule 1; and

(b)	subject to the provisions of Schedule 6, the issue of the Buyer Performance Share to the C-Corp Sellers in the proportions set opposite their respective names in part 2 of Schedule 1.
4.4	Any payment made by the C-Corp Sellers to the Buyer under or in respect of any breach of this Agreement (including, without limitation, in respect of any claim for breach of the ODL Warranties, any Indemnity Claim or a claim made pursuant to Schedule 6 of this Agreement) or pursuant to the Tax Deed shall be and shall be deemed to be a reduction in the consideration paid for the Shares under this Agreement to the extent legally possible but shall in any event be treated for United States Federal income tax purposes as additional amounts contributed by the C-Corp Sellers to the capital of the Buyer in connection with the transactions described herein.

5	COMPLETION

5.1	On Completion, the sales and purchases of the Shares shall be completed in the order specified below with Completion taking place at the offices of the Buyer’s Solicitors on the fifth Business Day after the day on which all the conditions specified in clause 2.1(a) to 2.1(j) have been satisfied or waived or at such other place or time, or on such other date, as the parties may agree:
(a)	first, the sale of the Indirect Sale Shares by the ODL Shareholders to the C-Corp Sellers;

(b)	secondly, the sale of the Indirect Sale Shares by the C-Corp Sellers to the Buyer; and

(c)	thirdly, the sale of the Direct Sale Shares by the ODL Shareholders to the Buyer.
5.2	Insofar as they are able each of the ODL Sellers shall on Completion do, or procure to be done, the things specified in Schedule 5 (in so far as they have not already been done). The obligations of Gardenparty and the Adhering ODL Sellers pursuant to this clause 5.2 shall be limited to obligations relating to their own Shares within their personal control including voting their Shares in favour of any shareholder resolutions proposed to implement any matter specified in Schedule 5.

5.3	Following the performance of the ODL Sellers’ obligations under clause 5.2, the Buyer shall on Completion -
(a)	deliver one counterpart of the LLC Agreement executed by the Buyer to the C-Corp Sellers reflecting the issue of the Buyer Initial Share to the C-Corp Sellers and the ability to issue the Buyer Performance Share;

(b)	procure that:
(i)	Garret Graham Wellesley be appointed as an observer of the board of directors of the Buyer as the initial C-Corp Sellers’ board observer representative (such observer being entitled to receive notice of, and attend meetings, of the board of directors of the Buyer as if he were a director of the Buyer but not counting towards quorum or being entitled to speak or vote at any such meetings) and

(ii)	Lorenzo Naldini (or a substitute acceptable to the board of directors of the Buyer) be approved as an alternate observer of the board of directors of the Buyer for Garret Graham Wellesley; and
(c)	deliver the items specified in Part B of Schedule 5 duly executed by the Buyer.
5.4	The Buyer may make any payment due to the ODL Sellers under this Agreement and deliver the items specified in clause 5.3 to the Sellers’ Solicitors, whose receipt shall be a sufficient discharge to the Buyer and the Buyer shall have no duty to see that any items delivered to the Sellers’ Solicitors are further delivered or applied in any particular way. The ODL Sellers may deliver the items specified in clause 5.2 to the Buyers’ Solicitors whose receipt shall be a sufficient discharge to the ODL Sellers and the ODL Sellers shall have no duty to see that any items delivered to the Buyer’s Solicitors are further delivered or applied in any particular way.

5.5	If the ODL Sellers fail to comply with any of their obligations under clause 5.2 on or before the date fixed for Completion (whether by clause 5.1 or by a notice given pursuant to clause 5.5(b) below), the Buyer may, without prejudice to the Buyer’s rights or remedies which it may have under this Agreement and which in the case of repudiation are set out at clauses 5.5(b) and 5.7:
(a)	complete the sale and purchase of the Shares (so far as is practicable) on the date so fixed; or

(b)	by written notice to the Sellers’ Representative, defer Completion to a place, time and date, being a Business Day not less than 5 Business Days and not more than 25 Business Days after the date of the notice, and the provisions of clauses 5.2 and 5.3 shall apply to Completion so deferred and, if in such written notice, the Buyer specifies that the ODL Sellers’ failure constitutes a repudiatory breach, then the time and date for the deferred Completion shall be not less than 20 Business Days and not more than 25 Business Days after the date of the notice and the provisions of clauses 5.2 and 5.3 shall apply to Completion so deferred.
5.6	If the Buyer defers Completion in accordance with clause 5.5(b) above, it shall specify in the written notice referred to in clause 5.5(b) any breach of obligation it considers to be a repudiatory breach.

5.7	The Buyer acknowledges that it shall not be entitled to rescind or repudiate this Agreement except the Buyer shall be entitled to rescind this Agreement where there has been a repudiatory breach by the ODL Sellers, notice has been given in accordance with clause 5.5(b) and such repudiatory breach has not been remedied by the date of Completion as deferred in accordance with clause 5.5(b).

6	THE ODL WARRANTIES

6.1	The ODL Management Sellers and the C-Corp Sellers warrant to the Buyer at Signing in the terms set out in Schedule 8.

6.2	Any liability for breach of the ODL Warranties shall be borne solely through the Waterfall Payments Mechanism and none of the ODL Sellers shall have any personal liability whatsoever for any breach of the ODL Warranties.

6.3	In accordance with the terms therein the provisions of Schedule 9 shall apply to limit the liability arising under the ODL Warranties.

6.4	The ODL Warranties are given subject to matters Disclosed. No other information of which the Buyer has actual, constructive or imputed knowledge shall modify or discharge the C-Corp’s liability under the ODL Warranties in any way and the provisions of section 6(2) of the Law of Property (Miscellaneous Provisions) Act 1994 are hereby excluded. The Buyer acknowledges and confirms that, as at the Signing Date, it has no actual knowledge of a breach of any of the ODL Warranties.

6.5	Each of the ODL Warranties is a separate warranty and shall not be restricted in its extent or application by the terms of any of the other ODL Warranties or by any other term of this Agreement.

6.6	Each of the ODL Management Sellers and C-Corp Sellers warrants to the Buyer that the ODL Warranties set out in Part 1 of Schedule 8 shall remain true and accurate at Completion as if any express or implied reference in Part 1 of Schedule 8 to the date of this Agreement were a reference to the Completion Date.

6.7	Each of the ODL Sellers undertakes that they shall as soon as reasonably practicable disclose to the Buyer in writing any matter which becomes known to him before Completion and which gives rise, or might give rise, to a claim under the ODL Warranties set out in Part 1 of Schedule 8.

6.8	The liability under the ODL Warranties shall not be reduced in consequence of:
(a)	any assignment pursuant to clause 25; or,

(b)	any subsequent sale or sub-sale by the Buyer of the Shares or any of them, or any Group Company, which shall be wholly disregarded for the purpose of calculating the amount of such liability.

6.9	The ODL Sellers hereby waive any right which any of them may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by any director, officer or employee of any Group Company for the purpose of assisting the C-Corp Sellers and the ODL Management Sellers to give any of the ODL Warranties or to prepare the Sellers’ Disclosure Letter.

7	REPRESENTATIONS AND WARRANTIES OF THE BUYER

7.1	The Buyer warrants to the C-Corp Sellers in the terms set out in Schedule 10.

7.2	The provisions of Schedule 11 shall apply to limit the liability of the Buyer under the Buyer’s Warranties.

7.3	Each of the Buyer’s Warranties are given subject to matters fairly disclosed in the Buyer’s Disclosure Letter in sufficient detail to enable the Sellers’ Representative to understand their nature and scope. The ODL Management Sellers and C-Corp Sellers acknowledge and confirm that, as at the Signing Date, they do not have actual knowledge of a breach of any of the Buyer’s Warranties.

7.4	Each of the Buyer’s Warranties is a separate warranty and shall not be restricted in its extent or application by the terms of any of the other Buyer’s Warranties or by any other term of this Agreement.

7.5	The Buyer warrants to the C-Corp Sellers that the Buyer’s Warranties set out in Part 1 of Schedule 10 shall remain true and accurate at Completion as if any express or implied reference in Part 1 of Schedule 10 to the date of this Agreement were a reference to the Completion Date.

7.6	The Buyer undertakes that it shall as soon as reasonably practicable disclose to the Sellers’ Representative in writing any matter which becomes known to it before Completion and which gives rise, or might give rise, to a claim under the Buyer’s Warranties set out in Part 1 of Schedule 10.

7.7	The Buyer’s liability under the Buyer’s Warranties shall not be reduced in consequence of:
(a)	any assignment pursuant to clause 25; or,

(b)	any subsequent sale or sub-sale by the Buyer of the Shares or any of them, or any Group Company, which shall be wholly disregarded for the purpose of calculating the amount of such liability.

8	INDEMNITIES

8.1	Any liability for breach of this clause 8 shall be borne by the C-Corp Sellers.

8.2	In accordance with the terms therein the provisions of Schedule 9 shall apply to limit the liability of the C-Corp Sellers under the Indemnities.

8.3	The C-Corp Sellers undertake to fully indemnify, keep indemnified and hold harmless on demand the Buyer and each Group Company solely through the Waterfall Payment Mechanism against all Losses which are suffered or incurred by any of them and which arise out of or in connection with:
(a)	the operations, conduct of business of ODL Securities (Canada) Limited and the sale of ODL Securities (Canada) Limited to 0869142 B.C. Ltd including pursuant to the terms of an agreement for the sale and purchase of the entire issued share capital of ODL Securities (Canada) Limited dated on or around 5 February 2010 between (1) ODL Group Limited, (2) 0869142 B.C. Ltd and (3) John Hodgins and Tim Hodgins provided that such indemnity shall only apply to the extent it exceeds the specific reserve for such matter in the 2010 Management Accounts;

(b)	a determination or order of any regulatory or governmental authority responsible for regulation of the conduct of investment business or financial services activity to impose upon any Group Company as a result of the operations of any Group Company prior to Signing a Financial Penalty upon any Group Company which individually or in the aggregate are in an amount exceeding US$100,000 in which event the whole of such Financial Penalty shall be payable and not just the excess;

(c)	notwithstanding Completion, any additional shortfall in Signing Net Assets as at the Signing Date from that shown in the Signing Report where such additional shortfall is greater than US$500,000, in which event the whole of such additional shortfall shall be payable and not just the excess;

(d)	any additional shortfall in Customer Assets less Customer Liabilities as at the Signing Date from that shown in the Signing Report where such additional shortfall is greater than US$500,000, in which event the whole of such additional shortfall shall be payable and not just the excess;

(e)	any and all breaches of Schedule 12;

(f)	any claim which is threatened or made by any shareholder, employee or officer of any Group Company against any Group Company, the Buyer or any Member of the Buyer Group or any shareholder, officer or employee thereof and relating in whole or in part to any fact, matter or circumstance existing prior to Completion or arising as a result of or in connection with Completion;

(g)	in the event that Testio Limited (or its successors or assigns) refuses or fails to relinquish, waive or otherwise surrender in a form acceptable to the Buyer any claim for payment or rebates of €1,055,000 prior to 31 December 2010;

(h)	any claim which is threatened or made by Testio Limited (or its successors or assigns) against any Group Company in relation to unpaid payments, fees, rebates (including Clause 8.3(g)) or otherwise and relating in whole or in part to any fact, matter or circumstance existing prior to Completion;

(i)	any claim which is threatened or made by FT Advisors Limited (or its successors or assigns) against any Group Company in relation to unpaid payments, fees or otherwise and relating in whole or in part to any fact, matter or circumstance existing prior to Completion;

(j)	the lease dated 29 December 2005 of the 8th Floor, 10 Lower Thames Street, London (“8th Floor Premises”) (being one of the Properties) made between (1) Express Newspapers and (2) ODL Securities Limited (“the 8th Floor Lease”) not having being registered at the Land Registry and any claim made or threatened by any party relating to the validity or enforceability of the 8th Floor Lease including (but not by way of limitation) all Losses which are suffered or incurred in the event the occupiers of the 8th Floor Premises are required to vacate the 8th Floor Premises and relocate to other premises;

(k)	the suspension and investigation of the following employees, Adrian McGrath and Greg Kallinikos and the following consultant, Anthony Paul Clements, whether occurring before or after Completion, any action taken against these individuals, whether taken before or after Completion, including but not limited to termination of the employment of Adrian McGrath and Greg Kallinikos or the termination of the consultancy agreement with Anthony Paul Clements and for any claims, proceedings, awards, fines, orders, demands, compensation, costs, expenses, liabilities, damages, actions, payments by way of settlement, penalties, tribunal awards and other liabilities (including legal and other professional fees and expenses on an indemnity basis) whenever or howsoever arising or brought by or in respect of these individuals and whether arising or brought before or after Completion; and

(l)	any and all of the contracts between a Group Company and a third party pursuant to which such third party may act as an appointed representative of a Group Company where such relationship is not, or has caused a Group Company to not be, fully compliant with Law including all requirements of the FSA from time, or such third party is in breach of contract, any action to terminate any such contract and for any claims, proceedings, awards, fines, orders, demands, compensation, costs, expenses, liabilities, damages, actions, payments by way of settlement, penalties, tribunal awards and other liabilities (including legal and other professional fees and expenses on an indemnity basis) whenever or howsoever arising or brought by or in respect of these appointed representatives and whether arising or brought before or after Completion.
9	CONDUCT OF EBT

9.1	The Buyer shall consult with the Sellers’ Representative in the event that:
(a)	the Buyer seeks to waive in whole or in part or materially amend the Trustee Facility Agreement; or

(b)	the Buyer seeks to assign, transfer or otherwise dispose of its interest under the Trustee Facility Agreement (whether as part of an internal re-organisation or otherwise);
it being the intention that the Sellers’ Representative shall be given the opportunity to present to the Buyer such structural proposals to the operation and management of the EBT Plan to find the most suitable and tax-efficient way of operating or winding down the EBT Plan to the reasonable satisfaction of the Buyer.

9.2	The timeframe for consultation shall be set by the Buyer in its sole discretion but acting reasonably taking into account the nature of the arrangement of the EBT Plan and the aims of the Buyer and any Group Company.

9.3	The Buyer shall promptly communicate to the Sellers’ Representative its conclusions on how it intends to proceed.

9.4	At any time the Buyer shall have the right (but not the obligation) to require that the C-Corp Sellers acquire all of the Buyer’s and each Group Company’s right, title and interest in the EBT Plan including but not limited to the Trustee Facility Agreement and assume all obligations thereunder or in connection therewith (including any current of future liability for Tax in connection with the EBT Plan) to such person(s) as the Sellers’ Representative notifies on the following basis:
(a)	the transfers shall be for nil consideration save that any liability of the Buyer and/ or any Group Company for Tax in connection with the EBT Plan (including its transfer) shall be discharged in full by the C-Corp Sellers on transfer, whether the same is due or not and provided that the Buyer and each Group Company shall continue to be indemnified in respect of the EBT Plan in accordance with the Tax Deed and Clause 8; and

(b)	all costs associated with effecting such transfer shall be for the account of the C-Corp Sellers.
9.5	In the event of rebate or repayment by HMRC of the S419 Payment which is received by the Group in whole or in part (a “S419 Rebate”) after the Final Claims Date and provided that there are no actual or contingent liabilities of the Buyer or any Group Company in connection with the EBT Plan which have not otherwise been collateralised or secured pursuant to paragraph 40 of Schedule 6 then the Buyer shall promptly transfer an amount equal to such S419 Rebate to the Sellers’ Solicitors’ US$ Bank Account on behalf of the C-Corp Sellers.

9.6	In the event that Buyer is in material breach its obligation to consult under clause 9.1 then the Buyer shall thereafter not be entitled to claim indemnification for Tax under clause 3.1(e) of the Tax Deed in respect of the EBT Plan.

10	ANCILLARY AGREEMENTS ON SIGNING AND OTHER PRE-COMPLETION OBLIGATIONS

10.1	The White Label Agreement, Referring Broker Agreement and Omnibus Agreement have been executed by the UK Regulated Company on or before the date of this Agreement.

10.2	The ODL Management Sellers and the C-Corp Sellers undertake to the Buyer to co-operate fully in assisting with the transfer of the ODL Group’s trading book to the Buyer at Signing.

11	POST-COMPLETION OBLIGATIONS

11.1	Each of the ODL Management Sellers undertakes (in respect of themselves only) and the C-Corp Sellers undertake to the Buyer that -

(a)	as soon as is practicable after Completion they shall use their best endeavours to obtain the release of each Group Company from any guarantee, indemnity or security given by such Group Company in connection with any liability of them or any Connected Person (including in connection with the EBT Plan) of any of any of them and they shall give any further guarantee, indemnity, security or similar obligation which may be required as a condition for such release;

(b)	from Completion until such release is obtained they shall not and it shall procure that each Connected Person of them shall not do or omit to do any act or thing whereby the liability of any Group Company in respect of such guarantee, indemnity or security is increased or extended; and

(c)	they shall fully indemnify, keep indemnified and hold harmless on demand the Buyer and each Group Company against all Losses which may be suffered or incurred by any of them and which arise out of or in connection with any such guarantee, indemnity or security.
11.2	As soon as practicable after Completion the ODL Management Sellers and C-Corp Sellers shall send to the Buyer (at such office as it shall specify for the purpose) all records, correspondence, documents, files, memoranda and other papers relating to the ODL Group not required to be delivered at Completion and which are not kept at the Properties.

11.3	The ODL Management Sellers and C-Corp Sellers undertake to the Buyer that they shall promptly upon demand provide all information as may be reasonably requested by the Buyer from time to time in order for the Buyer to assess and comply with its obligations to make withholdings in respect of Tax from amounts payable in respect of the Buyer Direct Consideration and Buyer Indirect Consideration.

12	RESTRICTIVE COVENANTS

In consideration of the obligation to purchase the Shares on the terms and subject to the conditions of this Agreement, the Restricted Shareholders shall deliver a duly executed Restrictive Covenant on Signing to the Buyer.

13	SELLERS’ REPRESENTATIVE

13.1	Each of the ODL Sellers hereby appoint the Sellers’ Representative as its agent with power on its behalf to take any action required, permitted or, in the absolute discretion of the Sellers’ Representative, desirable or expedient pursuant to or in connection with this Agreement, including power to -
(a)	sign the Buyer’s Disclosure Letter by way of receipt on behalf of each of the ODL Sellers;

(b)	give any consent, direction or notice to be given by all or any of the ODL Sellers under or in connection with this Agreement, the Tax Deed and any other document referred to in, or entered into pursuant to or in connection with, this Agreement and which shall be given in writing specifying that such consent, direction or notice is given in his capacity as Sellers’ Representative under this Agreement (and any notice or other communication so given shall be deemed to have been given to all the ODL Sellers);

(c)	receive all demands, notices or other communications directed to the ODL Sellers under or in connection with this Agreement, the Tax Deed and any other document referred to in, or entered into pursuant to or in connection with, this Agreement;

(d)	vary, amend or waive any provisions of this Agreement, the Tax Deed and any other document referred to in, or entered into pursuant to or in connection with, this Agreement.
13.2	Subject to clauses 13.3 and 13.4 below, the appointment of the Sellers’ Representative shall be irrevocable until the date on which any claim made by the Buyer under this Agreement, the Tax Deed and any other document referred to in, or entered into pursuant to or in connection with, this Agreement shall have been finally satisfied, settled or withdrawn, at which date such appointment shall automatically terminate, and from Completion until such time the Buyer and all other persons may conclusively and absolutely rely, without inquiry, upon any action of the Sellers’ Representative in accordance with this clause as the act of the ODL Sellers in all matters referred to in clause 13.1.

13.3	The ODL Sellers acknowledge and agree that the C-Corp Sellers shall have the sole right to appoint and remove the Sellers Representative. C-Corp Sellers shall be entitled at any time, by sending a joint written notice to the Buyer in advance of any such termination, to terminate the appointment of the person at that time appointed as the Sellers’ Representative and to appoint any other person to act as the Sellers’ Representative in his place provided that such person agrees in writing to accept such appointment in accordance with the terms of this Agreement.

13.4	In the event of the death or incapacity of the Sellers’ Representative, the C-Corp Sellers shall within 14 days thereafter by joint written notice to the Buyer appoint an ODL Seller as his successor who shall agree in writing to accept such appointment in accordance with the terms of this Agreement.

13.5	Save in respect of fraud or dishonesty, the Sellers’ Representative shall not be liable to the other ODL Shareholders for any claims whatsoever arising from any act it may do pursuant to this clause.

13.6	The first Sellers’ Representative shall be Giles Elliott who agrees to act as Sellers’ Representative upon the terms and conditions set out in this clause and in accordance with this Agreement.

14	SERVICE OF NOTICES

14.1	Any notice or other communication to be given or served under or in connection with this Agreement shall be in writing and shall be delivered by hand to the party due to receive the notice at the following address -
(i)	in the case of the ODL Sellers (or any of them), to the Sellers’ Representative to Barelands Farm, Bells Yew Green, Tunbridge Wells, Kent TN3 9BD marked for the attention of Giles Elliott; and

(ii)	in the case of the Buyer, to Forex Capital Markets, LLC, Financial Square, 32 Old Slip, 10th Floor, New York, New York 10005 marked for the attention of Drew Niv, CEO, with copies to Forex Capital Markets, LLC, Financial Square, 32 Old Slip, 10th Floor, New York, New York 10005 marked for the attention of David Sassoon, General Counsel, and Reed Smith LLP, The Broadgate Tower, 20 Primrose Street, London EC2R 2AS marked for the attention of Robert Falkner;
or at such other address as may previously by notice given in accordance with this clause have been specified by that party.

14.2	A notice is deemed to be given or served at the time it is delivered by hand at the address for service under this clause provided that where this occurs after 5.00pm on a Business Day, or on a day which is not a Business Day, the date of service shall be deemed to be the next Business Day.

14.3	Any notice under or in connection with this Agreement shall not be validly given or served if sent by e-mail, facsimile or any other form of electronic communication.

15	ANNOUNCEMENTS

Except insofar as is required by law or the requirements of the FSA or other regulatory or governmental body and then after consultation with the other party, no announcement of the sale and purchase of the Shares or the terms of this Agreement shall be made by either party to any person without the consent of the other party and pending any announcement each party shall use its best endeavours to keep the existence of this Agreement and its terms confidential.

16	COSTS

16.1	Save as set out herein (including under Schedule 6) or otherwise agreed in writing by them, the parties shall pay their own costs and expenses in connection with and incidental to this Agreement.

17	CURRENCY CONVERSION

17.1	Any payment to be made under or pursuant to this Agreement shall, unless otherwise specified to the contrary or agreed in advance by the payee, be paid in US$ and to the extent necessary any other currency shall be converted into US$ at the Conversion Rate prevailing on the day immediately preceding the date on which payment is due or, where the payment is to be made in respect of any claim for any breach of this Agreement, at the Conversion Rate prevailing on the date on which the parties agree that the payment is to be made or on the relevant judgment date.

17.2	Where any calculation to be made under or pursuant to this Agreement requires the base currency to be converted in US$ or GBP, the parties shall adopt the Conversion Rate prevailing on the day immediately preceding the date on which the calculation is required to be performed.

18	GROSS-UP

All amounts due under a Buyer Claim, Indemnity Claim or Warranty Claim shall be paid in full and if any or all of the parties liable under such Buyer Claim, Indemnity Claim or Warranty Claim is required by law to make any deduction or withholding the sum due from such party shall be increased to the extent necessary to ensure that, after making such deduction or withholding, the recipient receives and retains (free of any liability in respect of any such deduction or withholding) a net sum equal to the sum it would have received and retained had no deduction or withholding then been required to be made.

19	INTEREST ON LATE PAYMENTS

If any party fails to pay a sum payable by it on the due date for payment under this Agreement, it shall pay interest on the overdue sum for the period from and including the due date of payment up to the date of actual payment (after as well as before judgment) at the Interest Rate. Such interest shall accrue from day to day and shall be paid on demand. Unpaid interest shall compound monthly.

20	NO SET-OFF

All payments to be made under this Agreement and the LLC Agreement shall be made in full without any set-off or counterclaim and free from any deduction or withholding except as may be required by law or otherwise specified in this Agreement or the LLC Agreement.

21	ENTIRE AGREEMENT AND MODIFICATION

This Agreement together with any documents referred to in it constitutes the whole agreement of the parties in relation to its subject matter and supersedes any previous agreement, representations, warranties or arrangements (whether in writing or oral) between them in relation to that matter; and no modification of this Agreement shall be effective unless it is made in writing and signed on behalf of each party.

22	WAIVER

The exercise, or partial exercise, of or any delay or omission in exercising any right conferred by this Agreement on any party shall not constitute a waiver of that or any other right or remedy available to that party nor affect the right to exercise that right or remedy at a later time and the rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

23	EFFECT OF COMPLETION

The ODL Warranties, and all other provisions of this Agreement insofar as they have not been performed at Completion, shall not be extinguished or affected by and shall remain in full force and effect notwithstanding Completion.

24	THIRD PARTY RIGHTS

24.1	No term of this Agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 or otherwise by any person other than the parties to this Agreement -
(a)	save that any person mentioned in clauses 6.9, 8, 9.4 and 11.1 of this Agreement may enforce the terms of that clause in accordance with that Act;

(b)	save as expressly provided in the Tax Deed; and

(c)	to the extent, if any, that any other provision of this Agreement otherwise expressly provides for that Act to apply to any of its terms.
24.2	Notwithstanding that any term of this Agreement may be or become enforceable by a person who is not a party to it, the terms of this Agreement or any of them may be varied, amended or modified or this Agreement may be suspended, cancelled or terminated without the consent of any third party.

25	ASSIGNMENT

25.1	Subject to clause 25.2, no party may assign or grant, or agree or purport to assign or grant, any Encumbrance over any of its rights under this Agreement, the Tax Deed and any other agreement referred to in this Agreement.

25.2	The Buyer may assign in whole or in part the benefit of this Agreement, the Tax Deed and any other agreement referred to in this Agreement and any such assignee may enforce any right or benefit assigned to it as if it had been named as the Buyer in this Agreement, the Tax Deed or any other agreement referred to in this Agreement, and may recover as if it had acquired the Shares for the consideration and on the other terms of this Agreement and had thereby sustained all diminutions of value, losses and expenses in consequence of such acquisition as have been sustained by the Buyer and any subsequent holder of the Shares, including itself, as if they were all one entity which had retained the ownership of the Shares throughout PROVIDED THAT the ODL Sellers’ liability under this Agreement shall not be greater than its liability had no assignment taken place.

26	SEVERANCE

If any provision of this Agreement is held by a Competent Authority to be invalid or unenforceable in whole or in part, this Agreement shall continue to be valid as to its other provisions and the remainder of the affected provision.

27	FURTHER ASSURANCE

The ODL Sellers shall from time to time and at all times after the Completion Date upon request by the Buyer do all such acts and execute all such documents as the Buyer may reasonably require for the purposes of vesting the full legal and beneficial ownership of the Shares of such ODL Seller in the Buyer (or such person as it shall direct) and giving to the Buyer the full benefit of this Agreement in relation to such ODL Seller’s Shares.

28	COUNTERPARTS

This Agreement may be executed in more than one counterpart and shall come into force once each party has executed such a counterpart in identical form and exchanged it with the other parties.

29	GOVERNING LAW AND JURISDICTION

This Agreement and any dispute or claim (whether contractual or otherwise) arising out of or in connection with it or its subject matter shall be governed by and construed in accordance with the laws of England and Wales, and the parties shall submit to the exclusive jurisdiction of the courts of England and Wales in relation to any such disputes or claims.

30	SERVICE OF PROCESS

30.1	Each of the ODL Sellers irrevocably appoints Giles Elliott of Barelands Farm, Bell Yew Green, Tunbridge Wells, Kent TN3 9BD as their process agent to receive on its behalf service of process in any proceedings in England. Such service shall be deemed completed on delivery to such process agent (whether or not it is forwarded to and received by the ODL Sellers). If for any reason such process agent ceases to be able to act as a process agent or no longer has an address in England, the ODL Sellers irrevocably agree to appoint a substitute process agent acceptable to the Buyer and to deliver to the Buyer a copy of the new process agent’s acceptance of that appointment within 14 days.

30.2	The Buyer irrevocably appoints Reed Smith LLP as its process agent to receive on its behalf at its registered office from time to time and marked for the attention of Robert Falkner/Richard Shine service of process in any proceedings in England. Such service shall be deemed completed on delivery to such process agent (whether or not it is forwarded to and received by the Buyer). If for any reason such process agent ceases to be able to act as a process agent or no longer has an address in England, the Buyer irrevocably agrees to appoint a substitute process agent acceptable to the ODL Sellers and to deliver to the Sellers’ Representative a copy of the new process agent’s acceptance of that appointment within 14 days.

30.3	The parties irrevocably consent to any process in any legal action or proceedings in connection with this Agreement being served on any or all of them in accordance with the provisions of this Agreement relating to the service of notices. Nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by law.

Executed and delivered as a deed by	)
BLUE FX HOLDINGS CORPORATION	)	/s/ Giles Elliott and Lorenzo Naldini

a company incorporated in Delaware		Name: Giles Elliott and Lorenzo Naldini
acting by an authorised signatory who in		Title: Directors
accordance with the laws of that territory
is acting under the authority of that company

Executed and delivered as a deed by	)
COWLEY CORPORATION	)	/s/ Giles Elliott and Lorenzo Naldini

a company incorporated in Delaware		Name: Giles Elliott and Lorenzo Naldini
acting by an authorised signatory who in		Title: Directors
accordance with the laws of that territory
is acting under the authority of that company

Executed and delivered as a deed	)
by GARDENPARTY LIMITED	)	/s/ Mark Dawson

a company incorporated in the Isle of Man		Name: Mark Dawson
acting by an authorised signatory who in		Title: Authorized Signatory
accordance with the laws of that territory
is acting under the authority of that company

Executed and delivered as a deed	)
GARRET GRAHAM WELLESLEY	)	/s/ Garret Graham Wellesley

Garret Graham Wellesley

in the presence of:

Witness Signature:	Richard Shine

Witness Name:	Richard Shine

Address:	Reed Smith LLP

London

Executed and delivered as a deed	)
LORENZO NALDINI	)	/s/ Lorenzo Naldini

Lorenzo Naldini

in the presence of:

Witness Signature:	Damien Clayton

Witness Name:	Damien Clayton

Address:	39A Great Percy Street

London

Executed and delivered as a deed	)
GILES ELLIOTT	)	/s/ Giles Elliott

Giles Elliott

in the presence of:

Witness Signature:	Richard Shine

Witness Name:	Richard Shine

Address:	Reed Smith LLP

London

Executed and delivered as a deed	)
by FXCM HOLDINGS, LLC	)	/s/ Dror Niv

a company incorporated in Delaware		Name: Dror Niv
acting by an authorised signatory who in		Title: Chief Executive Officer
accordance with the laws of that territory
is acting under the authority of that company

SCHEDULES TO 10.8
SCHEDULE 1 — THE ODL SELLERS
PART 1

						(5)
						C-CORP
				(3)	(4)	CONSIDERATION
				PROPORTIONAL	PROPORTIONAL	SHARES AND C-
(1)	(2)			ENTITLEMENT TO	RIGHT TO DIRECT	CORP
NAMES OF	NUMBER OF SHARES TO BE			BUYER LOAN	SHARE SALE BUYER	CONSIDERATION
THE SELLERS	SOLD			NOTES %	LOAN NOTES %	LOAN NOTES %
	Contingent
Name	Premium shares	Deferred shares	Ordinary shares
John Paul Thwaytes	34.349	21,343,509	16,866	4.566536588	4.566536588	4.566536588
Rebecca Morgan		9,129,582	18,675	0.571220752	0.571220752	0.571220752
William Newton	53,722	6,647,850	677	1.66392705	1.66392705	1.66392705
A D Mills-Thomas		4,926,240	13,474	0.41213539	0.41213539	0.41213539
Mrs M Newton			747	0.02284883	0.02284883	0.02284883
I Thurgood		708,840	12,450	0,380813834	0,380813834	0,380813834
B J Ould		2,428,272	10,295	0.314897865	0.314897865	0.314897865
S D Ashmore		1,793,880	11,843	0.362247248	0.362247248	0.362247248
D Ladlow		240,075	9,062	0.277183531	0.277183531	0.277183531
J Hughes		1,869,120	5,791	0.177131961	0.177131961	0.177131961
Mrs J W Hughes			5,792	0.177162548	0.177162548	0.177162548
P Churchyard		554,400	4,423	0.13528832	0.13528832	0.13528832
A Bibby		548,361	5,968	0.182545941	0.182545941	0.182545941
J Bateman		421,740	5,010	0.153243157	0.153243157	0.153243157
D Baker		353,430	69	0.002110535	0.002110535	0.002110535
B M Ould		297,000	2,608	0.79772087	0.79772087	0.79772087
M Willand		222,750	44	0.001345848	0.001345848	0.001345848
S Foster		173,448	771	0.023582929	0.023582929	0.023582929
Trustees of B J Ould’s Grandchildren		148,500	1,206	0.036888473	0.036888473	0.036888473
S Daniels		118,800	415	0.012693794	0.012693794	0.012693794
L W Thwaytes and D J Thwaytes		99,000	19	0.000581162	0.000581162	0.000581162
J Ould		74,250	456	0.01394788	0.01394788	0.01394788
M A Pople		74,250	456	0.01394788	0.01394788	0.01394788

						(5)
						C-CORP
				(3)	(4)	CONSIDERATION
				PROPORTIONAL	PROPORTIONAL	SHARES AND C-
(1)	(2)			ENTITLEMENT TO	RIGHT TO DIRECT	CORP
NAMES OF	NUMBER OF SHARES TO BE			BUYER LOAN	SHARE SALE BUYER	CONSIDERATION
THE SELLERS	SOLD			NOTES %	LOAN NOTES %	LOAN NOTES %
	Contingent
Name	Premium shares	Deferred shares	Ordinary shares
Frank Freeman		74,250	456	0.01394788	0.01394788	0.01394788
Clive Elms		69,300	16	0.000489399	0.000489399	0.000489399
P J Goddard		49,500	9	0.000275287	0.000275287	0.000275287
P D Ould		49,500	206	0.006301016	0.006301016	0.006301016
Philip Peake			9	0.000275287	0.000275287	0.000275287
Nick Phillips		29,700	104	0.003181095	0.003181095	0.003181095
James Huckett		24,750	103	0.003150508	0.003150508	0.003150508
Andrew Moreno		19,800	102	0.003119921	0.003119921	0.003119921
Eugenio Accongiagioco		9,900	2	0.000061175	0.000061175	0.000061175
George Cwanja		9,900	51	0.00155996	0.00155996	0.00155996
Daniel Ryan		4,950	26	0.000795274	0.000795274	0.000795274
Gardenparty Limited		145,244,781	1,669,713	51.07227388	51.07227388	51.07227388
Commerce House Trustees Limited (as trustees of the ODL Holdings Ltd Employee Benefit Trust			212,412	6.497142826	6.497142826	6.497142826
IFX Group Trust	104,528			3.197245661	3.197245661	3.197245661
Forexmax Ltd	69,685			2.131486911	2.131486911	2.131486911
Lorenzo Naidini	52,264		7,500	1.828028755	1.828028755	1.828028755
Graham Wellesley	52,264		7,500	1.828028755	1.828028755	1.828028755
Mrs P Thwaytes			32,080	0.981245607	0.981245607	0.981245607
Clairmont Trust		1,378,080	13,920	0.425777396	0.425777396	0.425777396
Anthony Clements		330,066	3,334	0.10197858	0.10197858	0.10197858
Michael Connor		329,967	6,339	0.193893887	0.193893887	0.193893887
Kevin Tye		329,967		0	0	0
Alex MacKinnon		99,000	9,500	0.290580837	0.290580837	0.290580837
Paul Groves		39,600	625	0.01911716	0.01911716	0.01911716
Raffaele Cioffi		39,600	700	0.02141122	0.02141122	0.02141122
Kieran Laird		39,600	400	0.012234983	0.012234983	0.012234983
Mike Wilkins		39,600	700	0.02141122	0.02141122	0.02141122
Craig Kirkwood		37,125	375	0.011470296	0.011470296	0.011470296
Patrick Littlehales		24,750	250	0.007646864	0.007646864	0.007646864
John Saunders		24,750	250	0.007646864	0.007646864	0.007646864
Angus Irvine		24,750	250	0.007646864	0.007646864	0.007646864

						(5)
						C-CORP
				(3)	(4)	CONSIDERATION
				PROPORTIONAL	PROPORTIONAL	SHARES AND C-
(1)	(2)			ENTITLEMENT TO	RIGHT TO DIRECT	CORP
NAMES OF	NUMBER OF SHARES TO BE			BUYER LOAN	SHARE SALE BUYER	CONSIDERATION
THE SELLERS	SOLD			NOTES %	LOAN NOTES %	LOAN NOTES %
	Contingent
Name	Premium shares	Deferred shares	Ordinary shares
Law Man Cheung		24,750	250	0.007646864	0.007646864	0.007646864
Wagas Mahmood		14,850	150	0.004588118	0.004588118	0.004588118
Gary Hopwood		4,950	45	0.001376436	0.001376436	0.001376436
Ross Newell		4,950	50	0.001529373	0.001529373	0.001529373
Dotty Investments			1,503	0.045972947	0.045972947	0.045972947
Maverick Group Holdings Ltd			6.,013	0.183922376	0.183922376	0.183922376
Gadsden Investments Ltd			30,066	0.919642469	0.919642469	0.919642469
Denzil How			2,000	0.061174913	0.061174913	0.061174913
Gary Brass			3,000	0.09176237	0.09176237	0.09176237
CMTC Nominees NV			15,000	0.458811849	0.458811849	0.458811849
Atkieselskabet Sydfyenske Holding			90,000	2.752871092	2.752871092	2.752871092
Frontpoint Financial Horizons Investments Ltd			87,051	2.662668682	2.662668682	2.662668682
Frontpoint Financial Services Fund LP			395,610	12.1007037	12.1007037	12.1007037
Ian Smellie			1,500	0.045881185	0.045881185	0.045881185
Testio Ltd			10,200	0.311992057	0.311992057	0.311992057
Rind Trading Ltd			550	0.016823101	0.016823101	0.016823101
Kyriacos Xenofontos			1,000	0.030587457	0.030587457	0.030587457
Mikalena Xenofontos			1,000	0.030587457	0.030587457	0.030587457
Creative Finance			90,198	2.758927408	2.758927408	2.758927408
Ralph Baber			300	0.009176237	0.009176237	0.009176237
Colin Laird			7,516	0.229895324	0.229895324	0.229895324
Alex Rushing			1,503	0.045972947	0.045972947	0.045972947
Kornhill Investments Holdings Limited			1,500	0.045881185	0.045881185	0.045881185
Timothy Glover			500	0.015293728	0.015293728	0.015293728
Sean park			2,500	0.076468641	0.076468641	0.076468641
Nicholas Rnjak			150	0.004588118	0.004588118	0.004588118
Galiano Derivatives & Options Ltd			1,503	0.045972947	0.045972947	0.045972947
Sandrine Park			2,500	0.076468641	0.076468641	0.076468641

						(5)
						C-CORP
				(3)	(4)	CONSIDERATION
				PROPORTIONAL	PROPORTIONAL	SHARES AND C-
(1)	(2)			ENTITLEMENT TO	RIGHT TO DIRECT	CORP
NAMES OF	NUMBER OF SHARES TO BE			BUYER LOAN	SHARE SALE BUYER	CONSIDERATION
THE SELLERS	SOLD			NOTES %	LOAN NOTES %	LOAN NOTES %
	Contingent
Name	Premium shares	Deferred shares	Ordinary shares
Alan Goodman			500	0.015293728	0.015293728	0.015293728
Valerie Goodman			500	0.015293728	0.015293728	0.015293728
Giles Elliott			1,503	0.045972947	0.045972947	0.045972947
Keith Holman			3,006	0.091945894	0.091945894	0.091945894
Leo Stefan			1,100	0.033646202	0.033646202	0.033646202
Kevin Wilson			1,504	0.046003535	0.046003535	0.046003535
Deborah Redman			300	0.009176237	0.009176237	0.009176237
Kevin Hart			300	0.009176237	0.009176237	0.009176237
Michael Stannard			901	0.027559298	0.027559298	0.027559298
Andrew Rowland			2,824	0.086378977	0.086378977	0.086378977
Joanne Noblet			395	0.012082045	0.012082045	0.012082045
David Holcombe			100	0.003058746	0.003058746	0.003058746
Patrick Shannon			266	0.008136263	0.008136263	0.008136263
Joe Everitt			266	0.008136263	0.008136263	0.008136263
Richard Stevens			744	0.022757068	0.022757068	0.022757068
Duncan Dobbin			601	0.018383061	0.018383061	0.018383061
Andrew Millie			120	0.003670495	0.003670495	0.003670495
David Eells			900	0.027528711	0.027528711	0.027528711
Ina Patrascu			100	0.003058746	0.003058746	0.003058746
Matthew Avery			300	0.009176237	0.009176237	0.009176237
Sanjeev Joshi			6,250	0.191171604	0.191171604	0.191171604
Mark Stears			700	0.02141122	0.02141122	0.02141122
Rock (Nominees) Ltd			6,339	0.193893887	0.193893887	0.193893887
David Allen			500	0.015293728	0.015293728	0.015293728
Brandon Klerk			30	0.000917624	0.000917624	0.000917624
Mohamed Mughal			300	0.009176237	0.009176237	0.009176237
Mark Coverdale			45	0.001376436	0.001376436	0.001376436
Brian King			100	0.003058746	0.003058746	0.003058746
Stephen Goodman			100	0.003058746	0.003058746	0.003058746
Sara Goodman			100	0.003058746	0.003058746	0.003058746
Kieran Price			100	0.003058746	0.003058746	0.003058746
Chris Faulkner			100	0.003058746	0.003058746	0.003058746
Maryke Faulkner			100	0.003058746	0.003058746	0.003058746
Dr Govind Naidu			751	0.02297118	0.02297118	0.02297118
Tony Kehoe			2,500	0.07646864	0.07646864	0.07646864
Chris Hossain			750	0.022940592	0.022940592	0.022940592

						(5)
						C-CORP
				(3)	(4)	CONSIDERATION
				PROPORTIONAL	PROPORTIONAL	SHARES AND C-
(1)	(2)			ENTITLEMENT TO	RIGHT TO DIRECT	CORP
NAMES OF	NUMBER OF SHARES TO BE			BUYER LOAN	SHARE SALE BUYER	CONSIDERATION
THE SELLERS	SOLD			NOTES %	LOAN NOTES %	LOAN NOTES %
	Contingent
Name	Premium shares	Deferred shares	Ordinary shares
Chris Laird			750	0.022940592	0.022940592	0.022940592
Adrian McGrath			5650	0.17281913	0.17281913	0.17281913
Deborah Reeves			5650	0.17281913	0.17281913	0.17281913
Stephen Van den Burg			2250	0.068821777	0.068821777	0.068821777
Secure Nominees Ltd A/c			5000	0.152937283	0.152937283	0.152937283
Andrew Turnbull			1000	0.030587457	0.030587457	0.030587457
TOTAL	366,812	200,545,983	2,902,502
Part 2

Blue FX Holdings Corporation	55%
Cowley Corporation	45%

SCHEDULE 2
PART 1 — THE COMPANY

1	Name	:	ODL Group Limited

2	Registered number	:	5021789

3	Registered office	:	The Northern and Shell Building, Eight Floor, 10 Lower Thames Street, London, Greater London, EC3R 6AD

4	Date and place of incorporation	:	England and Wales — 21 January 2004

5	Issued share capital	:	£2,038,152.97, which consists of 366,812 contingent Premium Shares, 200,545,983 Deferred Shares and 2,902,502 Ordinary Shares of £0.01 each

6	Directors	:	Giles Roderick McGregor Elliott
Lorenzo Naldini
Sean Maclise Park
Steven Robert Reeves
John Paul Thwaytes
Garret Graham Wellesley

7	Secretary	:	Jeremy Gordon Clivaz

8	Auditors	:	Ernst & Young LLP

9	Accounting reference date	:	31 December

10	Outstanding mortgages/charges	:	None

SCHEDULE 2
PART 2 -THE COMPANY’S SUBSIDIARIES

1	Name	:	ODL Securities Limited

2	Registered number	:	02926252

3	Registered office	:	The Northern and Shell Building, Eight Floor, 10 Lower Thames Street, London, Greater London, EC3R 6AD

4	Date and place of incorporation	:	England and Wales – 5 May 1994

5	Issued share capital	:	12,141,600 ordinary shares

6	Registered and beneficial shareholders	:	ODL Group Limited

7	Directors	:	Garret Graham Wellesley
Giles Elliott
Lorenzo Naldini
Alex Mackinnon
Sean Park
Steven Robert Reeves

8	Secretary	:	Steven Robert Reeves

9	Auditors	:	Ernst & Young LLP

10	Accounting reference date	:	31 December

11	Outstanding Encumbrances	:	2 outstanding charges:

(i) one in favour of Express Newspapers Limited relating to a rent deposit in respect of the premises occupied by the ODL Group at 10 Lower Thames Street, London dated 29 December 2005; and

(ii) one in favour of Royal Bank of Scotland in relation to an overdraft facility used by the ODL Group.

1	Name	:	ODL IT Services Limited

2	Registered number	:	06311285

3	Registered office	:	The Northern and Shell Building, Eight Floor, 10 Lower Thames Street, London, Greater London, EC3R 6AD

4	Date and place of incorporation	:	England and Wales — 12 July 2007

5	Issued share capital	:	2 ordinary shares

6	Registered and beneficial shareholders	:	ODL Group Limited

7	Directors	:	Steven Robert Reeves

8	Secretary	:	Joseph McCaughran

9	Auditors	:	Ernst & Young LLP

10	Accounting reference date	:	31 December

11	Outstanding Encumbrances	:	None

12	Name	:	ODL Australia PTY Ltd.

13	Registered number	:	120 189 424

14	Registered office	:	22 Louise Street, Nedlands, WA 6009

15	Date and place of incorporation	:	14 June 2006, Australia

16	Issued share capital	:	100 ordinary shares

17	Registered and beneficial shareholders	:	ODL Group Limited

18	Directors	:	Goran Drape and Adrian McGrath

19	Secretary	:	Thomas Lee

20	Auditors	:

21	Accounting reference date	:

22	Outstanding Encumbrances	:	None

1	Name	:	ODL Securities K. K. (Japan)

2	Registered number	:	0104-01-068291

3	Registered office	:	4-7-14 Akasaka, Minato-ku, Tokyo 107-0052, Japan

4	Date and place of incorporation	:	Japan

5	Authorised share capital	:	20,000 ordinary shares

6	Issued share capital	:	17,000 ordinary shares

7	Registered and beneficial shareholders	:	ODL Group Limited

8	Directors	:	Giles Elliott, Alex Mackinnon, Ian Williams, Eiji Itoh, Takeshi Hosaka (in addition to one statutory auditor – Adrian McGrath)

9	Secretary	:	Takeshi Hosaka

10	Auditors	:	Ernst & Young

11	Accounting reference date	:	31 March

12	Outstanding Encumbrances	:	None

1	Name	:	ODL Securities Inc.

2	Registered number	:	3646496

3	Registered office	:	16192 Coastal Highway, Lewes, DE 19958, USA

4	Date and place of incorporation	:	10 April 2003, Delaware, USA

5	Issued share capital	:	35,000 shares of common stock, par value of US$1.00 each

6	Registered and beneficial shareholders	:	ODL Group Limited

7	Directors	:	None

8	Secretary	:	None

9	Auditors	:

10	Accounting reference date	:

11	Outstanding Encumbrances	:	None

1	Name	:	ODL Nominees Limited.

2	Registered number	:	04027520

3	Registered office	:	The Northern and Shell Building, Eight Floor, 10 Lower Thames Street, London, Greater London, EC3R 6AD

4	Date and place of incorporation	:	England and Wales — 5 July 2000

5	Issued share capital	:	2 ordinary shares

6	Registered and beneficial shareholders	:	ODL Securities Limited

7	Directors	:	John McKinnon
Lorenzo Naldini
Steven Robert Reeves

8	Secretary	:	Charles Huntley/Joseph McCoughran

9	Auditors	:	Ernst & Young LLP

10	Accounting reference date	:	31 December

11	Outstanding Encumbrances	:	None

SCHEDULE 3

THE PROPERTIES

(1)	(2)	(3)	(4)	(5)
DESCRIPTION OF THE PROPERTY	LEASE	OWNING GROUP COMPANY	USE	RENT
5th Floor The Northern and Shell Building Eight Floor 10 Lower Thames Street London EC3R 6AD, United Kingdon	Lease Expires 29th November 2010 and notice has been served	ODL Securities Limited	General Office	Costs (Per Annum unless specified)
•      Rent £237,437.50
•      Car Parking £5,000
•      Maintenance Agreement £9,000
•      Electricity Circa £21,400
•      Rates £7,607.29
•      Service Charge £116,848
•      Insurance Rental £4,704

8th Floor The Northern and Shell Building Eight Floor 10 Lower Thames Street London EC3R 6AD, United Kingdon	Lease Expires 29th November 2015	ODL Securities Limited	General Office Use	Costs (Per Annum unless specified) • Rent £369,265 • Additional Works £34,000 • Car Parking £2,500 • Maintenance Agreement £21,533 • Electricity Circa £100,000

(1)	(2)	(3)	(4)	(5)
DESCRIPTION OF THE PROPERTY	LEASE	OWNING GROUP COMPANY	USE	RENT
• Rates £91,287.50 • Service Charge £181,792 • Insurance Rental £7,826.97

Unit 5A, Charlotte Mews, Staple Gardens, Winchester, SO23 8SR Winchester	Lease Expires 24th November 2015	ODL Securities Limited	General Office Use	Costs (Per Annum unless specified) • Rent £12,861 • Rates £3,163 • Office Cleaning £1,637 • Electricity £3,693

Akasaka Shinko Building SF 407014 Akasaka Minato-ku Tokyo 107-0052 Japan	2 Years (July 1 2010 — June 30 2012)	ODL Japan	General Office Use	Costs (Per Annum unless specified) Rent JPY 1,271,600 Common Space JPY 224,400 Total JPY 1,496,000

SCHEDULE 4
PART 1 — THE COMPANY INTELLECTUAL PROPERTY
     See Tabs M5 and M6 of the Sellers’ Disclosure Documents
PART 2 — THE IP LICENCES
Products license by Trader Team Systems to the ODL Group
1.	eMBus

This is an enterprise publish and subscribe messaging system which allows multiple components to subscribe to (receive) and/or to publish (Send) messages between one another. At ODL it is deployed as a central part of the trading and backoffice systems. A copy of the source code for eMBus has been supplied and verified to the escrow agent NCC Group (St Martins House, St Martins Walk, Surrey, RH4 1UW).

2.	eMFix

This is a FIX engine which has been integrated to work with eMBus. It handles a Fix session with a third party. It has been conformed to many organisations within the city. ODL have a small number of customers who use this to get real time trade confirmations.

3.	Gain

This is a piece of software supplied by Trade Team Systems as agents and it acts as an interface between Exchange Data International (EDI) and ODL backoffice systems. It essentially connects to EDI and collects various files containing static data for underlying securities and processes and subsequently updates the backoffice with new stocks, details of corporate actions etc.

Other IP Licenses

4.	Oracle Licence details of which are provided at Tab P53 of the Sellers’ Disclosure Documents

SCHEDULE 5
PART A: SELLERS’ OBLIGATIONS ON COMPLETION
1	In so far as it is able, or directly responsible, each of the ODL Sellers shall do or procure that:
(a)	such amendments are made by each Group Company to its constitutional documents as the Buyer may require by notice in writing with the proposed amendments not less than five Business Days prior to the Completion Date;

(b)	such changes are made (by way of resignation or appointment) in the offices of directors, secretary and auditor of each Group Company as the Buyer may require by notice in writing with the proposed changes not less than five Business Days prior to the Completion Date;

(c)	with respect to the operation of each bank account of each Group Company such changes are made to the mandates as the Buyer may require by notice in writing with the proposed changes not less than five Business Days prior to the Completion Date;

(d)	to the extent the individual ODL Seller is liable, pay to the Company all premiums in respect of the Contingent Premium Shares;

(e)	all moneys owing at Completion to, or by, a Group Company by, or to the each of the ODL Shareholders and each of their Connected Persons are repaid save to the extent that such amounts are owed;
(i)	to or by a ODL Shareholder in his capacity as an employee of any Group Company and subject to written approval by the Buyer;

(ii)	by the EBT Trustee in respect of the Trustee Facility Agreement;
(f)	each of the C-Corp Sellers issues a class of non-voting stock with an estimated value of the lesser of: (i) 1% of the equity capitalisation of such C-Corp Seller; and (ii) $250,000 in the aggregate between the C-Corp Sellers, to be appropriately apportioned between the C-Corp Sellers based on their relative asset value, in respect of which the ODL Shareholders shall be under a binding commitment to sell the entire class of non-voting stock or to transfer it in exchange for services, in either event to one or more persons who are not ODL Shareholders; and

(g)	the registration of the Buyer or its nominee as the holder of the Shares is approved (subject only to properly stamped transfers being lodged for registration).

2	The C-Corp Sellers and/or the ODL Shareholders (as the case may be) shall deliver to the Buyer -
(a)	transfers of the Direct Sale Shares duly executed by the registered holder(s) in favour of the Buyer (or such other person as it may nominate);

(b)	transfers of the Indirect Sale Shares duly executed by the registered holder(s) in favour of the C-Corp Sellers;

(c)	transfers of the Indirect Sale Shares duly executed by the C-Corp Sellers in favour of the Buyer (or such other person as it may nominate)

(d)	the 8th Floor Licence duly executed by the UK Regulated Company;

(e)	the certificates for the Direct Sale Shares and Indirect Sale Shares or an indemnity in the agreed form for any lost certificates;

(f)	any Consent which may be required to vest in the Buyer the full beneficial ownership of the Direct Sale Shares and Indirect Sale Shares or to enable it or its nominee to be registered as the holder of the Direct Sale Shares and Indirect Sale Shares;

(g)	the Japanese Term Sheet duly executed by the parties thereto;

(h)	the Service Agreements duly executed by the parties thereto;

(i)	the Tax Deed duly executed by the C-Corp Sellers as a deed;

(j)	any power of attorney under which any document to be delivered by the C-Corp Sellers or the ODL Shareholders under this Schedule has been executed;

(k)	Restrictive Covenants duly executed as deeds by each of Garret Graham Wellesley, Lorenzo Naldini, Alex Mackinnon and Chris Laird;

(l)	each Deed of Amendment to the Employee Facility Agreement and Deed of Amendment to Employee Share Acquisition Agreement duly executed as deeds by the parties thereto;

(m)	Deeds of Adherence duly executed as deeds by each of the Adhering ODL Sellers pursuant to which each of the Adhering ODL Sellers agrees to be bound by the terms and conditions of this Agreement;

(n)	the CPS Loans and CPS Pledges duly executed by each of Forexmax Limited, IFX Group Trust, Lorenzo Naldini and Garret Graham Wellesley;

(o)	a power of attorney in the agreed form executed by each registered holder of the Direct Sale Shares and Indirect Sale Shares in favour of the Buyer or its nominee authorising it to attend and vote at general meetings of the Company and exercise all powers and benefit from all rights in connection with the Shares;

(p)	the certificates for all the issued shares in each Group Company (other than the Company) or an indemnity in the agreed form for any lost certificates and transfers of any such shares which are not held in the name of the Company or another Group Company duly executed by the registered holder in favour of such person as the Buyer may nominate;

(q)	the certificate of incorporation, any certificates of incorporation on change of name and common seal (if any) of each Group Company and, in relation to any Group Company incorporated outside the U.K., the documents and things as are reasonably equivalent or analogous thereto;

(r)	the statutory books, records and registers of each Group Company duly made up to date and re-constituted as necessary (including signed minutes in the agreed form recording the implementation of the matters specified in paragraph 1 of this Schedule and authorising the execution of all documents to be entered into by it pursuant to this Agreement and the performance by it of its obligations thereunder) and, in relation to any Group Company incorporated outside the U.K., the documents and things as are reasonably equivalent or analogous thereto;

(s)	letters of resignation in the agreed form duly executed by each of the individuals named as a director of the Group Companies (other than Giles Elliott, Garret Graham Wellesley and Lorenzo Naldini) resigning as a director of the Group Companies;

(t)	in the case of every auditor of a Group Company resigning in accordance with paragraph 1(b), a written notice of resignation containing a negative statement under section 519(2) of the Companies Act 2006 and an acknowledgement that it has no claim against the relevant Group Company for compensation for loss of office or for professional fees or otherwise

(u)	a Land Registry official copy of the registered title (including title plan) for the 8th Floor Lease;

(v)	the original counterparts of the leases relating to the Properties;

(w)	written confirmation from the relevant bank showing the balance standing to the credit or debit of each bank account maintained by each Group Company at the close of business on the last Business Day before Completion; and

(x)	an acknowledgement by deed in the agreed form executed by each of the Gardenparty, the C-Corp Sellers and the ODL Management Sellers confirming that neither they nor any Connected Person of them has any claim against any Group Company and that there is no agreement or arrangement under which any Group Company has any actual, contingent or prospective obligation to any such person.
PART B: BUYER’S OBLIGATIONS ON COMPLETION
3	The Buyer shall deliver to the Sellers’ Solicitors:
(a)	the Tax Deed duly executed by the Buyer;

(b)	the Buyer Loan Note Instrument duly executed by the Buyer;

(c)	loan note certificates for each of the Buyer Loan Notes to be issued to the C-Corp Sellers in respect of the Buyer Loan Note Consideration duly executed by the Buyer;

(d)	the 8th Floor Licence duly executed by FXCM UK;

(e)	the CPS Loans and CPS Pledges duly executed by the Buyer; and

(f)	any power of attorney under which any document to be delivered by the Buyer under this Schedule has been executed.

SCHEDULE 6
FINANCIAL ADJUSTMENTS
PART 1 — GENERAL
INTERPRETATION
1	In this Schedule, unless the context otherwise requires -

‘30 Day VCR ODL’ means the mean average variable capital requirement of the ODL Group for the consecutive period of 30 days ending on the Signing Date, ascertained in accordance with the Accounts Standard;

‘30 Day VCR FXCM’ means the mean average variable capital requirement of FXCM UK for the consecutive period of 30 days ending on the Signing Date, ascertained in accordance with the Accounts Standard;

‘Acting in Concert’ has the meaning given to it in The City Code on Takeovers and Mergers published by the Panel on Takeovers and Mergers (as amended from time to time);

‘Adjustments Payment’ shall have the meaning given to such term in paragraph 16 below;

‘Agreed Estimates’ shall have the meaning given to such term in paragraph 41 below;

‘Asset Sale’ means the disposal by the Buyer (or any successor corporation thereto) of all or substantially all of its undertaking and assets;

‘Claims Expiry Date’ means 1 June 2011 (or if such day is not a Business Day, the first Business Day thereafter);

“Collateral” means any monies or assets received from clients as security against Customer Liabilities;

‘Consolidated ICAAP Determination’ means the FSA written determination in response to the Consolidated ICAAP Report stating the aggregate Minimum Regulatory Capital for the UK Regulated Company and FXCM UK;

‘Consolidated ICAAP Report’ means the written report in the agreed form setting out the results of the internal capital adequacy assessment process in respect of the combined UK businesses of FXCM UK and the UK Regulated Company following Completion and the consummation of the transactions envisaged by this Agreement;

‘Contingency Fund’ means the amount calculated pursuant to paragraph 14 of this Schedule 6 which are to be used to satisfy any Settlement Amount pursuant to the Waterfall Payment Mechanism;

‘Controlling Interest’ means the record or beneficial ownership of equity securities (or securities convertible into or exercisable or exchangeable therefor) of Buyer (or any Corporation) representing at least a majority of the voting power of Buyer (or such Corporation) or the right to control, by contract or otherwise, the election of at least a majority of the members of the Board of Directors of Buyer (or such Corporation);

‘Conversion Event’ means the conversion by Buyer (or any successor thereto) into a corporation, whether by statutory conversion, merger or other transaction, after giving effect to which the holder(s) of a Controlling Interest in Buyer continue(s) to hold a Controlling Interest in such corporation;

‘Converted Current Assets’ means those Eligible Receivables which have been converted to cash since the Signing Date but prior to the Claims Expiry Date;

‘Corporation’ means any corporation that results from a Conversion Event;

‘Customer Assets’ means cash or marketable securities which can be converted into cash in one day with no diminution in value which, in the course of carrying on its investment business, the ODL Group holds to meet Customer Liabilities on behalf of clients as shown in the Signing Report and which for the avoidance of doubt shall not be subsequently adjusted upwards and which shall not include customer debit balances

‘Customer Liabilities’ means the aggregate amount of (i) Collateral which ODL Group would be liable to pay clients; and (ii) and the credit balances (excluding collateral) in client accounts, which in either case (i) or (ii) ODL Group would be liable to pay to clients when the accounts are closed;

‘Distribution’ means a distribution of Net Cash Flow pursuant to section 9.4(a) of the LLC Agreement;

‘E&Y’ means Ernst & Young LLP of Becket House, 1 Lambeth Palace Road, London, SE1 7EU, United Kingdom;

‘Eligible Receivables’ means the list to be delivered to the Sellers’ Representative by the Buyer prior to Completion of receivables which the Buyer has designated as doubtful or unlikely to be collected;

‘Escrow Account’ means a segregated US$ denominated interest bearing bank account opened specifically for the purpose of paragraph 20 in the joint names of the Escrow Agents;

‘Escrow Agents’ shall mean the two escrow agents selected in one case by the Buyer and in the other case by the Sellers’ Representative for the purpose of administering the Escrow Account;

‘FXCM Liquidity Event’ means any of (a) Qualifying IPO (b) Share Sale (c) Conversion Event or (d) Asset Sale;

‘Group Reorganisation Statement’ means a statement prepared by E&Y in accordance with the Accounts Standard setting out: (i) the Net Intercompany Balance, (ii) Post-Reorganisation Regulatory Capital;

‘Interim Cash Consideration’ means an amount equal to the LLC EBITDA Per Trading Day multiplied by the number of Trading Days from (but excluding) the Signing Date up to and including the Completion Date;

‘IPO’ means the admission of all or any of the shares or securities representing those shares of the Buyer (or any Corporation) (including without limitation American depositary receipts, American depositary shares and/or other instruments) to or the grant of permission by any like authority for the same to be traded or quoted on the New York Stock Exchange or Nasdaq or on the Official List of the United Kingdom Listing Authority or on the AIM Market operated by the London Stock Exchange Plc or any other recognised investment exchange (as defined in section 285 of the Financial Services and Markets Act 2000);

‘LLC EBITDA Per Trading Day’ means US$ 13,015;

‘Minimum Regulatory Capital’ means the monetary value, in GBP, of Regulatory Capital required to be held pursuant to applicable Law or the requirements of any Competent Authority;

‘Net Allocated Income’ means amounts of Net Cash Flow otherwise distributable to each of the C-Corp Sellers in respect of their respective membership interests in the Buyer from time to time pursuant to Section 9.4(a) of the LLC Agreement (and excluding in all respects any amounts paid or payable pursuant to Section 9.4(c) of the LLC Agreement);

‘Net Assets’ means total assets less total liabilities of the ODL Group calculated in accordance with the Accounts Standards;

‘Net Cash Flow’ shall have the meaning given to such term in the LLC Agreement;

‘Net Intercompany Balance’ means the sum total of amounts which would be owed by each Group Company to each other Group Company if all intercompany balances existing at the Signing Date were netted and set off against each other;

‘ODL Regulatory Capital Statement’ means the statement setting out, in each case as at the Signing Date the Regulatory Capital and 30 Day VCR ODL of the ODL Group;

‘Post-Reorganisation Regulatory Capital’ means the monetary value, in GBP, of Regulatory Capital which would have been held for the credit of the ODL Group at the Signing Date if, on such date (ignoring the professional fees of liquidation and property and staff termination costs) (i) all subsidiary undertakings of the Company (other than the UK Regulated Company) were liquidated (ii) the assets and liabilities of the Company had been transferred to the UK Regulated Company, and (iii) the Company was liquidated;

‘Qualifying IPO’ means the legal completion of an IPO;

‘Regulatory Capital’ means the monetary value in GBP of the consolidated capital resources of the ODL Group using the calculation of capital resources in GENPRU 2 Annex 4 R (Capital resources table for a BIPRU investment firm deducting material holdings) as required by the FSA’s group risk consolidation rules in BIPRU Chapter 8 and as ascertained in accordance with Accounts Standard;

‘Regulatory Capital Statement’ means a statement prepared in accordance with the Accounts Standard setting out the Signing Regulatory Capital, 30 Day VCR ODL and 30 Day VCR FXCM;

‘Review Period’ means the period of 60 days commencing on the day after the Signing Report has been first issued by E&Y;

‘Set Aside’ means the aggregate of the Contingency Fund and Net Allocated Income from time to time;

‘Share Sale’ means the sale of (or the grant of a right to acquire or to dispose of) any of the shares or membership interests in the capital of the Buyer (or any Corporation) in one transaction or as a series of transactions which will result in the purchaser of those shares or membership interest (or grantee of that right) and persons Acting in Concert with him together acquiring a Controlling Interest in the Buyer (or any Corporation);

‘Signing Balance Sheet’ means the consolidated balance sheet of the ODL Group as at the Signing Date stating amongst other things the amount of Customer Assets, Customer Liabilities, Net Assets, prepared in accordance with the Accounts Standard;

‘Signing Net Assets’ means the monetary value, in US$, of Net Assets at the Signing Date, ascertained in accordance with the Accounts Standard;

‘Signing Regulatory Capital’ means the monetary value, in GBP, of Regulatory Capital of the ODL Group at the Signing Date, ascertained in accordance with the Accounts Standard;

‘Signing Report’ means the report produced by the Buyer and E&Y as amended and restated and finally agreed in accordance with this Schedule 6 comprising: the Signing Balance Sheet, the Group Reorganisation Statement and the Regulatory Capital Statement; and

‘Trading Day’ means a day which is not Christmas Day, New Year’s Day, Saturday or Sunday.
SIGNING REPORT AND SUBMISSION OF CONSOLIDATED ICAAP
2	The ODL Management Sellers shall procure that the Company shall produce a draft Signing Balance Sheet, 30 Day VCR ODL as soon as reasonably practicable following the Signing Date.

3	The Buyer shall, and the ODL Management Sellers shall procure that the Company shall, as soon as reasonably practicable after the Signing Date, jointly instruct E&Y to undertake the financial review necessary to produce the Group Reorganisation Statement in accordance with the Accounts Standard.

4	The Buyer and ODL Management Sellers shall, as soon as reasonably practicable following the Signing Date and in any event within one month thereof, submit the Consolidated ICAAP Report to the FSA.

5	The ODL Management Sellers shall and shall procure that the ODL Group gives such assistance and shall provide access to such information and personnel (including all working papers and audit files relating to the Accounts and the Management Accounts) as the Buyer, the Buyer’s professional advisors, E&Y and any accountants appointed under paragraph 9 may require in connection with the preparation, review and verification of all and any part of the Group Reorganisation Statement.

6	During the Review Period the Buyer shall be entitled to review the Signing Report and raise queries with E&Y, who may amend and restate the Group Reorganisation Statement at any time during the Review Period.

7	Unless within the Review Period the Buyer submits to the Sellers’ Representative a written statement setting forth all items (if any) in the Signing Report that the Buyer does not agree with, the adjustments proposed by the Buyer and the amounts of the proposed adjustments (a “Statement of Disagreement”) then the Signing Report shall be final and conclusive and binding on the ODL Sellers and the Buyer.

8	If, within the Review Period, the Buyer submits a Statement of Disagreement, the Buyer and the Sellers’ Representative shall use all commercially reasonable endeavours to agree the Signing Report, and in the case of agreement the Signing Report so agreed shall be final and conclusive and binding on the ODL Sellers and the Buyer, but if the Buyer and the Sellers’ Representative have not agreed the Signing Balance Sheet and the ODL Regulatory Capital Statement within 20 Business Days of service of the Statement of Disagreement, the matter or matters in dispute shall constitute a “Referable Dispute” to be resolved in accordance with paragraphs 9 to 12.

RESOLUTION OF DISAGREEMENT
9	A Referable Dispute may be referred to such independent firm of chartered accountants as the Buyer and Sellers’ Representative shall agree or, in default of agreement within ten Business Days of any proposal for the appointment of such accountants, as shall be appointed by the President for the time being of the Institute of Chartered Accountants in England and Wales on the application of either the Sellers’ Representative or the Buyer.

10	An independent firm of chartered accountants appointed under this Schedule to resolve a matter or matters in dispute shall act as experts not as arbitrators and their decision shall be final and binding (in the absence of manifest error). Such independent firm of chartered accountants shall be instructed to deliver their determination as soon as practicable to the Sellers’ Representative and the Buyer.

11	The ODL Management Sellers and the Buyer agree that -
(a)	in endeavouring to resolve the Referable Dispute, they and any accountants appointed shall have regard only to, and they shall instruct such accountants to have regard only to, such matters and facts as are ascertained or capable of conclusive ascertainment on the Signing Date; and

(b)	they shall instruct any accountants appointed under paragraph 9 to determine only the Referable Dispute and, accordingly, such accountants shall not determine or adjust any other matter or have regard to any fact not directly relating to the matter in dispute.
12	Other than the fees of any accountants appointed under paragraph 9, which shall be borne by the C-Corp Sellers and the Buyer in such proportions as the accountants may determine, the C-Corp Sellers and the Buyer shall each bear the respective costs and expenses of any accountants or other professional advisors appointed by them in relation to this Schedule.
COLLATERAL — CONTINGENCY FUND AS AT COMPLETION
13	The Adjustments Payment shall be the sum of the following amounts:
(a)	the amount by which the Net Intercompany Balance is less than zero;

(b)	an amount equal to any and all amounts paid and/or payable by any Group Company to FT Advisors Limited;

(c)	an amount equal to any and all amounts paid and/or payable by any Group Company in respect of stamp duty arising in relation to the transfer of the Indirect Sale Shares to the C-Corp Sellers (if any);

(d)	an amount equal to any and all amounts due but unpaid (if any) in respect of the Contingent Premium Shares set out at Schedule 1;

(e)	an amount equal to the Company’s liability to Tax in relation to payments under section 419 of ICTA in respect of the EBT Plan (which liability is currently estimated to be £332,125); and

(f)	the amount by which the Post-Reorganisation Regulatory Capital is less than Signing Regulatory Capital;
14	The Contingency Fund shall (after deduction of Adjustments Payment) be comprised of up to $10,000,000 (plus interest) from time to time:
(a)	the Interim Cash Consideration which shall be deemed to be allocated to the Contingency Fund on Completion; plus

(b)	Converted Current Assets arising after the Signing Date but prior to the Claims Expiry Date, and the Buyer Loan Notes issued in respect thereof pursuant to paragraph 15, and which shall be allocated to the Contingency Fund; plus

(c)	any S419 Rebate; plus

(d)	interest on the amounts allocated pursuant to sub-paragraphs 14(a) to (c) above (to the extent not reduced pursuant to the Waterfall Payment Mechanism) which shall accrue daily from the Signing Date at the Interest Rate.
15	At the end of each calendar quarter during which there has been receipt by the ODL Group of any cash amount (“Conversion Amount”) resulting from the conversion of any of the Converted Current Assets in accordance with paragraph 14(b) of this Schedule 6, the Buyer shall deliver to the C-Corp Sellers in the proportion set out opposite their respective names on part 2 of Schedule 1, Buyer Loan Notes representing an amount equal to the Conversion Amount.
WATERFALL PAYMENT MECHANISM
16	Any amount payable to the Buyer by the C-Corp Sellers in respect of a Claim or any other claim under this Agreement which is Settled or Resolved (a “Settlement Amount”) shall be immediately due but may be satisfied only in accordance with the provisions of this Schedule 6 from the following sources:
(a)	the Contingency Fund;

(b)	payment in cash by the C-Corp Sellers at their option;

(c)	the Net Allocated Income from time to time;

(d)	payment by forfeiture of Buyer Consideration Share which shall not exceed the greater of (i) 2.4 per cent of the membership interests in the Buyer or (ii) 50% of the Buyer Consideration Share PROVIDED THAT in the event of a Claim in respect of clause 8.3(d) then up to 100% of the Buyer Consideration Share;

(e)	from the Escrow Account, pledge or other realisation of the security interest described at paragraph 20, and shall, to the extent due but not satisfied, bear interest at the Interest Rate where such interest shall be added to, and paid at the same time as, such Settlement Amount and such interest shall increase the limit of US$ 10,000,000 set out in paragraph 14 by an equivalent amount.

17	Subject to the provisions of paragraph 18, any Settlement Amount shall be satisfied in the following manner, unless any of the C-Corp Sellers elect to meet the Settlement Amount by a cash payment:
(a)	first through an immediate and automatic reduction in the value of the Contingency Fund, where the reduction in the value of the Contingency Fund shall be deemed to have been paid to the Buyer by the C-Corp Sellers to satisfy and reduce the aggregate amount owed to the Buyer under such Settlement Amount by the amount of such reduction;

(b)	second, if the amount in the Contingency Fund is insufficient to satisfy the Settlement Amount in full, then, as to the remainder of the Settlement Amount, through an automatic reduction in the Net Allocated Income from time to time pursuant to the terms of the LLC Agreement, provided that the aggregate amount of all Settlement Amounts which may be satisfied pursuant to sub-paragraphs 17(a) and 17(b) shall be limited to US$ 10,000,000 (plus accrued interest), and if insufficient to meet any Settlement Amount, the amount not satisfied shall be satisfied in accordance with paragraph 18.

18	If 12 months have elapsed since the date on which the Settlement Amount became due and the Settlement Amount has not been satisfied in full the Buyer shall at its election be entitled by notice in writing (a “Forfeiture Notice”) to require the C-Corp Sellers to forfeit pro rata, in accordance with and pursuant to the terms of the LLC Agreement, an amount of the Buyer Consideration Share held by them as is in aggregate equal in Equity Value to the amount of the Settlement Amount which remains unsatisfied, provided that the amount of the Buyer Consideration Share to be forfeited shall be limited in accordance with sub-paragraph 16(d)

COLLATERAL — RELEASE OF CONTINGENCY FUND IN EXCHANGE FOR NET ALLOCATED INCOME
19	If the Set Aside at the end of any quarter under the LLC Agreement exceeds US$ 10,000,000 then, at the same time as the Members’ Quarterly Draw (as defined by the LLC Agreement) is paid under the LLC Agreement, the Buyer shall pay to the Sellers’ Solicitors US$ Bank Account the lower of:
(a)	the balance of the Contingency Fund; and,

(b)	the amount by which the Set Aside exceeds US$ 10,000,000,
(the “Set Aside Excess”) and the balance of the Contingency Fund shall be immediately and automatically reduced by an amount equal to the Set Aside Excess.
COLLATERAL — FXCM LIQUIDITY EVENT AND REPLACEMENT COLLATERAL
20	If a FXCM Liquidity Event occurs:
(a)	first, if the ODL Sellers receive cash then any outstanding Settlement Amounts shall, to the extent of the cash received, be satisfied through a corresponding and immediate cash payment by the ODL Sellers to the Buyer;

(b)	secondly, if and to the extent that the ODL Sellers receive cash which is surplus to the amount required to discharge outstanding Settlement Amounts, (“Surplus FXCM Liquidity Cash”) then the ODL Sellers shall immediately pay into an Escrow Account, either:
(i)	an amount equal to 100% of Surplus FXCM Liquidity Cash, if the FXCM Liquidity Event occurs prior to the Claims Expiry Date; or,

(ii)	if the FXCM Liquidity Event occurs on or after the Claims Expiry Date, the sum total of all Outstanding Claims,
(c)	thirdly, if and to the extent that the ODL Sellers receive any non cash consideration (including without limitation any shares of any capital stock or other securities in any Corporation) then the ODL Sellers shall simultaneously with the FXCM Liquidity Event execute and deliver at the Buyer’s election:
(i)	a security agreement (or in the case of any such stock or other securities, a pledge agreement, in which case the ODL Sellers shall also deliver to Buyer or the Corporation, as applicable, any certificates for any such stock or other securities duly endorsed or accompanied by stock powers or other instruments of transfer) creating a first priority perfected security interest in favour of the Buyer or its nominee as security for their obligations under this Agreement and comprise 100% of such non cash consideration (the “Security”), or

(ii)	an option or right to acquire up to 100% of such non cash consideration (the “Option”) on terms equivalent to those set out at paragraph 18 in respect of forfeiture of Buyer Consideration Share; or

(iii)	both Security and Option
in each case providing customary terms and conditions and otherwise being in form and substance satisfactory to the Buyer.

The circumstances in which the Buyer would have been entitled to serve a Forfeiture Notice under paragraph 18 shall entitle the Buyer (or any Corporation, as applicable) to enforce all rights and remedies (in whole or in part) in respect of any Security or Option or otherwise available at law or equity and in calculating the Equity Value the provisions of paragraphs 21 to 30 shall apply mutatis mutandis save that Buyer Consideration Share shall be deemed a reference to Security or Option.

Each ODL Seller shall execute and deliver to the Buyer or any Corporation, as applicable, concurrently with its execution and delivery of any such security agreement, pledge agreement or option and at any time thereafter at the reasonable request of the Buyer or any Corporation, as applicable, all financing statements, continuation financing statements, security agreements, pledges, assignments, affidavits, reports, notices, letters of authority, and all other documents that the Buyer or any Corporation, as applicable, may reasonably request, in form and substance satisfactory to the Buyer or any Corporation, as applicable, to perfect and maintain perfected the Buyer’s or the Corporation’s continuing security interests in such non-cash collateral (and/or stock or other securities) and or option and in order to fully consummate all of the transactions contemplated under this sub-paragraph 20(c), and each ODL Seller hereby authorises the Buyer, or the Corporation, as applicable, to file and/or record such financing statements and other documents as the Buyer or the Corporation, as applicable, deems necessary to perfect and maintain its continuing security interest and or option therein.
ASCERTAINING EQUITY VALUE
21	Upon service of a Forfeiture Notice under paragraph 18, in order to ascertain the Equity Value, the Buyer shall appoint an Expert Valuer in accordance with paragraphs 22 to 30 inclusive to determine the Fair Market Value of the Buyer Consideration Share.

22	For the purposes of this clause the Fair Market Value of the Buyer Consideration Share shall be the value that the Expert Valuer certifies to be the fair market value in his opinion based on the following assumptions:
(a)	the value of the Buyer Consideration Share is that proportion of the fair market value of all membership interests in the Buyer that the Buyer Consideration

Share bears to the all membership interests in the Buyer (with no premium or discount for the size of the Buyer Consideration Share or for the rights or restrictions applying to the Buyer Consideration Share under the LLC Agreement or this Agreement);

(b)	the sale is between a willing buyer and a willing seller on the open market;

(c)	the sale is taking place on the date that the Forfeiture Notice was served;

(d)	the Buyer Consideration Share is free of all Encumbrances; and

(e)	to take account of any other factors that the Expert Valuer reasonably believes should be taken into account.
23	In order to appoint an Expert Valuer the Buyer shall nominate a person to act as Expert Valuer by written notice to the Sellers’ Representative.

24	If the Sellers’ Representative objects to the person nominated by the Buyer being appointed as Expert Valuer it shall within 14 days notify the Buyer in writing of its objection proposing an alternative person to act as Expert Valuer. In the absence of such objection within such timeframe the person nominated by the Buyer shall be appointed as the Expert Valuer for the purposes of paragraphs 22 to 30.

25	If the Sellers’ Representative serves notice of objection in accordance with paragraph 24 then in the absence of agreement between the Buyer and the Sellers’ Representative on an Expert Valuer or the terms of his appointment within 7 days of such notice of objection either Buyer or Sellers’ Representative shall each, at their own expense, select an accounting firm, investment bank or other valuation expert (respectively, “Buyer’s Valuer” and “Sellers’ Valuer”), which shall, within 30 days, jointly select, and agree the terms of appointment of, another accounting firm, investment bank or other valuation expert, which shall be nationally recognised in the U.S. and have not performed any services for or on behalf of either the Buyer (or any Member of the Buyer Group) or any of the ODL Sellers (or any of their Connected Persons) during the three years preceding its selection, to serve as the Expert Valuer to which the matter shall be submitted.

26	The Expert Valuer is required to prepare a written decision and give notice (including a copy) of the decision to the Buyer and Sellers’ Representative within a maximum of one month of the matter being referred to the Expert Valuer.

27	If the Expert Valuer dies or becomes unwilling or incapable of acting, or does not deliver the decision within the time required by this paragraph then:
(a)	either Buyer or Sellers’ Representative may apply to the then Buyer’s Valuer and Seller’s Valuer jointly to discharge the Expert Valuer and to appoint a replacement Expert Valuer with the required expertise; and

(b)	this clause applies in relation to the new Expert Valuer as if he were the first Expert Valuer appointed.
28	The Buyer and Sellers’ Representative shall be entitled to make submissions to the Expert Valuer and shall with reasonable promptness provide (or procure that others including the ODL Group provide) the Expert Valuer with such assistance and documents as the Expert Valuer reasonably requires for the purpose of reaching a decision, subject to the Expert Valuer agreeing to give such confidentiality undertakings as the parties may reasonably require.

29	The Expert Valuer shall act as an expert and not as an arbitrator. The Expert Valuer’s written decision on the matters referred to him shall be final and binding on the parties in the absence of manifest error or fraud.

30	Each party shall bear its own costs in relation to the reference to the Expert Valuer. The Expert Valuer’s fees and any costs properly incurred by him in arriving at his determination (including any fees and costs of any advisers appointed by the Expert Valuer) shall be borne by the parties equally or in such other proportions as the Expert Valuer shall direct.
DISTRIBUTIONS BY THE LLC AND THE PAYMENT OF UNCOLLATERLAISED NET ALLOCATED INCOME
31	Subject to paragraph 32, the C-Corp Sellers shall receive Distributions payable to them under the LLC Agreement as provided therein.

32	If, at the date of any Distribution that would, but for this paragraph 32, be made by the Buyer to the C-Corp Sellers under the LLC Agreement, the Set Aside is less than US$ 10,000,000, then such portion of such Distribution to the C-Corp Sellers (not in excess of 100% thereof) as shall be necessary to cause the Set Aside to equal US$ 10,000,000 shall be withheld by the Buyer and not distributed at that time to the C-Corp Seller PROVIDED THAT if the date of the Distribution is after the Claims Expiry Date but prior to the Final Release Date, references to US$ 10,000,000 shall be replaced by the amount serving as collateral for Outstanding Claims (as defined in paragraph 35 below of this Schedule 6).

33	Any portion of a Distribution that is withheld pursuant to paragraph 32 (a “Deferred Distribution”) may be retained by the Buyer and applied pursuant to the Waterfall Payment Mechanism. Any balance of the Deferred Distribution that has not been so applied shall, on the Final Release Date, be paid to the C-Corp Sellers as soon as practicable and in any event within five Business Days, by telegraphic transfer to the Sellers’ Solicitors’ US$ Bank Account.
RELEASE OF CONTINGENCY FUND
34	Subject to any holdback as collateral for Outstanding Claims pursuant to paragraph 35, on the Claims Expiry Date the Buyer shall as soon as practicable and in any event within five Business Days, pay by telegraphic transfer to the Sellers’ Solicitors’ US$ Bank Account the entire amount standing to the credit of the Contingency Fund (including any amounts due in relation to the Buyer Loan Notes) and after all deductions pursuant to the Waterfall Payment Mechanism, PROVIDED THAT in the event that:
(a)	any Member of the Buyer Group or any Group Company has any liability (contingent or actual) for Tax in connection with the EBT Plan; or

(b)	the Trustee Facility Agreement has not been repaid or waived and has not otherwise been transferred in accordance with Clause 9.4 the Set Aside shall be reset to US$ 2,400,000 (or in the event that either party considers such amount to be insufficient or excessive, such amount as is calculated to provide collateral equal to 150% of the potential liability of the C-Corp Sellers under the Tax Deed in respect of the EBT Plan and associated liabilities as determined by the Buyer’s auditor from time to time acting as expert and not as arbitrator) as collateral for all Claims under this Agreement and the Tax Deed in connection with the EBT Plan and associated liabilities until such time as the same are satisfied in full to the Buyer’s satisfaction. Any such Claim shall be treated under the terms of the Waterfall Payment Mechanism.

35	If, prior to the Claims Expiry Date, the Buyer shall have notified to the Sellers’ Representative any Claim, the amount payable by the Buyer under paragraph 34, shall be reduced by the sum total of all Agreed Estimates for Qualifying Claims so notified but not Settled and not Resolved (each an “Outstanding Claim”) first, by reducing the amount of the Contingency Fund to be paid pursuant to paragraph 34 and secondly, as to any excess, by reducing the amount of Deferred Distributions to be paid pursuant to paragraph 33, provided that once any Outstanding Claim is Settled or Resolved the provisions of paragraphs 36 and 37 shall apply.

36	If an Outstanding Claim is Settled or Resolved after the Claims Expiry Date with the result that an amount is payable to the Buyer (a “Final Amount”) then the Final Amount (or part thereof) shall be paid to the Buyer by the C-Corp Sellers in accordance with the Waterfall Payment Mechanism.

37	Once all Outstanding Claims are Settled or Resolved (the “Final Release Date”) the balance (if any) of the amount withheld pursuant to paragraph 35 and not deemed paid to the Buyer pursuant to paragraph 36 shall within five Business Days be paid by the Buyer by telegraphic transfer to the Sellers’ Solicitors US$ Bank Account.

38	The withholding of an amount equal to the amount of a Qualifying Claim shall be subject to the following provisions:

(a)	the Buyer shall notify the Sellers’ Representative at the same time as it notifies the Sellers’ Representative of a Claim of its estimate of the maximum amount of the Claim (the “Buyer’s Estimate”);

(b)	the Sellers’ Representative shall be entitled within 10 Business Days of receipt from the notice of the Claim to elect by notice in writing to the Buyer (a “Reference Notice”) that the Claim be referred to a barrister of at least ten years’ call (well versed in the law relating to the subject matter of the Claim) selected by the Buyer and the Sellers’ Representative or, in default of agreement by the Buyer and the Sellers’ Representative, at the request of the Sellers’ Representative by the President for the time being of the Law Society of England and Wales (the “Expert Counsel”).
39	If a Reference Notice is served pursuant to paragraph 38:
(a)	the Expert Counsel shall be jointly instructed by the Sellers’ Representative and the Buyer to determine within 10 Business Days of his nomination whether or not, in his opinion, the Claim is likely on the balance of probabilities to be adjudged in favour of the Buyer by a court of competent jurisdiction and, if so, the Expert Counsel’s estimate of the likely quantum of such Claim (the “Expert’s Estimate”);

(b)	the Buyer shall provide the Expert Counsel with all relevant information about such Claim in the possession of the Buyer and the ODL Group together with any other information in the possession of the Buyer and the ODL Group which the Expert Counsel may reasonably request for the purpose of making his determination; and

(c)	the Sellers’ Representative and the Buyer shall have the right to provide written representations to the Expert Counsel in relation to the Claim which is the subject of the Reference Notice in response to the information provided or representations made to the Expert Counsel by the other.
40	If, in relation to a Claim, either:
(a)	no Reference Notice is served by the Sellers’ Representative in accordance with paragraph 38; or

(b)	the Expert Counsel determines that the Claim is likely to be successful on the balance of probabilities, then such Claim shall constitute a “Qualifying Claim”.

41	In relation to a Qualifying Claim, the Buyer’s Estimate shall constitute the “Agreed Estimate” unless it is different to the Expert’s Estimate (if any) in which case the Expert’s Estimate shall constitute the “Agreed Estimate”.

42	If, following a Reference Notice served in accordance with paragraph 38, the Expert Counsel determines that the Claim is not likely to succeed on the balance of probabilities such Claim shall not be a Qualifying Claim for the purposes of this Schedule but such decision shall be without prejudice to the Buyer’s right to pursue its rights and remedies in respect of such Claim under or in connection with this Agreement whether through the courts or otherwise.

43	If a Claim which is referred to Expert Counsel is:
(a)	determined to be a Qualifying Claim, then the Expert Counsel’s fees shall be borne by the Seller’s Representative; or

(b)	not determined to be a Qualifying Claim, then the Expert Counsel’s fees shall be borne by the Buyer.
MISCELLANEOUS
44	The partial satisfaction of any Claim by the deemed payment to the Buyer out of the Contingency Fund, Net Allocated Income or forfeiture of Buyer Consideration Shares pursuant to this Schedule shall in no way prejudice or affect any other rights or remedies of the Buyer for the purpose of recovering the balance of any amount due to the Buyer.

45	The payment by the Buyer to the Sellers’ Solicitors’ US$ Bank Account shall be sufficient discharge by the Buyer of its obligations to make payment to the ODL Sellers under this Schedule 6 and the Buyer shall have no duty in connection with the manner in which any such payment is allocated among the ODL Sellers or to see that any such payment is applied in any particular way.

SCHEDULE 7
EARN OUT PROVISIONS
INTERPRETATION
1.	In this Schedule, unless the context otherwise requires -

“All Other Retail (Reduced) Revenue” means all Net Revenue of the Buyer Group and ODL Group arising from Reduced Accounts, but excluding all Excluded Revenue;

“All Other Retail (Regular) Revenue” means all Net Revenue of the Buyer Group and ODL Group arising from Regular Accounts, including Net Revenue arising from spreadbetting business of the ODL Group after the first Test Period, but excluding all Excluded Revenue;

“Excluded Revenue” means:
(i)	FXCM Unique Revenue;

(ii)	ODL Unique Revenue;

(iii)	ODL New FX Revenue;

(iv)	ODL Top 100 FX Revenue;

(v)	ODL Oil/ Metal/ Indices CFDs Revenue
“FXCM Unique Revenue” means all Net Revenue arising from distinct revenue sources of the FXCM Group which do not have a equivalent at the ODL Group and which will not be combined and managed jointly by ODL and FXCM, including FXCM Pro and dbFX.

“Japan Restructuring Costs” means any and all costs associated with the shut down and cessation of business activities of ODL Japan including in connection with the termination of employees, premises, contracts and repatriation of funds, including in each case Tax incurred thereon and professional fees incurred in relation thereto;

“ODL Net Revenue” means, in any given period, the sum total of:
(i)	All Other Retail (Reduced) Revenue * Sharing Ratio; plus

(ii)	All Other Retail (Regular) Revenue * Sharing Ratio; plus

(iii)	ODL Unique Revenue; plus

(iv)	ODL New FX Revenue; plus

(v)	ODL Top 100 FX Revenue; plus

(vi)	ODL Oil/ Metal/ Indices CFDs Revenue; plus

(vii)	ODL Japan Technology Fee;
“ODL New FX Revenue” means all foreign exchange Net Revenues which are designated as ODL New FX Revenue by senior management of the Buyer acting reasonably taking into account territorial business plans and historic client relationship as updated from time to time during the Measurement Period;

“ODL Oil/ Metal/ Indices CFDs Revenue” means 50 per cent of the spread multiplied by volume arising from oil, metal or indices contracts for differences (i) with Top 100 ODL Accounts (excluding for the avoidance of doubt ODL Top 100 FX Revenue), and (ii) sold to third parties during the Measurement Period and designated as ODL Oil/ Metal/ Indices CFDs Revenue by senior management of the Buyer taking into account territorial business plans and historic client relationship as updated form time to time during the Measurement Period;

“ODL Japan Technology Fee” means licence fee received in respect of technology licensed to Himawari less Japan Restructuring Costs;

“ODL Top 100 FX Revenue” means all foreign exchange Net Revenue arising or resulting from Top 100 ODL Accounts excluding for the avoidance of doubt ODL Oil/ Metal/ Indices CFDs Revenue;

“ODL Unique Revenue” means all Net Revenue arising from distinct revenue sources of the ODL Group which do not have a equivalent at the Buyer Group and which will not be combined and managed jointly by ODL and the Buyer, including “On Exchange” business and, from the commencement of the Measurement Period to end of the first Test Period, Net Revenue arising from spreadbetting business of the ODL Group;

“Net Revenues” means gross revenue less disputed revenues and rebates, fees, commissions, profit shares due to any third parties (including referring brokers);

“Reduced Account” means a trading account of the Buyer Group or the ODL Group which trades on a reduced or raw spread and is subject to rebates, fees, commissions or other costs (including fees of referring brokers);

“Regular Account” means trading account of the Buyer Group or the ODL Group which trades on a normal spread and is not subject to rebates, fees, commissions or other costs;

“Sharing Ratio” means the applicable volume ratio used to generate All Other Retail (Reduced) Revenue and All Other Retail (Regular) Revenue respectively for the 12 months ending 31 March 2010 using a reference file with volumes by account segregated into Regular Accounts and Reduced Accounts for both the Buyer Group and ODL Group;

“Test Period” means the period of three calendar months commencing from the start of the Measurement Period and each three month period thereafter;

“Top 100 ODL Accounts” means the high volume clients, as identified by the ODL Management Sellers and agreed with the Buyer on or prior to Completion.
Allocation
2.	The C-Corp Sellers shall be entitled to the Buyer Performance Share or part thereof subject to the terms of the earn out provisions set out below.

3.	At the end of the Measurement Period, and subject to the ODL Net Revenue during the Measurement Period exceeding US$ 20,000,000, the Buyer shall allocate to the C-Corp Sellers, in the proportions set opposite their names in part 2 of Schedule 1 an amount of Buyer Performance Share equal to:
((ODL Net Revenue — US$20,000,000) / 20,000,000) * 3.5
4.	For the purpose of this calculation the ODL Net Revenue shall (i) be expressed in US$ (ii) not exceed US$ 40,000,000; (iii) be the sum of the aggregate of the ODL Net Revenue for each Test Period.

5.	Upon the grant of the Buyer Performance Share Buyer shall make the adjustments required by section 8.1 of the LLC Agreement.
Calculation
6.	Within 30 days of the end of each Test Period the Buyer shall produce and deliver to the Sellers’ Representative a statement of ODL Net Revenues calculated monthly and aggregated during the Test Period upon receipt of which the Buyer and the Sellers’ Representative shall use reasonable endeavours to agree the ODL Net Revenue amount.

7.	In each month during a Test Period:
(a)	the ODL Unique Revenue shall be calculated using the actual Net Revenues for each account for such month; and

(b)	the ODL Oil/ Metal/ Indices CFDs Revenue shall be the ODL Oil/ Metal/ Indices CFDs Revenue for that month; and

(c)	the ODL Top 100 FX Revenue and ODL New FX Revenue shall be calculated in accordance with paragraph 10 for Reduced Accounts and paragraph 11 for Regular Accounts; and

(d)	the All Other Retail (Reduced) Revenue and All Other Retail (Regular) Revenue shall be calculated in accordance with paragraph 8 for Reduced Accounts and paragraph 11 for Regular Accounts;
8.	The Net Revenues for each Reduced Account from All Other Retail (Reduced) Revenue in a Test Period shall be calculated as the volume generated by that Reduced Account on a month by month basis for that Test Period multiplied by the Reduced Yield on a corresponding month by month basis for that Test Period calculated in accordance with paragraph 9 below.

9.	The Reduced Yield in a particular month, shall be the amount of Net Revenue per million US$ calculated in accordance with the following formula:
(Reduced Account Volume x Regular Yield) — Reduced Account Fees
Reduced Account Volume
Where

Reduced Account Fees = the total rebates, fees, commissions, profit shares due to any third parties (including referring brokers) during that month for those Reduced Accounts as reported in the Buyer’s monthly consolidated financial statements

Reduced Account Volume = the total volume, in millions of US$, of Reduced Accounts during that month representing All Other Retail (Reduced) Revenue

10.	The Net Revenues for each Reduced Account for ODL Top 100 FX Revenue and ODL New FX Revenue in a Test Period shall be calculated as the volume generated by that Reduced Account on a month by month basis for that Test Period multiplied by the Reduced Yield on a corresponding month by month basis for that Test Period less the total actual rebates, fees, commissions, profit shares due to any third parties (including referring brokers) during that month for those Reduced Accounts as reported in the Buyer’s monthly consolidated back office report

11.	The Net Revenues for each Regular Account from All Other Retail (Regular) Revenue, ODL Top 100 FX Revenue and ODL New FX Revenue shall be calculated as being the volume generated by that Regular Account for the Test Period on a month by month basis multiplied by the Regular Yield on a corresponding month by month basis for that Test Period calculated in accordance with paragraph 12 below.

12.	The Regular Yield, in a particular month, shall be the amount of Net Revenue per million US$ calculated in accordance with the following formula:

Regular Yield = Total Retail Trading Revenue/ Total Retail Trading Volume
Where

Total Retail Trading Revenue = the total undisputed gross revenues during that month derived from all All Other Retail (Regular) Revenue, All Other Retail (Reduced) Revenue, ODL New FX Revenue, ODL Top 100 FX Revenue and all other retail revenues as reported in the Buyer’s monthly consolidated financial statements,;

Total Retail Trading Volume = the total volume, in millions of US$, for that month used to generate All Other Retail (Regular) Revenue, All Other Retail (Reduced) Revenue, ODL New FX Revenue, ODL Top 100 FX Revenue and all other retail volume as reported in the Buyer’s monthly consolidated back office report;

13.	As soon as reasonably practicable following receipt of a written request from the Sellers’ Representative the Buyer shall provide to the Sellers’ Representative all relevant information and documents (including any relevant accounts relating to) used by the Buyer to calculate the ODL Net Revenues for the applicable Test Period which may reasonably be required by the Sellers’ Representative so as to enable the Sellers’ Representative to verify the accuracy of the calculation. The Buyer shall provide reasonable access to the Sellers’ Representative and such agents at the Sellers’ Representative shall reasonably require to the relevant employees of the Buyer to discuss the calculations provided.

SCHEDULE 8
ODL SELLERS’ WARRANTIES
PART 1 —TITLE AND CAPACITY
1	(a) The Shares constitute the whole of the issued and allotted share capital of the Company and are fully paid or credited as fully paid.
(b)	Each of the ODL Shareholders is the beneficial owner of the Shares set out against its name in column 2 of Schedule 1 free from all Encumbrances.
2	No person has the right (whether exercisable presently or in the future and whether contingently or not) to call for the allotment, sale or transfer of any share in the capital or debenture of any Group Company or to convert any securities (whether of any Group Company or another undertaking) into shares or debentures, or shares or debentures of a different class, in the capital of any Group Company.

3	The shares and debentures of each Group Company named in Part 2 of Schedule 2 are fully paid up (or credited as fully paid up) and beneficially owned by the Company free from any Encumbrance.

4	Each of the ODL Sellers has the requisite power and authority and, where applicable, has taken all necessary corporate action to enable it to enter into and perform its obligations under this Agreement and the Tax Deed and all other agreements entered into, or to be entered into, pursuant to the terms of this Agreement, and such agreements, when executed, will constitute valid, binding and enforceable obligations on the ODL Sellers in accordance with their terms.

5	Save for the Regulatory Consents, the ODL Sellers do not require the consent, approval or authority of any other person to enter into or perform its obligations under this Agreement or the Tax Deed or any other agreement entered into, or to be entered into, pursuant to the terms of this Agreement, and its entry into and performance of such agreements will not breach or constitute a default under any contractual, governmental or public obligation binding upon any of them.

6	None of the ODL Sellers is a party to any actual or pending litigation or arbitration proceedings which might have an effect upon its capacity or ability to perform its obligations under this Agreement or the Tax Deed or any other agreement entered into, or to be entered into, pursuant to the terms of this Agreement and no such legal or arbitration proceedings have been threatened against it.

PART 2- GENERAL
GROUP COMPANIES, CONSTITUTION AND CORPORATE DOCUMENTS
7	No person is entitled to receive from any Group Company any finder’s fee, brokerage or commission in connection with this Agreement or the sale of the Shares.

8	No Group Company (other than the Company) has any subsidiary undertaking and Part 2 of Schedule 2 lists every subsidiary undertaking of the Company.

9	The particulars of each Group Company set out Schedule 2 are true and accurate and not misleading.

10	Each Group Company is duly incorporated as a private company limited by shares, or local equivalent in the jurisdiction in which it is incorporated.

11	A complete and accurate copy of the memorandum and articles of association of each Group Company is attached to the Sellers’ Disclosure Letter and includes all resolutions and documents required to be annexed to those documents by the laws applicable to that Group Company in the jurisdiction in which it is incorporated.

12	True and complete copies of all contracts entered into in connection with the EBT Plan are attached to the Sellers’ Disclosure Letter.

13	All statutory books, records and registers of each Group Company have been properly maintained, no notice that any of them is incorrect or should be rectified has been received and no application for the rectification of any of the statutory books, records and registers, including the register of members, of any Group Company is outstanding.

14	All returns, resolutions and other documents which any Group Company is required by law to file with or deliver to any authority in any jurisdiction in which the relevant company is registered (including the Registrar of Companies in England and Wales) have been correctly made and filed, or as the case may be, delivered.
THE ACCOUNTS
15	The Accounts have been prepared in accordance with the Accounts Standards.

16	The Accounts give a true and fair view of the state of affairs of the ODL Group at the Accounts Date and of the audited profits and losses for the period covered by the Accounts.

17	As at the Accounting Date and in accordance with the Accounts Standards, the Accounts make proper provision for or, where applicable, expressly disclose or make note of-

(a)	the capital and reserves and the profits and losses of each Group Company;

(b)	all liabilities of each Group Company (other than contingent or potential liabilities which are not expected to crystallise);

(c)	all capital commitments of each Group Company;

(d)	all bad and doubtful debts;

(e)	all guarantees;
18	The Accounts have been circulated to such persons and by such time to comply with the requirements of the Companies Act 2006 (or for accounting periods to which a predecessor Act applied, the provisions of that Act as in force for that accounting period including, if that were the case, the requirement to lay such accounts before a general meeting of the relevant Group Company). The Accounts, and all reports required to be delivered with them, of each Group Company have been delivered to the Registrar of Companies in full compliance with Chapter 10 of Part 15 of the Companies Act 2006.
THE MANAGEMENT ACCOUNTS
19	The 2009 Management Accounts have each been prepared on a basis with each other and disclose, so far as the ODL Management Sellers are aware, with reasonable accuracy the consolidated financial position of the ODL Group at each date and for the period to which they relate and are not misleading.
CHANGES SINCE 31 DECEMBER 2009
20	Since 31 December 2009:
(a)	each Group Company has carried on its business in the ordinary course and as a going concern without interruption or alteration in the nature or scope of that business;

(b)	there has been no material adverse change in the turnover, financial position or prospects of any Group Company;

(c)	no Group Company has allotted, issued, repaid, redeemed or purchased any share or loan capital or agreed to do so;

(d)	no Group Company has declared, made or paid any dividend or other distribution of profits or assets;

(e)	no Group Company has borrowed any money except from bankers in the ordinary course of its trading;

(f)	no Group Company has lent any money (including loans to employees) which has not been repaid in full;

(g)	no Group Company has factored any of its debts or engaged in any financing arrangement of any kind (including those of a kind not required to be shown in audited accounts);

(h)	no Group Company has released any debtor on terms that it pays less than the book value of any debt and no debt in excess of £5,000 has been written off or has proved to be irrecoverable to any extent;

(i)	none of the fixed assets worth in excess of £10,000 have been lost, damaged or destroyed;

(j)	no Group Company has made any payment or directly or indirectly conferred any benefit on any of the ODL Shareholders, any past or present director of any Group Company or any Connected Person of any such person or agreed to make any such payment or confer any such benefit.
ASSETS
21	The Sellers’ Disclosure Letter sets out full and accurate details of all loans made by any Group Company, the terms applicable to such loans and the amount that remains outstanding under such loan at the date of this Agreement.

22	Save as Disclosed no debt is owing to a Group Company by any of the ODL Shareholders or any Connected Person of any of the ODL Shareholders.

23	Each Group Company owns or has the right to use all assets necessary to operate the business of each Group Company on the basis it is currently operated as at the date of this Agreement.

24	Full and accurate details of all bank accounts maintained by the ODL Group are set out in the Sellers’ Disclosure Letter.

25	Save as set out in Schedule 2, no Group Company owns, or has it agreed to acquire, any shares, debentures or securities in any undertaking.

26	No Group Company is a party to any agreement for the hire, rent, hire purchase or purchase on deferred terms of any asset.
LIABILITIES
27	Complete and accurate particulars are set out in the Sellers’ Disclosure Letter of all facilities for overdrafts, loans, acceptance credits and other finance available to each Group Company (including any financing arrangements not shown in the Accounts);

and none of the Group Companies is in contravention of any terms of any document relating to those facilities.

28	The borrowings of each Group Company do not exceed any limit on its borrowing powers imposed by its articles of association or in any debenture or other deed or document binding on that Group Company.
BUSINESS AND TRADING BOOK
29	Each Group Company has conducted its business in accordance with all applicable Law and all applicable regulatory and administrative rules, regulations, requirements and codes of practice, in accordance and within any constitutional restriction (if any) on its objects and powers, solely under its corporate name and without infringement of any proprietary right or interest of any other person and without liability to pay any royalty or similar sum; and no such infringement has been alleged against any Group Company within the two years ending on the date of this Agreement.

30	The Risk Management Reports were prepared in accordance with good market practice of risk management professionals on a basis consistent with the Management Accounts and are true, accurate and not misleading with respect to each Group Company’s trading book (the proprietary positions in investments or financial instruments held in the short term for trading purposes or their credit exposure arising therefrom (being the maximum loss it may suffer either if a customer or counterparty defaults or on realisation of assets or off-balance sheet positions)).

31	Without prejudice to the generality of the foregoing paragraph 30 the Risk Management Reports are true, accurate and not misleading for each Group Company with respect to trading book proprietary positions in investments or financial instruments:
(a)	which are not hedged;

(b)	which arise from matched principal broking and held on a matched basis;

(c)	which are held to hedge other proprietary transactions;

(d)	and the credit exposure to customers or counterparties thereunder;

(e)	and the collateral held in relation thereto to secure any credit exposure and the basis upon which it is held including whether cash collateral is held under a title transfer arrangement or as client money.
32	There will be no restriction on the right of any Group Company to carry on its business arising as a result of this Agreement and the implementation of the transactions envisaged in this Agreement.

33	No Group Company has (except for the purpose of carrying on its business in the ordinary course and subject to an obligation of confidentiality) disclosed, or agreed to disclose, or authorised the disclosure of, any substantial lists, of its customers.

34	During the period of twelve months immediately preceding the date of this Agreement -
(a)	not more than 5 per cent. by volume or client equity of any description of services supplied by a Group Company in that period were supplied to any one person or group of Connected Persons; and

(b)	no substantial or critical customer of a Group Company, or the ODL Group when taken as a whole, has ceased or substantially reduced its business with that Group Company, or the ODL Group when taken as a whole, or notified it of any intention of doing so;
and there are no circumstances (including the sale of the Shares to the Buyer) which are known, or would on reasonable enquiry be known, to the ODL Shareholders and which might result in any such supplier or customer doing so.

35	The business of each Group Company is managed exclusively by its officers and employees; and no person has authority to bind a Group Company other than its officers and employees acting in the ordinary and ostensible course of their duties.

36	No officer, employee or agent of a Group Company has, so far as the ODL Management Sellers are aware, paid any bribe (monetary or otherwise), given any unlawful inducement.

37	No Group Company is, or has it agreed to become, a member of any partnership, joint venture, consortium, trade association or any other association of persons (whether incorporated or not incorporated) except those of which complete and accurate particulars of which are set out in the Sellers’ Disclosure Letter.

38	No Group Company carries on business through any branch, franchise, agency or permanent establishment outside its country of incorporation.
REGULATORY WARRANTIES
39	Each Group Company has all necessary regulatory authorisations, permissions, licences or consents to carry on each and every part of its business in all jurisdictions in which it is currently established or conducts its business, including the UK and any relevant overseas jurisdiction and each Group Company has obtained and complied with the terms and conditions of any necessary regulatory authorisations, permissions, licences or consents to conduct such business.

40	No Group Company has received in the two years ending on the date of this Agreement, any indication that any necessary regulatory authorisations, permissions, licences or consents referred to in paragraph 39 above will be or are likely to be revoked, suspended, cancelled, varied or not renewed or made subject to any special conditions.

41	No Group Company has in the two years ending on the date of this Agreement, received notice that it is in default under any licence, permission, authorisation, order, grant or consent which it has in the UK and in any other relevant jurisdiction in which any Group Company is established or conducts its business.

42	No Group Company has in the two years ended on the date of this Agreement been the subject of any governmental, administrative or judicial inquiry, prosecution, disciplinary proceedings, exercise of powers of intervention or order nor has any order, direction or notice at any time been received by any Group Company or threatened by any such authority against any Group Company during such period which might materially restrict or prohibit or otherwise have a material adverse effect on the carrying on by any Group Company of any Regulated Activity in the UK or any similar activity overseas carried on by them at the date of this Agreement.

43	No Group Company has received notice that it is or has been in violation of, or in default with respect to, any statute, regulation, decree or judgement of any court or any governmental agency of the jurisdiction in which it is established or conducts its business which could have a material adverse effect on such Group Company.

44	No Group Company is a claimant or defendant in or otherwise a party to any litigation, arbitration, regulatory or disciplinary proceedings with any regulatory authority or body which are in progress nor have such proceedings been threatened or intimated in the two year period ended on the date of this Agreement by or against any such person or any person for whose acts any Group Company may be vicariously liable or any assets of any Group Company in each case where those proceedings would have a material adverse effect on such Group Company.

45	No Group Company has received any adverse notice in the two year period ended on the date of this Agreement from the FSA or any other relevant regulatory authority or body either in the UK or overseas in relation to the internal systems, procedures or controls of such Group Company.

46	Any employee or director of any Group Company that is required to be registered on behalf of such Group Company with the FSA or any other relevant regulatory body or authority in the UK or any counties in which the ODL Group operates its business have been duly registered with the FSA or other regulatory body or authority and, so far as the ODL Management Sellers are aware, no notice of cancellation or termination of any such registrations has been received by the ODL Group nor is there any reason to believe any such person will cease to have approved person status.

47	No material complaints in the two years ended on the date of this Agreement have been made against any Group Company by the FSA or any other relevant regulatory body or authority whether in the UK or overseas nor have any complaints been made against any Group Company by any customers and clients which are or could be material to the ongoing business of any Group Company.

48	Each Group Company has maintained a breaches register and a complaints register which is accurate, complete and includes all such matters which ought to be included in it in accordance with the rules of the FSA or any other relevant regulatory body or authority and as far as the ODL Management Sellers are aware the FSA or any other relevant regulatory body or authority or the customer (in relation to a complaint) is satisfied with the remedial actions taken in relation to each breach or complaint.

49	The internal procedures of each Group Company are, where applicable, in all material respects in accordance with the anti-money laundering rules and such rules are actively followed and training of all relevant directors, officers and employees has been carried out which is both suitable and adequate and no Group Company has committed any breaches of anti-money laundering rules.

50	There have been Disclosed to the Buyer copies of all material correspondence during the two years ending on the date of this Agreement between the UK Regulated Company and the FSA.

51	Details of all FSA and all other material current regulatory authorisations, licences, permissions, registrations, certificates, approvals or consents held by the ODL Group have been Disclosed.

52	All levies required under the FSA handbook and equivalent regulations in respect of any relevant jurisdictions outside the UK have been paid to (i) the Financial Ombudsman and the Financial Services Compensation Scheme or (ii) equivalent overseas bodies as appropriate.

53	No Group Company has, in the two years ended on the date of this agreement, been refused entry to any relevant professional body or trade association concerned with investment business or other financial activities.

54	The UK Regulated Company satisfies its FSA financial resource requirements on an ongoing basis. Without prejudice to the generality of the foregoing the UK Regulated Company under FSA Rules properly calculates its financial resources (including the proper treatment of any subordinated loans relied upon as part of its financial resources) and properly assesses and maintains, to the best of the knowledge and ability of the ODL Management Sellers, an internal capital adequacy assessment process (“ICAAP”) on an ongoing basis (pursuant to which a full assessment has been undertaken) in the last 6 months) and, at the date of this Agreement and to the best of the knowledge of the ODL Management Sellers, satisfies all FSA guidance upon its capital and individual liquidity requirements.

55	The UK Regulated Company has fully rectified on an ongoing basis all issues identified in (i) the FSA’s Risk Mitigation Programme arising as a result of the ARROW visit in September 2007 and (ii) the report of the FSA’s onsite visit in May 2009.

56	The operations of the ODL Group prior to Signing will not result in a determination or order from any regulatory or governmental authority responsible for regulation of the conduct of investment business or financial services activity which imposes a sanction which has the effect of prohibiting or materially inhibiting the business of any Group Company.
CONTRACTS
57	True and complete copies of all Material Contracts, reflecting the valid, binding and enforceable obligations on the parties thereto, are attached to the Sellers’ Disclosure Letter and all Material Contracts are in full force and effect.

58	There is not outstanding any contract or arrangement to which any of the ODL Shareholders or any Connected Person of any of the ODL Shareholders is a party or of which it has the benefit which would have to be assigned to or vested in any Group Company to enable that Group Company to carry on its business or enjoy the rights and privileges attaching to any of its assets and undertaking in the same manner and to the same extent and on the same basis as that Group Company has carried on business or enjoyed such rights prior to the date of this Agreement.

59	There is not outstanding any offer made or given by any Group Company capable by the unilateral act of any other person of giving rise to any contract otherwise than in the ordinary course of trading.

60	No Group Company is in breach of any of the Material Contracts nor, so far as the ODL Management Sellers are aware, is any other party to any Material Contract.
POWERS OF ATTORNEY
61	No power of attorney given by any Group Company is now in force and no person, as agent or otherwise, is entitled or authorised to bind or commit any Group Company to any obligation not in the ordinary course of that Group Company’s business, and none of the ODL Management Sellers are aware of any person purporting to do so.

62	Complete and accurate particulars of all persons (other than directors) who have authority to bind each Group Company in the ordinary course of business are set out in the Sellers’ Disclosure Letter.
UK COMPETITION/ANTI-TRUST
63	No Group Company is and has not been within the last five years a party to any agreement or arrangement or engaged in any practice which -

(a)	infringes or has infringed Article 81 or 82 of the EC Treaty;

(b)	infringes or has infringed Chapter I or Chapter II of the Competition Act 1998;

(c)	falls under any legislation of a jurisdiction outside the United Kingdom for the control or prevention of anti-competitive practices; or

(d)	is or has been the subject of any enquiry, investigation or proceeding under any Law mentioned in sub-paragraphs (a) to (c) above or the market investigation provisions of the Enterprise Act 2002.
64	No Group Company has received any direct or indirect monies, tax relief or other financial benefits from public funds that would constitute State aid within the meaning of Article 87(1) of the EC Treaty.

65	No former or current employees of any Group Company are involved or have in the past been involved in any investigation under section 188 of the Enterprise Act 2002.

66	No Group Company is bound by any undertaking given by it to or any order, judgment or direction made by the Office of Fair Trading, the Secretary of State, the Competition Commission, the Competition Appeal Tribunal, the High Court, the European Commission or the European Court of Justice and Court of First Instance or any other regulatory body or court or tribunal in any jurisdiction, whether in connection with any Law mentioned in paragraphs 63 to 65 above or otherwise.

67	The ODL Group does not hold beneficial ownership of assets located in the United States having an aggregate total current fair market value of more than US$ 63.4 million, and, in its most recent fiscal year, did not have aggregate gross sales in or into the United States of over US$ 63.4 million. The ODL Sellers acknowledge and understand that the Buyer is relying on this paragraph 67 to ensure the Buyer’s compliance with certain U.S. merger notification laws and regulations.
INSURANCE
68	A list of all the insurance policies maintained by the ODL Group is attached to the Sellers’ Disclosure Letter, all premiums due in respect of such policies have been paid, and so far as the ODL Management Sellers are aware the policies are in full force and effect and nothing has been done or omitted to be done which might invalidate the policies and there are no outstanding claims against any of the policies.
LEGAL PROCEEDINGS
69	No Group Company nor any person for whose acts any Group Company may be vicariously liable is engaged or involved in or threatened with -

(a)	any litigation, prosecution, arbitration or other legal proceedings (whether as claimant, defendant or third party), except for normal debt collection not exceeding £10,000 in aggregate;

(b)	any proceedings or enquiries before any tribunal, board of enquiry, commission or any other administrative body, whether judicial or quasi-judicial;

(c)	any investigation by H.M. Revenue and Customs, the Office of Fair Trading, the Commission of the European Communities or any other authority or person; or

(d)	any industrial dispute or action (whether official or unofficial) or any matter which has been referred to ACAS (or any similar government body in any applicable jurisdiction) for advice, conciliation or arbitration;
whether in the UK or in any other jurisdiction and, so far as the ODL Management Sellers are aware, there are no circumstances which might give rise to the same.

70	There is no judgement or order of any court or other Competent Authority against any Group Company or any person for whose acts any Group Company is vicariously liable which has not been satisfied or discharged and no Group Company nor any such person has been party to any undertaking given to any Competent Authority.

71	No Group Company nor any person for whose acts any Group Company may be vicariously liable has committed any breach of or failed to perform or observe any provision of its memorandum or articles or of any Law (including, without limitation, the Companies Act 1985 and the Companies Act 2006) or any order or judgment of a court of competent jurisdiction or any other Competent Authority, covenant or agreement or the terms or conditions of any Consent by which it is bound or to which it is a party; and the sale of the Shares to the Buyer will not result in a breach of, or constitute a default under, any of the same.
INSOLVENCY
72	No Group Company is insolvent or unable to pay its debts within the meaning of any insolvency Law applicable to it and no Group Company has stopped paying its debts as they fall due.

73	No order has been made or petition presented, meeting convened or resolution passed for the winding up of any Group Company.

74	No administrator, administrative receiver or receiver has been appointed in relation to any Group Company, nor has any step been taken to initiate any process by or under which an administrator, administrative receiver or receiver may be appointed in relation to any Group Company.

75	There are no circumstances, including the filing of documents with any court or the giving of notice of intention to appoint an administrator, which are known, to the ODL Management Sellers which would entitle any person to present a petition for the winding up or administration of any Group Company or to appoint an administrator or receiver of the whole or any part of its undertaking or assets.

76	No composition in satisfaction of the debts of any Group Company or scheme of arrangement of its affairs or compromise or arrangement between it and its creditors or members or any class of its creditors or members has been proposed, sanctioned or approved.

77	No distress, distraint, charging order, garnishee order, execution or other process has been levied or applied for in respect of the whole or any part of the business or the assets of any Group Company.

78	No event has occurred causing, or which upon intervention or notice by any third party may cause any floating charge created by any Group Company over its business or assets to crystallise or any charge created by it its business or assets to become enforceable nor has any such crystallisation occurred nor is such enforcement in process.

79	No event analogous to any of those described in paragraphs 70 to 76 has occurred in any jurisdiction outside the UK.
RECORDS
80	The accounting records and all registers, books and other records of each Group Company are in its possession or under its exclusive control and contain a materially accurate record of the matters which they ought to record.

81	All records or other documents (as defined in section 13 of the Civil Evidence Act 1995) recording or evidencing any contract, licence, consent or other right of each Group Company or required for the exercise of any such right are in the possession or under the exclusive control of that Group Company.
ACCURACY OF INFORMATION
82	The information contained in Schedules 1, 2, 3, 4 and the documents set out at tabs L1 to L5 of the Sellers’ Disclosure Documents are true, accurate and not misleading.

83	True and complete copies of each of the Sellers’ Disclosure Documents are attached to the Sellers’ Disclosure Letter.

84	True and complete copies of all deeds and other documents related to any Group Company’s interest in any of the Properties are provided in the Sellers’ Disclosure Documents.

85	The replies to the Buyer’s due diligence enquiries at Tabs N1 to N5 of the Sellers’ Disclosure Documents are true, accurate and not misleading.
PART 3 — COMPANY INTELLECTUAL PROPERTY, IP LICENCES AND ICT SYSTEMS
DISCLOSURE, OWNERSHIP AND VALIDITY
86	Complete and accurate particulars of the Company Intellectual Property and of any Intellectual Property Rights used, enjoyed, exploited or held for use by the ODL Group at any time during the period of six years prior to the Completion Date are set out in Parts 1 and 2 of Schedule 4 respectively. There are no agreements or arrangements in effect whereby a licence, sub-licence or other permission to use has been granted to or by, or is obliged to be granted to or by any Group Company in respect of any Intellectual Property Rights except as set out in Part 2 of Schedule 4.

87	The Company Intellectual Property comprises all the Intellectual Property Rights necessary for the ODL Group to carry on its business as it has been carried on before the Signing Date.

88	Except to the extent that the Company Intellectual Property is the subject of a valid and enforceable IP Licence from a Group Company to a third party, or the ODL Group is the licensee of rights under the IP Licences or the ICT Contracts, a Group Company is the sole and beneficial owner of the Company Intellectual Property free from all Encumbrances and adverse rights of any description. The ODL Group has in its possession all necessary employment contracts, consultancy contracts, development agreements, lists of developers, prototype versions, development records and other documents necessary to establish ownership of the Company Intellectual Property and to prove novelty, originality or any other requirement necessary for registration under applicable Law.

89	To the extent that any of the Company Intellectual Property is —
(a)	registered or granted, it is valid and subsisting;

(b)	applied for, the application has been duly made and is subsisting and is capable of registration;

(c)	not registered or granted, it is subsisting and enforceable.
90	All registration and renewal fees payable in respect of any of the Company Intellectual Property have been paid up to date.
91	There are no outstanding or potential claims against any Group Company to pay compensation or damages to any present or former employee in respect of any Intellectual Property Rights, whether under section 40 of the Patents Act 1977 or otherwise.

92	All the IP Licences are in full force and effect and will not terminate or be capable of terminating by reason of the execution and performance of this Agreement.
INFRINGEMENT
93	So far as the ODL Management Sellers are aware, none of the Company Intellectual Property -
(a)	is used, exploited by any person except a Group Company (excluding only those IP Licences and ICT Contracts under which a Group Company has been granted non-exclusive rights by a third party);

(b)	is being, or has been within six years before the date of this Agreement, infringed or, opposed by any person or been the subject of any invalidity proceedings; or

(c)	is the subject of any outstanding application for rectification in whole or in part;
and there are no circumstances which might give rise any of the things mentioned in sub-paragraph (b) or (c) being done.

94	None of the Company Intellectual Property or anything done in the conduct of the business of any Group Company infringes or has infringed any Intellectual Property Rights of a third party or conflicts or places any Group Company in breach of any Intellectual Property Rights of a third party or gives rise to any obligation to pay any royalty, fee or compensation, other than pursuant to the terms of licences or assignments made in the ordinary course of business, full particulars of which have been Disclosed.

95	So far as the ODL Management Sellers are aware, no Group Company nor any other party is in breach of any IP Licence and there are no circumstances which might give rise to a claim for breach of any material term of any IP Licence.

96	None of the Company Intellectual Property is subject to any outstanding claims arising under sections 77 to 80 of the Copyright, Designs and Patents Act 1988 or under any similar legislation in any part of the world.

97	Confidential Information:
(a)	No Group Company is not subject to any agreement which imposes on it a material restriction on the use or disclosure of any information used in the business of the Group Company;

(b)	No Group Company has disclosed, or is obliged to disclose, any know how, trade secrets or confidential information to any third party, other than those of the relevant Group Company’s officers or employees or professional advisers who are bound by obligations of confidence;

(c)	Save for officers or employees or professional advisers of the relevant Group Company, no third party has had access to any of the know how, trade secrets or confidential information relating to or held by a Group Company;

(d)	No Group Company is restricted in its ability to use, or to disclose to any third party, any information or know how.
98	Each Group Company has all necessary rights and authority to use and operate the ICT Systems in the manner being used and operated at the date of this Agreement and all such use is within the scope of such rights and authority. Each Group Company will continue to enjoy those rights and will have control of the ICT Systems after Completion

99	The ICT Systems:
(a)	have been properly maintained and updated and have performed to a standard necessary to fulfil the requirements of each Group Company in a manner consistent with the smooth operation of each Group Company’s business; and,

(b)	are not at the date of this Agreement, and have not been within the 12 months preceding the date of this Agreement, subject to any material defects relating to any part of them.
100	None of the ICT Contracts is liable to be terminated or otherwise materially affected by a change of control of the Group Company and the ODL Shareholders have no reason to believe that any ICT Contract will not be renewed on the same or substantially similar terms when it expires.

101	With the exception of standard software (being such software as is, or was at the time of purchase, freely available on the open market for general commercial use (for example, word processing or accounts software)), all of the source code for software which is material to the business of any Group Company (including all documents necessary to understand the source code) is, and will following Completion remain, either in the exclusive possession or control of that Group Company or is, or following Completion will be, the subject of the escrow deposit arrangements with independent escrow agents, details of which are set out in the Sellers’ Disclosure Letter.

102	Each Group Company has in place -
(a)	procedures and equipment to ensure the off-site back-up of all data on a daily basis; and

(b)	either —

(i)	a prudent disaster recovery plan which is fully documented and which would enable the ICT Systems (or a substitute for them) and all data stored on them to be restored or replaced without material disruption to the business of the each Group Company in the event of significant damage to or destruction of all or part of the ICT Systems; or

(ii)	a contract with a third party to substantially the same effect, which contract is valid and subsisting, not liable to be terminated or otherwise materially affected by a change of control of the ODL Group and may not be terminated by the contractor by less than 24 months’ notice.
103	The disaster recovery arrangements mentioned above have been fully tested in the last 12 months.

104	All data used in connection with the business of any Group Company has been lawfully obtained.
PART 4 — DATA PROTECTION
INTERPRETATION
105	In this Part 4 of Schedule 8, the terms ‘data subject’, ‘personal data’ and ‘processing’ (including variations thereof) have the meanings set out in the Data Protection Legislation.
GENERAL
106	All personal data processed by each Group Company in its business is held by that Group Company on the ICT Systems or in its own manual filing systems, and is not processed by any third party.
107	No Group Company has committed any breach of or failed to observe or perform any provision of the Data Protection Legislation or any other Law applicable to the processing of personal data.
108	Each Group Company has the right to process all the personal data which it processes as at the date of this Agreement.
109	Each Group Company has complied with its obligations under the Data Protection Legislation in respect of the use of electronic communications (including e-mail, text messaging, fax machines, automated calling systems and non-automated telephone calls) for direct marketing purposes.

PART 5 — OFFICERS AND EMPLOYEES
INTERPRETATION

110	In this Part 5 of Schedule 8 -

‘Employment Legislation’ means Law affecting contractual or other relations between employers and their employees or workers;

‘Employee’ means any person employed by any Group Company under a contract of employment;

‘Worker’ means any person who personally performs work for any Group Company but who is not in business on their own account or in a client/customer relationship;
GENERAL
111	Complete and accurate particulars are set out in the Sellers’ Disclosure Letter of the following terms of the contracts of all Employees and Workers including -
(a)	the Group Company which employs or engages them;

(b)	their remuneration (including the benefits any Group Company is bound to provide to them whether now or in the future);

(c)	the commencement date of their contract and, if an Employee, the date on which their continuous service began;

(d)	the length of notice necessary to terminate their contract, or if a fixed term, the expiry date of the fixed term and the date of any previous renewals;

(e)	the type of contract (whether full or part-time or other);

(f)	their date of birth;

(g)	the country in which the Employee or Worker works or performs services and/or is paid, if the Employee or Worker works or is paid outside England and Wales; and

(h)	the law governing the contract, if the Employee or Worker works or is paid outside England and Wales.
112	Complete and accurate particulars are set out in the Sellers’ Disclosure Letter of the following terms of the contracts of all persons who are not Workers and who provide services to any Group Company under an agreement which is not a contract of employment with that Group Company (including, in particular, where the individual acts as a consultant or is on secondment from a company which is not a member of the ODL Group) including -
(a)	the company which engages them;

(b)	the remuneration of each individual (including any benefits and privileges provided or which any Group Company is bound to provide);

(c)	the length of notice necessary to terminate each agreement or, if a fixed term, the expiry date of the fixed term and the date of any previous renewals;

(d)	the country in which the individual provides services, if the individual provides services wholly or mainly outside England and Wales; and

(e)	the law governing the agreement, if the individual provides services wholly or mainly outside England and Wales.
113	Complete and accurate particulars are set out in the Sellers’ Disclosure Letter of all Employees and Workers of any Group Company who are on secondment, maternity, paternity, adoption or other leave or absent due to ill-health or for any other reason save for absences due to ill health of less than 5 days in duration or annual holiday leave.
114	No notice to terminate the contract of employment of any Employee or Worker of any Group Company (whether given by the relevant employer or by the Employee or Worker) has been given and there are no circumstances of which the ODL Management Sellers are aware which may be expected to give rise to notice being given and no claim under any Employment Legislation has been brought, raised or threatened within six months from the date of this Agreement is outstanding between -
(a)	any Group Company and any of its current or former Employees relating to their employment, its termination and any reference given by that Group Company regarding them; or

(b)	any Group Company and any of its current or former Workers relating to their contract, its termination and any reference given by that Group Company regarding them.
115	No questionnaire has been served on any Group Company by an Employee or Worker under any Employment Legislation to which the Group Company has not provided a written response and true, complete and accurate copies of any questionnaires and written responses thereto are attached to the Sellers’ Disclosure Letter.
116	Every Employee or Worker of any Group Company who requires a work permit to work in the United Kingdom has a current work permit or other permission and all necessary permission to remain in the United Kingdom.

117	No offer of employment or engagement has been made by any Group Company that has not yet been accepted, or which has been accepted but where the employment or engagement has not yet started.
118	There are no terms of employment of any directors, officers or Employees which provide that the acquisition of the Shares by the Buyer and compliance with the terms of this Agreement will entitle any directors, officers or Employees of any Group Company to treat themselves as dismissed receive any payment or other benefit.
119	No Employee is assigned to the organised grouping of resources or employees engaged in the execution and delivery of, or implementation of the transactions envisaged by, the White Label Agreement for the purposes of Regulation 4 of the Transfer of Undertakings (Protection of Employment) Regulations 2006.
120	All contracts between any Group Company and their Employees and Workers are terminable at any time on three months’ notice or less without compensation (other than for unfair dismissal or a statutory redundancy payment or any liability on the part of that Group Company other than wages, accrued holiday, commission or pension).
121	All contracts between any Group Company and their directors, Employees or Workers comply with any relevant requirements of section 188 of the Companies Act 2006.
122	No Group Company is a party to, bound by or proposing to introduce in respect of any of its directors or Employees any redundancy payment scheme in addition to statutory redundancy pay, nor is there any agreed procedure for redundancy selection.
123	No Group Company is a party to, bound by or proposing to introduce in respect of any of its directors, Employees or Workers any share option, profit sharing, bonus, commission or any other scheme relating to the profit or sales of that Group Company save as Disclosed.
124	During the six months preceding the date of this Agreement, no Group Company has incurred any actual or contingent liability in connection with any termination of employment of its Employees (including redundancy payments) during the period of six months prior to the date of this Agreement or for failure to comply with any order for the reinstatement or re-engagement of any Employee.
125	No Group Company has during the period of six months prior to the date of this Agreement incurred any liability for failure to provide information or to consult with Employees under any Employment Legislation.
126	No Group Company has during the period of six months prior to the date of this Agreement made or agreed to make a payment or provided or agreed to provide a benefit to a present or former Director or officer, Employee or Worker or to their dependants in connection with the actual or proposed termination or suspension of employment or variation of an employment contract.

127	No Group Company is involved in any material industrial or trade dispute or negotiation regarding a claim with any trade union, group or organisation of employees or their representatives representing Employees or Workers and to the best of the ODL Shareholders’ knowledge and belief no such dispute or claim has been threatened.
128	There are no subject access requests made to any Group Company pursuant to the Data Protection Legislation by Employees or Workers to which the Group Company has not provided a written response.
129	Other than in the ordinary course of business, no Group Company:
(a)	has in the last 12 months materially altered any of the terms of employment or engagement of any of the Employees or Workers; and

(b)	shall (whether to take effect prior to, on or after the Completion Date) any of the terms of employment or engagement of any of the Employees or Workers (without the prior written consent of the Buyer, such consent not to be unreasonably withheld or delayed).
130	No Group Company has or will transfer any Employee or Worker from working for that Group Company, or induce any Employee or Worker to resign their employment or agree to transfer any Employee or Worker from that Group Company (without the prior written consent of the Buyer).
131	There are no sums owing to or from any Employee or Worker other than reimbursement of expenses, wages for the current salary period and holiday pay for the current holiday year and there are no sums owing from any Employee or Worker other than advances of expenses and loans provided in the ordinary course of business true, complete and accurate details of which have been included in the Sellers’ Disclosure Letter.
132	No Group Company has offered, promised or agreed to any future variation in the contract of any Employee or Worker.
133	True, complete and accurate copies of all directors’ and executives’ service agreements, examples of pro-forma contracts of employment, staff handbooks and employment policies which apply to the Employees and Workers and true, complete and accurate copies of all agreements or arrangements with any trade union, employee representative or body of employees or their representatives (whether binding or not) and details the material provisions of any such unwritten agreements or arrangements which may affect any Employee or Worker are attached to the Sellers’ Disclosure Letter.
134	In respect of each Employee and Worker, each Group Company has -

(a)	performed all material obligations and duties it is required by law to perform (and settled all outstanding claims), whether arising under contract, statute, at common law or in equity or under any treaties including the EC Treaty or laws of the European Community or otherwise;

(b)	complied with the material terms of any relevant agreement or arrangement with any trade union, employee representative or body of employees or their representatives (whether binding or not); and,

(c)	maintained adequate, suitable and up to date records.
135	Part 6 of the Income Tax (Earnings and Pensions) Act 2003 does not apply to any shares in the Company.
PART 6 — PENSIONS
136	In this Part 6 of Schedule 8 —
‘Relevant Person’ means any officer or employee or former officer or employee of any Group Company and any person whose services are or have been provided for any Group Company.
CURRENT PENSION ARRANGEMENTS
137	Other than in relation to the Pensions Schemes no Group Company is or has at any time been a party to or participated in or contributed to any scheme, agreement, or arrangement under which it has or may have any obligation (whether legally enforceable or not) to pay or make provision for payment of any pension, lump sum, gratuity or other benefit on retirement, death, incapacity, sickness, disability or other similar circumstances of any Relevant Person or the relatives or dependants of any Relevant Person and, in particular, no Group Company has at any time participated in or been a participating employer of any defined benefit pension arrangement or any defined contribution pension arrangement except where there is no liability (actual, prospective or contingent) for any Group Company.
COMMUNICATIONS AND EX GRATIA PENSIONS
138	No Group Company —
(a)	has given any undertaking, assurance, proposal or announcement (whether legally enforceable or not) as to the introduction, continuance, improvement or increase of any pension, lump sum, gratuity or other benefit on retirement, death, incapacity, sickness, disability or other similar circumstances or as to the rights of any person to receive such benefits; or

(b)	is paying nor has at any time paid any such benefit;

to (in either case) any Relevant Person or the relatives or dependents of any Relevant Person.
TUPE TRANSACTIONS
139	No Group Company has any obligation to provide an early retirement benefit to any person as a result of the operation of the Transfer of Undertakings (Protection of Employment) Regulations 1981 and/or the Transfer of Undertakings (Protection of Employment) Regulations 2006 or any equivalent Law.
DISPUTES
140	No Group Company is engaged or involved in any actual or pending proceedings which relate to or are in connection with any scheme, agreement or arrangement for the provision for payment of any pension, lump sum, gratuity or other benefit on retirement, death, incapacity, sickness, disability or other similar circumstances of any Relevant Person or the relatives or dependants of any Relevant Person, no such proceedings are pending or threatened and there are no facts likely to give rise to any such proceedings. For the purposes of this paragraph, ‘proceedings’ includes any litigation or arbitration and any investigation or determination by the Pensions Ombudsman, the Pensions Regulator, the Pensions Advisory Service or the Occupational Pensions Regulatory Authority or any complaint under any internal dispute resolution procedure established in connection with any such scheme, agreement or arrangement.
STAKEHOLDER PENSION
141	Each Group Company has complied with its obligation to consult, designate and facilitate access to a stakeholder pension as required by the Welfare Reform and Pensions Act 1999, the Stakeholder Pension Schemes Regulations 2000 and any other related legislation.
CONNECTED AND ASSOCIATED PERSONS
142	Other than in relation to the Pensions Schemes, no Group Company nor any person with which any Group Company is connected or of which any Group Company is an associate (where “connected” and “associate” have the meanings ascribed to such terms under sections 249 and 435 of the Insolvency Act 1986 respectively) participates, or has participated, as an employer in an occupational pension scheme other than a money purchase scheme (as defined in section 181 Pensions Scheme Act 1993).

PART 7 — THE PROPERTIES
INTERESTS
143	The Properties comprise all the land and buildings owned by the ODL Group or used or occupied by it or in which it has any other interest right or liability.
144	The information set out in Schedule 3 is complete and accurate and not misleading.
HISTORIC PROPERTIES
145	No Group Company has liabilities (actual or contingent) in relation to any land and/or buildings except the Properties.
TITLE
146	Each Group Company named as owner in Schedule 3 is sole legal and beneficial owner of the relevant Property and is absolutely entitled to the proceeds of any sale of such Property.
147	There are no subsisting contracts involving any disposition of any of the Properties or any interest in them.
148	Where the title to any of the Properties requires registration at the Land Registry or any equivalent Competent Authority it has been duly registered with title absolute and the Group Company named as owner in Schedule 3 is the registered proprietor.
149	Where title to any of the Properties does not require registration at the Land Registry or any equivalent Competent Authority there is no caution registered against first registration and no event has occurred in consequence of which registration should have been effected.
150	Each of the Properties is free from any mortgage or charge, security interest, option, right of pre-emption, licence, rent charge, overriding interest (as defined in the Land Registration Act 2002), or lien or other similar interest (including any arising by statute) and the relevant Group Company has in its possession all relevant deeds and document necessary to prove title of the relevant Group Company.
151	There is no right, easement, wayleave, licence or informal arrangement, public or private which is enjoyed or in course of being acquired by or against the Properties.
152	No person is or claims to be entitled (actually or conditionally) to occupy use or control the Properties other than the Group Company named as owner in Schedule 3.

153	The relevant Group Company enjoys all rights and easements necessary for the continued enjoyment and use of the Properties for their present purpose including rights of access and rights to use services without obstruction or interference.
ADVERSE INTERESTS
154	There is no agreement, obligation, event or other matter which is registered or, although not registered, is capable of registration as a local land charge, land charge, caution, inhibition or notice in relation to any of the Properties.
155	The Properties are not subject, nor so far as the ODL Management Sellers are aware likely to become subject, to any right, easement, arrangement or anything that is likely to adversely affect the relevant Group Company’s ability to continue to carry on its existing business from it in the same manner as at present and at the same cost.
156	None of the Properties is subject to any compulsory purchase proposals of any kind.
PLANNING AND DEVELOPMENT MATTERS
157	The current use of the Properties is as stated in Schedule 3 and such use complies with Laws applicable to planning.
158	No Group Company has applied for any planning permission or entered into any planning agreement in relation to the Properties.
159	In relation to the Properties, no planning permission has been given subject to unusual or onerous conditions or on a temporary or personal basis and no permission has been the subject of any enforcement process or suspended or remains unimplemented in whole or in part and no planning application has been submitted which awaits determination and all planning permissions relating to the Properties have been fully implemented.
160	None of the Properties is subject to or affected by any agreement under section 106 of the Town and Country Planning Act 1990, section 33 of the Local Government (Miscellaneous Provisions) Act 1982 or any Law of similar nature.
RATES, TAXES AND OTHER OUTGOINGS
161	None of the Properties is subject to the payment of any outgoings other than non-domestic or water rates (and in the case of leaseholds, rents reserved by the relevant lease) and all outgoings have been duly paid to date, and none is in dispute or under appeal.
CLAIMS AND DISPUTES
162	No notice, action, claim, proceeding, demand, dispute or liability (contingent or otherwise) in respect of the Properties or their occupation or use is has been received by any of the Group Companies, or so far as the ODL Management Sellers are aware, is anticipated.
CONDITION OF THE PROPERTIES
163	Each of the Properties is in good and substantial repair and condition and fit for the purposes for which it is presently used.
164	So far as the ODL Management Sellers are aware there has been no flooding, subsidence, heave or significant structural or drainage defect at the Properties.
LEASES
165	In relation to any of the Properties which is leasehold or subject to leases (including underleases) -
(a)	the lease is not subject to any licences, collateral assurances, undertakings, side agreements or concessions;

(b)	all lease covenants on the part of the landlord and the tenant have been complied with;

(c)	there are no allegations of breach of the lease terms and no refusal to accept rent;

(d)	the rent referred to in column 6 of Schedule 3 is the current rent payable under the relevant lease and there are no rent reviews in the course of being determined;

(e)	no predecessor in title of the present tenant nor any surety has been released;

(f)	no tenancy is being continued after the contractual expiry date pursuant to the terms of Part II of the Landlord and Tenant Act 1954 or otherwise and no notices have been served or received pursuant to that Act.
166	Any lease of any of the Properties which is leasehold is in a form and on terms which would be acceptable to a prudent purchaser of the relevant Group Company intending to use the Properties for the purposes of the existing business and (without limitation) -
(a)	no lease contains any requirements to be satisfied, or which have effect in relation to, a change of ownership or control of the issued share capital of the tenant;

(b)	each lease is assignable on terms which do not entitle the landlord unreasonably to withhold its consent;

(c)	no lease requires the relevant Property (or any part of it) to be offered back to the landlord prior to assignment; and

(d)	no lease, other than a lease at a full rack rent, contains any provision for forfeiture on insolvency or liquidation.
PART 8 — TAX
INTERPRETATION
167	In this Part 8 of Schedule 8 -
‘Base Cost’ means, in relation to any asset, the amount which (disregarding any indexation allowance pursuant to section 53 of TCGA 1992 (or similar or equivalent allowance) would be available as a deduction under any Law relating to the computation of Tax on the sale or other disposal of that asset;

‘Tax Avoidance Scheme Regulations’ means the Tax Avoidance Schemes (Prescribed Descriptions of Arrangements) Regulations 2004, the Tax Avoidance Schemes (Promoters and Prescribed Circumstances) Regulations 2004 and the Tax Avoidance Schemes (Information) Regulations 2004 and any similar or equivalent provisions under any Law which require the disclosure of any transaction or matter to any Tax Authority;

‘TCGA 1992’ means the Taxation of Chargeable Gains Act 1992;

‘VATA 1994’ means the Value Added Tax Act 1994;

and any expression or word which is defined in or to which a meaning is assigned for the purpose of ICTA 1988 or TCGA 1992 has the same meaning.
COMPLIANCE — GENERAL
168	All notices, returns, reports, accounts, computations, statements, assessments and registrations and any other necessary document or information required to be submitted by each Group Company to any Tax Authority for the purposes of Taxation have been made on a proper basis, were submitted within applicable time limits, were in all material respects true, accurate and complete when submitted and remain true, accurate and complete in all material respects.
169	All Tax for which each Group Company is or has been liable to account has been duly paid within the applicable time limits.
170	Each Group Company has, within applicable time limits, kept and maintained complete and accurate records, invoices and other information in relation to Tax as it is required by law to keep and maintain. Each Group Company has sufficient records to determine the Tax consequences which would rise, including the amount of any

Relief, on any disposal or realisation of any asset owned at the Accounts Date or acquired since that date but prior to Completion.
171	There is no existing dispute between a Group Company and any Tax Authority and the ODL Management Sellers are not aware of any circumstances likely to give rise to such a dispute.

172	In the past three (3) years no Group Company has been the subject of an investigation, visit, audit, discovery, access order or enquiry by any Tax Authority or become liable to pay any interest, fine, penalty or surcharge to any Tax Authority.

173	All Taxation (including any social security or national insurance contribution) which any Group Company is or has been liable to deduct or withhold under any Tax Statute (including but not limited to under the Pay As You Earn system) has been deducted or withheld from all payments made (or treated as made) by such Group Company and has been accounted for to the relevant Tax Authority and each Group Company has otherwise complied with its legal obligation in respect of such deductions or withholdings and has properly operated the PAYE or other equivalent system.

174	The amount of Tax chargeable on each Group Company has not, to any material extent, depended on any concession, settlement, agreement or other formal or informal arrangement with any Taxation Authority other than a concession or agreement appearing in relevant legislation or published practice of general application.

175	All transactions in respect of which any clearance, consent, ruling or prior agreement was sought from any Taxation Authority have been entered into by each Group Company after such consent, clearance, ruling or prior agreement has been properly obtained. Any application for such clearance, consent, ruling or prior agreement has been made on the basis of full and accurate disclosure of all the relevant material facts and considerations, and all such transactions have been carried into effect in accordance with the terms of the relevant clearance, consent, ruling or prior agreement.

176	Each Group Company has duly submitted all claims, disclaimers, elections, notices or any other document required to obtain any Relief or required for any Tax purpose, the making of which has been assumed for the purposes of the Accounts and where the time limit for submitting any such claim, disclaimer, election, notice or other document has passed, and so far as the ODL Shareholders are aware, no such claims, disclaimers, elections notices or other documents are likely to be disputed or withdrawn.

177	Each Group Company is not liable to indemnify, reimburse or pay any Tax (or amounts corresponding to Tax) which is any other person’s primary responsibility, as a result of having been connected or associated with that person for Tax purposes at any Time on or before Completion and no Group Company is bound by any Tax sharing, allocation, indemnification or similar agreements under which the Group

Company or the Buyer could be liable for any Tax of any other person after Completion.
178	The Accounts make proper provision or reserve within applicable generally accepted accounting principles for any period ending on or before the date to which they were drawn up for all Tax assessed or liable to be assessed on each Group Company, or for which the Group Company was accountable at that date, whether or not any Group Company had the right of reimbursement against any other person. Proper provision has been made and shown in the Accounts for deferred Tax in accordance with applicable generally accepted accounting principles.
VALUE ADDED TAX
179	Each Group Company -
(a)	is registered as a taxable person for the purpose of value added tax;

(b)	has maintained and obtained full, complete, correct and up-to-date records, invoices and other documents appropriate or requisite for that purpose; and

(c)	has fully complied with all provisions of any Law relating to value added tax and all directions and conditions made or imposed pursuant to any of those provisions.
180	No Group Company or any of its relevant associates (as that term is defined by paragraph 3(7) of Schedule 10 to VATA 1994) has made an election to waive exemption available pursuant to paragraph 2 of that Schedule in relation to any of that Group Company’s land.
181	No Group Company is a developer in relation to any building or civil engineering work for the purposes of paragraphs 5 and 6 of Schedule 10 to VATA 1994.
182	No Group Company has acquired any asset in circumstances falling within section 44 of VATA 1994.
STAMP DUTY
183	All instruments in the possession of a Group Company, which a Group Company might require to prove ownership of any asset, have been properly stamped and no Group Company has failed to pay any stamp, registration or equivalent Taxes when due in any jurisdiction.
184	No Group Company has executed and retained outside the United Kingdom any instrument relating to any property situated, or to any matter or thing done or to be done, in any part of the United Kingdom, which would, were it to be bought into the United Kingdom, require stamping.

185	Neither entering into this Agreement nor Completion will result in the withdrawal of any stamp duty relief granted on or before Completion which will affect any Group Company.
186	All stamp duty land tax payable by any Group Company has been paid within the period prescribed by law and land transaction returns have been duly completed, are true and accurate and are not the subject of any dispute with or enquiry from any Tax Authority.
OVERSEAS AND TRANSFER PRICING
187	Each Group Company is, and has always been, resident in the United Kingdom for United Kingdom Tax purposes , and has always been, resident for Tax purposes only in the jurisdiction of its incorporation and no other jurisdiction has alleged, asserted or maintained that it is entitled to subject any Group Company to Tax.
188	No Group Company is an agent or permanent establishment of another company, person, business or enterprise for the purpose of assessing such company, person, business or enterprise to Tax in the jurisdiction of the Company’s incorporation.
189	All transactions or arrangements entered into or made by any Group Company have been made on arm’s length terms. There are no circumstances in existence whereby any Group Company is obliged or, any Tax Authority could require, a Group Company to account for Tax using a value or price for a transaction or arrangement other than the actual value or price used whether under Schedule 28AA ICTA 1988 or under any other equivalent Law.
AVOIDANCE
190	No Group Company has notified any Tax Authority of any arrangements or proposed arrangements pursuant to Tax Avoidance Scheme Regulations and no Group Company is in breach of any obligation to disclose any arrangement or proposed arrangement to any Tax Authority pursuant to Tax Avoidance Scheme Regulations.
191	No Group Company has been involved in any transaction or series of transactions the main purpose or one of the main purposes of which was the avoidance of Tax.
INTANGIBLES, LOAN RELATIONSHIPS AND DISTRIBUTIONS
192	The Sellers’ Disclosure Letter sets out the amount of expenditure on each of the intangible fixed assets and goodwill of each Group Company (as those terms are defined in Section 713 CTA 2009).
EMPLOYEES
193	No Group Company has made, or agreed to make, any payment to, or provided or agreed to provide any benefit for, any director or former director, officer or employee of the Group Company, whether as compensation for loss of office, termination of employment or otherwise, which is not allowed as a deduction in calculating the Group Company’s profits for Tax purposes.
194	Except as set out in the Sellers’ Disclosure Letter, no Group Company has provided, or agreed to provide, any employee, director, officer or any former employee, director or officer of the Company with any shares, rights to shares or options in respect of shares.

SCHEDULE 9
ODL SHAREHOLDERS’ PROTECTION
INTERPRETATION AND APPLICATION
1	The provisions of paragraphs 3 to 20 (inclusive) of this Schedule shall not apply to any claim for breach of the ODL Warranties set out in clause 6.6 and Part 1 of Schedule 8 (Title and Capacity).

2	The limitations and exclusions set out in this Schedule shall not apply -
(a)	to any Claim which arises from;

(b)	to the amount by which any Claim is increased as a result of; or

(c)	where the delay in the discovery of any Claim arises from;
fraud, deceit or wilful concealment by any of the ODL Sellers. The amount, or the increase in the amount, of any such Claim shall accordingly be disregarded for the purpose of calculating the amount specified in paragraph 4.
TIME LIMIT FOR MAKING CLAIMS
3	The C-Corp Sellers shall not (subject to paragraphs 2 and 11) be liable for a Claim unless -
(a)	the Buyer gives to the Sellers’ Representative a Notice of Claim on or before 30 May 2011; and

(b)	liability for the Claim is accepted by the Sellers’ Representative in writing or court proceedings in respect of the Claim are instituted and duly served in either case within six months from the last day for notification of the Claim under sub-paragraph 3(a)
PROVIDED THAT there shall be no such restrictions shall apply in respect of a Claim which is an Indemnity Claim under clauses 8.3(g), 8.3(h), 8.3(i), 8.3(k) or 8.3(l) or a Claim in respect of the EBT Plan pursuant to clause 3.1(e) of the Tax Deed.
EXCLUSION OF SMALL WARRANTY CLAIMS
4	The C-Corp Sellers shall not be liable for a Warranty Claim unless the amount payable in respect of that Warranty Claim:
(a)	individually exceeds US$ 75,000; and

(b)	in aggregate exceeds US$ 300,000 when added to the amount which is payable (or, but for sub-paragraph (a) above, would be payable) in respect of every other Warranty Claim, in which case the C-Corp Sellers shall be liable for the whole amount of that Warranty Claim and not only the excess above US$ 75,000.
5	For the purpose of paragraph 4 two or more Warranty Claims arising from the same circumstance, or from the same set of circumstances, shall be treated as a single Warranty Claim.
PROVISION IN ACCOUNTS
6	No Claim (other than a claim made pursuant to clauses 8 or 9 of this Agreement) shall be brought against the C-Corp Sellers until such time as any reserve provided for in the 2009 Management Accounts as specifically relating to the matter giving rise to that Claim has been fully exhausted whereupon the Buyer shall only be permitted to claim an amount equal to the amount by which the value of the Claim exceeds the amount of such specific reserve.
CHANGES IN LEGISLATION ETC
7	The C-Corp Sellers shall not be liable for any Claim (other than a claim under the Tax Deed) to the extent that such Claim arises or is increased as a result of:
(a)	any change in legislation after the date of this Agreement (or any legislation not in force at the date of this Agreement) which takes effect retrospectively or the withdrawal after the date of this Agreement of any published concession or published general practice previously made by HMRC or other Competent Authority;

(b)	any increase in rates of Taxation announced since the Signing Date; or

(c)	an act or omission of the Buyer or the ODL Group occurring after the Signing Date other than an act or omission:
(i)	in the ordinary course of the ODL Group’s business; or

(ii)	required by law; or

(iii)	carried out pursuant to an obligation of the ODL Group entered into prior to the Signing Date.

RECOVERY FROM A THIRD PARTY
8	The amount of the C-Corp Sellers’ liability for any Claim (other than a claim under the Tax Deed) shall be reduced by any sum which is recovered (whether by way of insurance, indemnification or otherwise) by the Buyer in respect of the loss or damage suffered by reason of the relevant breach, less the amount of any reasonable costs and expenses incurred in obtaining payment of that sum and of any Tax for which the Buyer may be liable by reason of its receipt of that sum.

9	If an amount is paid to the Buyer pursuant to the Waterfall Payment Mechanism in respect of a Claim and the Buyer or any of the Group Companies subsequently recovers (whether by payment, discount, credit, relief or otherwise) from a third party then, to the extent that such amount so recovered relates to the amount paid to the Buyer pursuant to the Waterfall Payment Mechanism, the Buyer shall procure that the relevant company shall pay to the Sellers’ Solicitors an amount equal to the lesser of:
(a)	the amount so recovered from the third party less any reasonable costs and expenses incurred in obtaining such recovery and less any Tax attributable to the recovery; and

(b)	the amount previously paid by the C-Corp Sellers to the Buyer in respect of the relevant Claim.
NO DOUBLE RECOVERY
10	The Buyer shall not be entitled to recover damages or otherwise obtain reimbursement or restitution more than once in respect of the same loss or damage. Accordingly, whilst the Buyer shall be entitled to elect how it wishes to proceed in respect of a claim, the Buyer shall not be entitled to recover under a Warranty Claim if and to the extent that the loss has been recovered pursuant to an Indemnity Claim or has been fully compensated for by way of Adjustments Payment or under the Tax Deed.
PROCEDURE FOR MAKING A CLAIM
11	If any matter which will give rise to a Claim (other than a claim under the Tax Deed) comes to the notice of the Buyer, the following provisions shall apply -
(a)	the Buyer shall as soon as reasonably possible notify the Sellers’ Representative in writing of the matter including, if reasonably possible, whether such matter is likely to give rise to a claim from a third party (a “Third Party Claim”) and, at the expense of the C-Corp Sellers, make available to it all information and documents in the possession or under the control of the Buyer in so far as they relate to that matter;

(b)	the Buyer shall not make any admission of liability or take any other action (except as required by law or by a Competent Authority) in connection with the matter without the previous written consent of the Sellers’ Representative (which shall not be unreasonably delayed or withheld); and
(c)	the Buyer shall as soon as reasonably possible serve a Notice of Claim on the Sellers’ Representative.
12	The Sellers’ Representative shall within 60 days of having received the Notice of Claim referred to in paragraph 11 above inform the Buyer in writing whether or not the Sellers’ Representative, for and on behalf of the C-Corp Sellers, wishes to conduct the defence of the Third Party Claim. If the Sellers’ Representative fails to give notice in writing within such timeframe, he and the C-Corp Sellers shall be deemed to have declined to conduct the defence of such Third Party Claim.

13	If the Sellers’ Representative elects to conduct the defence of a Third Party Claim:
(a)	the Buyer and each of the Group Companies shall at the written request of the Sellers’ Representative take such lawful action as the Sellers’ Representative may reasonably request to avoid, dispute, resist, appeal, compromise or defend the Third Party Claim, subject to the Buyer and/or the relevant company being specifically indemnified to its reasonable satisfaction against any costs, loss or expense which it or any of them are reasonably likely to incur; and

(b)	the Sellers’ Representative shall keep the Buyer fully informed of its conduct of and any negotiations relating to the defence of such Third Party Claim.
14	If the Sellers’ Representative elects not to conduct the defence of any Third Party Claim (or is deemed not to have so elected), the Buyer or any of the Group Companies may take such action as the Buyer or the relevant company sees fit with regard thereto provided that, although the Sellers’ Representative shall not be deemed to have admitted any liability with regard thereto, the liability of the C-Corp Sellers to the Buyer with regard thereto shall not be diminished or extinguished on the grounds that the Buyer or any of the Group Companies took or ought to have taken or omitted to take any action with regard to such Third Party Claim

15	The Buyer shall take, and will procure that each Group Company takes, reasonable steps to mitigate or avoid any loss or liability which is the subject of any Warranty Claim.
CONTINGENT CLAIMS
16	If any Claim is based upon a liability which is contingent only, the C-Corp Sellers shall not be liable to make payment unless and until such contingent liability gives rise to an obligation to make a payment. This is without prejudice to the right of the Buyer to serve a Notice of Claim in accordance with paragraph 3 above and to issue and serve proceedings in respect of it whilst it remains contingent provided that the Claim must have ceased to be contingent with 12 months of the date of such Notice of Claim.

RIGHT TO REMEDY
17	The ODL Sellers shall not be liable for any Claim if the alleged breach which is the subject of the Claim is capable of remedy and is remedied to the satisfaction of the Buyer by the Sellers’ Representative within 30 days of the date on which the Notice of Claim is received by the Sellers’ Representative.
NO SET OFF
18	Subject to the provisions of Schedule 6, the Buyer shall have no right of set off in relation to the Buyer Consideration Share or the payment of any amount due under the LLC Agreement.
MAXIMUM LIABILITY
19	The total aggregate liability of the C-Corp Sellers for all:
(a)	Warranty Claims shall not exceed US$ 20,000,000 save in the case of the ODL Warranty at paragraph 56 of Schedule 8;

(b)	Indemnity Claims and ODL Warranty at paragraph 56 of Schedule 8 shall not (when aggregated with the liability of the C-Corp Sellers for Warranty Claims) exceed US$ 50,000,000 save in the case of an Indemnity Claims pursuant to clause 8.3(d); and,

(c)	Indemnity Claims under clause 8.3(d) shall not (when aggregated with the liability of the C-Corp Sellers for Warranty Claims and Indemnity Claims) exceed the Buyer Consideration.
20.	Neither Gardenparty, the ODL Management Sellers or Adhering Shareholders shall have personal liability under this Agreement for the ODL Warranties or Indemnities.

SCHEDULE 10
BUYER’S WARRANTIES
PART 1 — TITLE AND CAPACITY
CAPACITY
1	The Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.

2	The Buyer has the limited liability company power and authority and subject to execution and delivery of the Members Consent has taken all necessary limited liability company action to enable it to enter into and perform its obligations under this Agreement and all other agreements entered into, or to be entered into, pursuant to the terms of this Agreement. Such agreements, when executed and delivered, and assuming the due authorization, execution and delivery thereof by each party thereto (other than the Buyer), will constitute valid, binding and enforceable obligations of the Buyer in accordance with their terms except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

3	Save for the Regulatory Consents and the Members Consent, the Buyer does not require the consent, approval or authority of any other person to enter into or perform its obligations under this Agreement or any other agreement entered into, or to be entered into, pursuant to the terms of this Agreement, and its entry into and performance of such agreements will not breach or constitute a default under any contractual, governmental or public obligation binding upon it which would result in a Buyer Material Adverse Effect.

4	Except in respect of obtaining the Regulatory Consents or as set forth on Schedule 4 to the Buyer’s Disclosure Letter, the execution, delivery and performance by Buyer of this Agreement, and the consummation by it of the transactions contemplated hereby, do not and will not: (i) violate any Law applicable to or binding on any Member of the Buyer Group or its assets; (ii) violate or conflict with, result in a breach or termination of, constitute a default or give any third party any additional right (including a termination right) under, permit cancellation of, result in the creation of any Lien (except Permitted Liens) upon the membership interests or any of the assets of any Member of the Buyer Group under, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under, any contract to which any Member of the Buyer Group is a party or by which it or its assets is bound; (iii) permit the acceleration of the maturity of any indebtedness of any Member of the Buyer Group or indebtedness secured by its assets; or (iv) violate or conflict with any provision of any of the organizational documents of any Member of the Buyer Group.

5	Except as disclosed in Buyer’s Disclosure Letter, the Buyer is not engaged in any litigation or arbitration proceedings which would have a material adverse effect upon its capacity or ability to perform its obligations under this Agreement or any other agreement entered into, or to be entered into, pursuant to the terms of this Agreement and, to the knowledge of the Buyer, no such legal or arbitration proceedings have been threatened against it.

6	As of the date hereof and immediately prior to Completion, the holders of membership interests in the Buyer are as set forth on Schedule 6 Appendix C to the Buyer’s Disclosure Letter.

7	All of the membership interests of the Buyer to be issued in connection with the consummation of the transactions contemplated by this Agreement will be, when issued in accordance with the terms hereof, duly authorised, validly issued and fully paid, and, except as disclosed in the Buyer’s Disclosure Letter, not subject to, or issued in violation of, any kind of preemptive, subscription or any kind of similar rights.

8	Except as disclosed in the Buyer’s Disclosure Letter, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind (contingent or otherwise) to which the Buyer is a party or bound obligating the Buyer to issue, deliver or sell, or cause to be issued, delivered or sold, additional membership interests of the Buyer, or other securities of any kind of the Buyer or obligating the Buyer to issue, grant, extend or enter into any agreement to issue, grant or extend any membership interest, option, warrant or call.
PART 2 — GENERAL
9	No member of the Buyer is entitled to receive from any Member of the Buyer Group any success or transaction fee or bonus in connection the consummation of the transactions contemplated by this Agreement.
BUYER GROUP COMPANIES AND CORPORATE DOCUMENTS
10	Schedule 10 to the Buyer’s Disclosure Letter sets forth the name, jurisdiction of incorporation and authorized and outstanding capital of each Member of the Buyer Group and the jurisdictions in which such Member of the Buyer Group is qualified to do business. Except as set forth in Schedule 10 to the Buyer’s Disclosure Letter and other than securities acquired in connection with trading activities in the ordinary course of business consistent with past practice, none of the Members of the Buyer Group directly or indirectly owns any controlling shares of capital stock or any other security issued by any entity. Each of the Members of the Buyer Group (i) is duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction set forth opposite its name on Schedule 10 to the Buyer’s Disclosure Letter, and (ii) is licensed or qualified to do business and, if applicable, is in good standing, in each jurisdiction where the failure to be so licensed or qualified or in good standing would result in a Buyer Material Adverse Effect.

11	Except with respect to members of the Buyer who are also employees of the Buyer or any Member of the Buyer Group, there is no agreement, other than the LLC Agreement, governing the relationship between the Buyer and any of its members or any agreement relating to the Buyer between any members of the Buyer and the Buyer.

12	The copies of the Buyer’s members’ capital accounts set out in Schedule 12 to the Buyer’s Disclosure Letter are true, complete and accurate as of the date of this Agreement and there are no arrangements or transactions between the Buyer and any of its members in respect of such capital accounts except as recorded in such members’ capital accounts or as provided in the LLC Agreement.
THE BUYER’S FINANCIAL STATEMENTS
13	Buyer has provided to the ODL Sellers copies of (collectively, the “Financial Statements”): (a) the audited consolidated balance sheet and statement of income of the Company as at and for the fiscal year ended December 31, 2008, and (b) the unaudited consolidated balance sheet and statement of income of the Company as at and for the twelve (12) months ended December 31, 2009 (the “Recent Balance Sheet”). To the knowledge of the Buyer, except as set forth in the Buyer’s Disclosure Letter, (i) the Financial Statements have been prepared in accordance with US GAAP and fairly present in all material respects the financial position of the Company and its results of operations as of the respective dates thereof and for the fiscal periods covered thereby, subject, in the case of all interim period Financial Statements, to the absence of footnotes and year-end audit adjustments; and (ii) no Member of the Buyer Group has any liability that would be required in accordance with US GAAP to be set forth or reserved against on a consolidated balance sheet of the Buyer that has not been set forth on the Recent Balance Sheet or included in the notes to the most recent audited consolidated balance sheet included among the Financial Statements, except for those (1) incurred after such date, (2) covered by insurance, indemnification or comparable arrangements, or (3) that would not result in a Buyer Material Adverse Effect.
CHANGES SINCE THE DATE OF THE RECENT BALANCE SHEET
14	Since the date of the Recent Balance Sheet -
(a)	each Member of the Buyer Group has conducted the Buyer Business only in the ordinary course and consistent with past practice;

(b)	to the knowledge of the Buyer, no Member of the Buyer Group has suffered any event or events which, individually or in the aggregate, has had or would result in a Buyer Material Adverse Effect;

(c)	the Buyer has not issued, redeemed or purchased any of its membership interests or entered into an agreement to do so (other than this Agreement);

(d)	except as disclosed in the Buyer’s Disclosure Letter, no Member of the Buyer Group has declared, made or paid any distribution of profits or assets.
ASSETS
15	Except as set forth on Schedule 15 to the Buyer’s Disclosure Letter, each Member of the Buyer Group has good title to the property and assets owned or purported to be owned by it (other than the Intellectual Property Rights, with respect to which only the representations and warranties of the Buyer set forth in paragraphs 37 and 38 below shall govern and control), free and clear of all Liens, except for Permitted Liens.
REGULATORY WARRANTIES
16	Except as set forth on Schedule 16 to the Buyer’s Disclosure Letter, to the Buyer’s knowledge, there is no violation by any Member of the Buyer Group of any applicable Law affecting its properties or the operation of the Buyer Business, which violation, and the cost of curing the same, would result in a Buyer Material Adverse Effect. To the Buyer’s knowledge, except as set forth in Schedule 16 to the Buyer’s Disclosure Letter, each Member of the Buyer Group has all Permits necessary to the operation of the Buyer Business, except where the failure to have or maintain such Permit, and the cost of obtaining or maintaining same, would not result in a Buyer Material Adverse Effect.

17	Except as set forth on Schedule 17 to the Buyer’s Disclosure Letter, to the Buyer’s knowledge, no Member of the Buyer Group has received in the two years ending on the date of this Agreement, any indication that any Permit referred to in paragraph 16 above will be or are likely to be revoked, suspended, cancelled, varied or not renewed or made subject to any special conditions.

18	Except as set forth on Schedule 18 to the Buyer’s Disclosure Letter, to the Buyer’s knowledge, no Member of the Buyer Group has in the two years ending on the date of this Agreement, received notice that it is in default under any licence, permission, authorisation, order, grant or consent which it has in any relevant jurisdiction in which such Member of the Buyer Group is established or conducts its business.

19	To the Buyer’s knowledge, each Member of the Buyer Group has in the two years ending on the date of this Agreement operated its business in accordance with all applicable legal, regulatory and administrative rules, regulations, requirements and codes of practice, except where the failure to do so would not result in a Buyer Material Adverse Effect.

20	Except as set forth on Schedule 20 to the Buyer’s Disclosure Letter, to the Buyer’s knowledge, no Member of the Buyer Group has in the two years ended on the date of this Agreement been the subject of any governmental, administrative or judicial inquiry, prosecution, disciplinary proceedings, exercise of powers of intervention or order nor has any order, direction or notice at any time been received by any Member of the Buyer Group or threatened by any such authority against any Member of the

Buyer Group during such period which might materially restrict or prohibit or otherwise have a material adverse effect on the carrying on by any Member of the Buyer Group of any regulated activity carried on by it at the date of this Agreement.
21	To the Buyer’s knowledge, in the two years ending on the date of this Agreement no FXCM Company has received notice that it is or has been in violation of, or in default with respect to, any statute, regulation, decree or judgement of any court or any governmental agency of the jurisdiction in which it is established or conducts its business which would have a material adverse effect on such FXCM Company.

22	The Buyer is not a claimant or defendant in or otherwise a party to any litigation, arbitration, regulatory or disciplinary proceedings with any regulatory authority or body which are in progress nor has the Buyer received notice that any such proceedings have been threatened in the two year period ended on the date of this Agreement by or against the Buyer in each case where those proceedings would result in a Buyer Material Adverse Effect.

23	Except as set forth on Schedule 23 to the Buyer’s Disclosure Letter, no Member of the Buyer Group has received notice of any sanction or material non-compliance in the two year period ended on the date of this Agreement from any relevant regulatory authority or body in relation to the internal systems, procedures or controls of such Member of the Buyer Group.

24	Except as set forth on Schedule 24 to the Buyer’s Disclosure Letter, no material complaints in the two years ended on the date of this Agreement have been made against any Member of the Buyer Group by any relevant regulatory body or authority nor have any complaints been made against any Member of the Buyer Group by any customers and clients which are material to the ongoing business of such Member of the Buyer Group.
LEGAL PROCEEDINGS
25	To the knowledge of the Buyer, except as set forth on Schedule 25 to the Buyer’s Disclosure Letter, there is no pending or threatened suit, legal action, arbitration, or legal or administrative proceeding, against any Member of the Buyer Group that would result in a Buyer Material Adverse Effect, and no Member of the Buyer Group is in material violation of any order, writ, injunction or decree of any Competent Authority expressly directed at or naming such Member of the Buyer Group in the United States of America or in any other jurisdiction.

26	Except as set forth on Schedule 26 to the Buyer’s Disclosure Letter, there is no judgement or order of any court or other Competent Authority against any Member of the Buyer Group which has not been satisfied or discharged and no Member of the Buyer Group has been party to any undertaking given to any Competent Authority.

INSOLVENCY
27	No Member of the Buyer Group is insolvent or unable to pay its debts within the meaning of any insolvency Law applicable to it and no Member of the Buyer Group has stopped paying its debts as they fall due.

28	No court order has been made or petition presented, meeting convened or resolution passed for the winding up of any Member of the Buyer Group.

29	To the Buyer’s knowledge, no liquidator or receiver has been appointed in relation to any Member of the Buyer Group, nor has any step been taken to initiate any process by or under which a liquidator or receiver may be appointed in relation to any Member of the Buyer Group.

30	To the Buyer’s knowledge, there are no circumstances, including the filing of documents with any court or the giving of notice of intention to appoint an administrator, which would entitle any person to present a petition for the winding up or administration of any Member of the Buyer Group or to appoint an administrator or receiver of the whole or any part of such Member’s assets.

31	No composition in satisfaction of the debts of any Member of the Buyer Group or scheme of arrangement of its affairs or compromise or arrangement between it and its creditors or members or any class of its creditors or members has been proposed, sanctioned or approved.

32	Except as disclosed in the Buyer’s Disclosure Letter, and where the same would not result in a Buyer Material Adverse Effect, no distress, distraint, charging order, garnishee order, execution or other process has been levied or applied for in respect of the whole or any part of the business or the assets of any Member of the Buyer Group.

33	To the Buyer’s knowledge, no event has occurred causing, or which upon intervention or notice by any third party may cause, any Lien created by any Member of the Buyer Group over its business or assets to crystallise or any charge created by it its business or assets to become enforceable nor has any such crystallisation occurred nor is such enforcement in process.

34	No event analogous to any of those described in paragraphs 27, 28, 31 and 32 and, to the Buyer’s knowledge, no event analogous to any of those described in paragraphs 29, 30 and 33 above has occurred in any jurisdiction outside the US.

35	INTENTIONALLY OMITTED
ARRANGEMENTS WITH FXCM CONNECTED PERSONS
36	Except as set forth in Schedule 36 to the Buyer’s Disclosure Letter, no debt is owing to any Member of the Buyer Group by any Connected Person of the Buyer.

INTELLECTUAL PROPERTY
37	Except as would not result in a Buyer Material Adverse Effect, (i) the Buyer owns or has the right to use all of the FXCM Intellectual Property Rights necessary for each Member of the Buyer Group to carry on its business as at the date of this Agreement; (ii) none of the products or services sold or offered by any Member of the Buyer Group infringes or has infringed any Intellectual Property Rights of a third party or gives rise to any obligation to pay any royalty or fee, other than pursuant to the terms of licences or assignments made in the ordinary course of business.

38	To Buyer’s knowledge, there are no outstanding or threatened claims against any Member of the Buyer Group to pay compensation or damages to any present or former employee in respect of any FXCM Intellectual Property Rights.
CLIENT ASSETS LIABILITIES
39	Except where the failure to do so would not result in a Buyer Material Adverse Effect, all client money held by any Member of the Buyer Group is held in separate bank accounts from the money owned by the relevant Member of the Buyer Group and is segregated on such basis in accordance with all applicable regulatory requirements.

40	INTENTIONALLY OMITTED
US TAX WARRANTIES
41	Except as set forth in Schedule 41 to the Buyer’s Disclosure Letter, the Buyer and each of its subsidiaries have timely filed all material federal, state, local and foreign income tax returns required to be filed by them for all reportable periods ending during the three years ending on the date hereof, and all such returns are true, correct and complete in all material respects. The Buyer and each of its subsidiaries have paid or caused to be paid all U.S. federal, state, local, foreign and other taxes, including without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, franchise taxes, employment and payroll related taxes, withholding taxes, transfer taxes, and all deficiencies, or other additions to tax, interest, fines and penalties (collectively, “Taxes”) owed by them through the date hereof whether disputed or not, except Taxes which have not yet accrued or otherwise become due. All Taxes and other assessments and levies which the Buyer or any of its subsidiaries was or is required to withhold or collect have been withheld and collected and have been paid over to the proper governmental authorities. Neither the Buyer nor any of its subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax payment, assessment, deficiency or collection. Neither the Buyer nor any of its subsidiaries has ever received notice of any audit or of any proposed deficiencies from the U.S. Internal Revenue Service (the “IRS”) or any other taxing authority (other than routine audits undertaken in the ordinary course and which have been resolved on or prior to the date hereof), and neither the IRS nor any other taxing authority is now asserting or, to the knowledge of the Buyer or any of its subsidiaries, threatening to assert, against the Buyer or any of its subsidiaries any deficiency or claim for additional Taxes.
42	The Buyer has been classified and treated as a partnership for U.S. federal income tax purposes at all times during its existence.

43	The Buyer and its subsidiaries do not own any material “United States real property interests,” as defined in Section 897(c) of the Code.

44	The taxable year of the Buyer for U.S. federal and state income tax purposes is the calendar year ending December 31.

45	Neither the Buyer nor any of its subsidiaries has made an election under Section 108(i) of the Code or any similar provision of state or local tax law.
DISCLAIMER
46	THE REPRESENTATIONS AND WARRANTIES MADE BY THE BUYER IN THIS SCHEDULE 10 ARE THE EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY IT WITH RESPECT TO IT AND THE BUSINESS. THE BUYER HEREBY DISCLAIMS ANY OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES WITH RESPECT TO IT AND THE BUSINESS.
        .

SCHEDULE 11
BUYER’S PROTECTION
INTERPRETATION AND APPLICATION
1	The provisions of paragraphs 3 to 17 (inclusive) of this Schedule shall not apply to any claim for breach of the Buyer’s Warranties set out in clause 7.5 or Part 1 of Schedule 10 (Title and Capacity).

2	The limitations and exclusions set out in this Schedule shall not apply -
(a)	to any Buyer Claim which arises from;

(b)	to the amount by which any Buyer Claim is increased as a result of; or

(c)	where the delay in the discovery of any Buyer Claim arises from;
fraud, deceit or wilful concealment by the Buyer. The amount, or the increase in the amount, of any such Claim shall accordingly be disregarded for the purpose of calculating the amount specified in paragraph 4.
TIME LIMIT FOR MAKING CLAIMS
3	The Buyer shall not (subject to paragraphs 2 and 11) be liable for a Buyer Claim unless -
(a)	the Sellers’ Representative gives to the Buyer written notification of the particulars of the Buyer Claim on or before 30 May 2011; and

(b)	liability for the Buyer Claim is accepted by the Buyer in writing or court proceedings in respect of the Claim are instituted and duly served in either case within 12 months from the last day for notification of the Claim under sub-paragraph 3(a).
EXCLUSION OF IMMATERIAL BUYER CLAIMS
4	Buyer shall not be liable for a Buyer Claim unless the amount payable in respect of that Buyer Claim individually exceeds US$ 1,000,000 in which case the Buyer shall be liable for the whole amount of that Buyer Claim and not only the excess above US$ 1,000,000.

5	For the purpose of paragraph 4 two or more Buyer Claims arising from the same circumstance, or from the same set of circumstances, shall be treated as a single Buyer Claim.

PROVISION IN ACCOUNTS
6	No Buyer Claim shall be brought against the Buyer until such time as any reserve provided for in the Buyer’s Management Accounts as specifically relating to the matter giving rise to that Claim has been fully exhausted whereupon the ODL Sellers shall only be permitted to claim an amount equal to the amount by which the value of the Buyer Claim exceeds the amount of such specific reserve.
CHANGES IN LEGISLATION ETC
7	The Buyer shall not be liable for any Buyer Claim to the extent that such Buyer Claim arises or is increased as a result of:
(a)	any change in legislation after the date of this Agreement (or any legislation not in force at the date of this Agreement) which takes effect retrospectively or the withdrawal after the date of this Agreement of any published concession or published general practice previously made by HMRC or other Competent Authority;

(b)	any increase in rates of Taxation announced since the Signing Date; or

(c)	an act or omission of the ODL Shareholders occurring after the Signing Date other than an act or omission required by law or a Competent Authority.
RECOVERY FROM A THIRD PARTY
8	The amount of the Buyer’s liability for any Buyer Claim shall be reduced by any sum which is recovered (whether by way of insurance, indemnification or otherwise) by the ODL Sellers in respect of the loss or damage suffered by reason of the relevant breach, less the amount of any reasonable costs and expenses incurred in obtaining payment of that sum and of any Tax for which the ODL Sellers may be liable by reason of its receipt of that sum.

9	If an amount is paid to the Sellers’ Representative in respect of a Buyer Claim and the ODL Sellers subsequently recover (whether by payment, discount, credit, relief or otherwise) from a third party then, to the extent that such amount so recovered relates to the amount paid to the Sellers’ Representative, the ODL Sellers shall procure that the relevant company shall pay to the Buyer an amount equal to the lesser of:
(a)	the amount so recovered from the third party less any reasonable costs and expenses incurred in obtaining such recovery and less any Tax attributable to the recovery; and

(b)	the amount previously paid by the Buyer to the ODL Sellers in respect of the relevant Buyer Claim.

NO DOUBLE RECOVERY
10	The ODL Sellers shall not be entitled to recover damages or otherwise obtain reimbursement or restitution more than once in respect of the same loss or damage.
PROCEDURE FOR MAKING A CLAIM
11	If any matter which will give rise to a Buyer Claim comes to the notice of the ODL Sellers, the following provisions shall apply -
(a)	the Sellers’ Representative shall as soon as reasonably possible notify the Buyer in writing of the matter and, at the expense of the Buyer, make available to it all information and documents in the possession or under the control of the ODL Sellers in so far as they relate to that matter;

(b)	the ODL Sellers shall not make any admission of liability or take any other action (except as required by law or by a Competent Authority) in connection with the matter without the previous written consent of the Buyer (which shall not be unreasonably delayed or withheld); and

(c)	the Sellers’ Representative shall as soon as reasonably possible serve notice in writing on the Buyer.
12	The ODL Sellers shall take reasonable steps to mitigate or avoid any loss or liability which is the subject of any Buyer Claim.
CONTINGENT CLAIMS
13	If any Buyer Claim is based upon a liability which is contingent only, the Buyer shall not be liable to make payment unless and until such contingent liability gives rise to an obligation to make a payment. This is without prejudice to the right of the ODL Sellers to serve a notice of a Buyer Claim in accordance with this Schedule 10 above and to issue and serve proceedings in respect of it whilst it remains contingent provided that the Buyer Claim must have ceased to be contingent with 12 months of the date of such notice of Buyer Claim.
RIGHT TO REMEDY
14	The Buyer shall not be liable for any Buyer Claim if the alleged breach which is the subject of the Buyer Claim is capable of remedy and is remedied to the satisfaction of the ODL Sellers by the Buyer within 30 days of the date on which the notice of Buyer Claim is received by the Buyer.
NO SET OFF
15. The ODL Sellers shall have no right of set off in relation to any Buyer Claim.

MAXIMUM LIABILITY
16.	The total aggregate liability of the Buyer for any and all Buyer Claims shall not exceed US$ 30,000,000.

17.	None of the members, directors or officers of the Buyer shall have any personal liability under this Agreement for the Buyer’s Warranties.

SCHEDULE 12
PRE-COMPLETION OBLIGATIONS
1	In so far as they able each of the ODL Management Sellers shall procure that except with the prior written consent of the Buyer no Group Company shall at any time before Completion -
(a)	create, allot, issue, repurchase or redeem any shares or other securities;

(b)	pass any resolution (whether in general meeting or by written resolution);

(c)	declare, make or pay any dividend, distribution or other payment which could be treated as a distribution for the purposes of Part VI ICTA or section 418 ICTA;

(d)	manage its business otherwise than in accordance with its trading policies and practices current at the date of this Agreement as disclosed to the Buyer, except as may be necessary to comply with any changes in Law;

(e)	dispose of, whether by one or a series of transactions, the whole or a substantial part of its business, undertaking or assets;

(f)	dispose of any shares or other securities in any of its subsidiaries or acquire any shares or other securities in any company or any interest in any of the same or take any other action whereby any company becomes its subsidiary or subsidiary undertaking;

(g)	dispose of any asset exceeding US$ 10,000 in value;

(h)	dispose of any asset except in the ordinary course of its business;

(i)	incur any capital expenditure in excess of US$ 10,000 in any individual case;

(j)	acquire, whether by one or a series of transactions, the whole or a substantial part of the business, undertaking or assets of another person;

(k)	enter into any contract or commitment for an amount exceeding in any one instance US$ 10,000 or which by its terms is capable of lasting more than 3 months, or which is in any way otherwise than in the ordinary course of its business;

(l)	amend, extend, renew or terminate any material agreement or arrangement to which it is a party (other than the Deed(s) of Amendment to the Employee Share Acquisition Agreement);

(m)	other than in relation to the renewal of any of the ODL Group’s insurance policies and the renewal, amendment or termination of the terms of any lease relating to the property occupied by the ODL Group at 10 Lower Thames Street, London EC3R 6AD, enter into any transaction other than on arm’s length terms;

(n)	other than in connection with the terms of their employment or appointment as directors of any Group Company, or in relation to any trading or other client accounts operated by such persons, make any payment or incur any liability to or enter into agreement or arrangement with any of the ODL Shareholders or any Connected Person of any of the ODL Shareholders;

(o)	enter into any lease, hire purchase or similar agreement or arrangement for payment on deferred terms for an aggregate amount greater than US$ 10,000;

(p)	change the use of the Properties or vary the terms on which it holds the Properties or on which the Properties is occupied under any lease, tenancy or licence or settle any rent review;

(q)	other than in the ordinary course of its business (or to enter into the Deed(s) of Amendment to the Employee Facility Agreement), take, amend, renew or prematurely repay any loan, borrowing or other form of funding, financial facility or assistance;

(r)	create any Encumbrance over any of its assets or undertaking;

(s)	release any Encumbrance over any of its assets or undertaking;

(t)	other than in the ordinary course of its business make any loan to any person or grant any financial facility or assistance to, or guarantee or indemnity for, any person;

(u)	forgive or waive any loan made to a customer, employee or other person or release or alter any obligation of such customer, employee or other person customer in relation to any such loan;

(v)	forgive or waive any debit balance of a customer or release or alter any obligation of any such customer in relation to any such debit balance;

(w)	commence, settle or discontinue any legal proceedings or arbitration or settle or release any claim, demand or dispute or waive any right in relation to any of the foregoing, except for routine debt collection not exceeding £5,000 in aggregate;

(x)	enter into, amend or terminate any joint venture, partnership or agreement or arrangement for the sharing of any profits or assets other than in the ordinary course of business;

(y)	terminate the employment of any of the employee or engage any new employee or make or agree to make any alteration to the terms of employment of any of its employees;

(z)	enter into any death, retirement, profit sharing or, bonus (other than in relation to any of the ODL Group’s agents or in relation to any trading or other client accounts operated by such persons), share option, share incentive or other scheme for the benefit of any of its directors, officers or employees, or make any variation to any existing scheme;

(aa)	amend, renew, extend or enter into any policy of insurance or permit or suffer any of its insurances in respect of any of its assets or its business to lapse or do anything which would make any policy of insurance void or voidable;

(bb)	make any claim under sections 152 or 153 of the Taxation of Chargeable Gains Act 1992 in relation to any of its assets;

(cc)	enter into any agreement or obligation to do anything prohibited by paragraph 1(a) to (bb) inclusive.
2	Until Completion the ODL Management Sellers shall -
(a)	procure that such person as may be nominated by the Buyer from time to time be appointed as observer to the board of directors of each Group Company and each committee and sub-committee thereof;

(b)	procure that the business of each Group Company is conducted in the ordinary course in accordance with all applicable legal and regulatory requirements (in the relevant parts of the world in which that business is carried on);

(c)	ensure that amounts owed to each Group Company in the course of its business are collected on a basis consistent with its established custom and practice and not in advance of the due dates;

(d)	ensure that all amounts due to creditors of each Group Company are paid on a basis consistent with its established custom and practice;

(e)	ensure that within 24 hours of receipt the Buyer is provided with full and accurate copies of any and all correspondence received by any Group Company:

(i)	from any regulatory or governmental authority responsible for regulation of the conduct of investment business or financial services or

(ii)	from any other person containing information which may be necessary or desirable to be disclosed to any regulatory or governmental authority responsible for regulation of the conduct of investment business or financial services;
(f)	maintain (without reduction in value or scope of cover) any subsisting policy of insurance relating to any of the assets of the ODL Group and promptly and properly make all appropriate claims under such policies; and
procure that the Buyer and its agents and representatives are given full access to and permitted to inspect the premises, plant, machinery, equipment, stock, books of account, records and other documents of each Group Company at all reasonable times, and promptly upon request furnish such information regarding each Group Company and its affairs as the Buyer may require, in either case without any charge to the Buyer.

SCHEDULE 13
US TAX PROVISIONS
1. US Tax Covenants
     (i) Proration. The parties agree that the Buyer’s income, gain, and loss (and items thereof) for the taxable year of the Buyer in which the Completion occurs shall be prorated on a day-by-day basis for purposes of Section 706 of the Code.
     (ii) U.S. Tax Treatment of Transactions. The parties hereto agree to treat the transactions consummated pursuant to this Agreement for U.S. federal income tax purposes (i) as a purchase by the Buyer of the Direct Sale Shares, and (ii) as a capital contribution by the C-Corps to the Buyer under Section 721(a) of the Code of the Indirect Sale Shares. The parties hereto further agree that, immediately following the Completion, the U.S. federal income tax basis of the Shares shall be reported by the Buyer as equal to the fair market value of such assets. The parties hereto understand and agree that they shall treat such transactions consistently with the foregoing for all U.S. income tax purposes, including but not limited to the filing of all tax returns and positions to be taken in any audit, litigation, or other proceeding with respect to U.S. Taxes.
     (iii) U.S. Withholding Taxes. Except as may be required pursuant to a change in applicable law, notwithstanding any provision in this Agreement to the contrary, but subject always to the condition precedent that the C-Corp Sellers shall have provided to the Buyer all required certifications, in form and substance satisfactory to Buyer, regarding the recipients’ status as domestic corporations or partnerships, their tax identification numbers, and any other matters required to relieve Buyer of the obligation to withhold, the Buyer agrees not to withhold or deduct any amount in respect of U.S. Taxes in connection with the payment of any amounts due under this Agreement to the C-Corp Sellers.
2. Exit Procedure
     Subject always to any applicable Laws and duties of confidentiality the parties agree that the following provisions shall apply in the event of a FXCM Liquidity Event:
     (i) the Buyer shall consult with the Sellers’ Representative;
     (ii) it being the intention that the Sellers’ Representative shall be given an opportunity to present to the Buyer a structural proposal in connection with the FXCM Liquidity Event;
     (iii) the time frame for consultation shall be set by the Buyer in its sole discretion but acting reasonably taking into account the nature of the FXCM Liquidity Event;

     (iv) the Buyer shall have the right to determine how and when (if ever) it seeks to present the Sellers’ Representative structural proposals to a relevant counterparty taking into account the interest of all members of the Buyer; and,
     (v) finally, the Buyer shall promptly communicate to the Sellers Representative its conclusions on how it intends to proceed and the outcome of any discussions.
3. Definitions
     “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

SCHEDULE 14
INTERPRETATION
1	In this Agreement, unless the context otherwise requires -
‘the 2009 Management Accounts’ means the unaudited consolidated management accounts of the ODL Group comprising a balance sheet as at 31 December 2009 and a profit and loss account for the period which commenced on 1 January 2009 and ended on 31 December 2009, copies of which are annexed to the Sellers’ Disclosure Letter;
‘the 2010 Management Accounts’ means the unaudited consolidated management accounts of the ODL Group comprising a balance sheet as at 28 February 2010 and a profit and loss account for the period which commenced on 1 January 2010 and ended on 28 February 2010, copies of which are annexed to the Sellers’ Disclosure Letter;
‘the 8th Floor Lease’ shall have the meaning given to such term in clause 8.3(j);
‘8th Floor Licence’ means the licence between the UK Regulated Company and FXCM UK in the agreed form to licence part of the 8th Floor Premises;
‘the 8th Floor Premises’ shall have the meaning given to such term in clause 8.3(j);
‘the Accounting Date’ means 31 December 2008;
‘the Accounts’ means the audited consolidated accounts of the Company and each other Group Company for the financial year ended on the Accounting Date, including the notes on them and the auditor’s and directors’ reports and other documents required by law to be annexed or attached to them;
‘Average Monthly Revenue Generating Volume’ means the mean average monthly revenue generating volume of Trading Accounts for the three months ending on 31 March 2010;
‘the Accounts Standards’ means in relation to the accounts of any body corporate, the applicable requirements of the Companies Acts 1985 to 2006, together with accounting principles, standards and practices which are generally accepted in the United Kingdom, in each case as at the date of the relevant accounts and in a manner consistent with past practice;
‘Business Day’ means a day, except a Saturday or a Sunday, on which banks in the City of London and New York City are open for business generally;
‘Buyer Business’ means the business conducted by the Buyer Group at the Signing Date of foreign exchange trading in and all other businesses conducted by the Buyer Group at the Signing Date;

‘Buyer Claim’ means a claim for breach of any of the Buyer Warranties;
‘the Buyer Consideration’ means the Buyer Loan Notes and Buyer Consideration Share;
‘Buyer Consideration Share’ means the Buyer Initial Share and the Buyer Performance Share (subject to the same being duly earned and awarded pursuant to Schedule 7);
‘the Buyer Documents’ means this Agreement and any other agreement referred to in this Agreement to which the Buyer is or has agreed to become a party;
‘the Buyer Direct Consideration’ means the consideration to be paid by the Buyer to the ODL Sellers for the sale of the Direct Sale Shares in accordance with clause 4.2;
‘Buyer Group’ means the Buyer and each of its subsidiary undertakings (but excluding the ODL Group); and ‘Member of the Buyer Group’ means each of them;
‘the Buyer Indirect Consideration’ means the consideration to be paid by the Buyer to the C-Corp Sellers for the sale of the Indirect Sale Shares in accordance with clause 4.3;
‘Buyer Initial Share’ means a membership interest in the Buyer equal to 3.5 per cent. of all membership interests in the Buyer, to be issued to the C-Corp Sellers pursuant to clause 4.3;
‘Buyer Loan Notes’ means the loan notes to be issued pursuant to the terms of the Buyer Loan Note Instrument to the C-Corp Sellers pursuant to the terms of clause 4.2;
‘Buyer Loan Note Consideration’ means the aggregate amount of the Buyer Loan Notes to be issued to the C-Corp Sellers;
‘Buyer Loan Note Instrument’ means loan note instrument to be entered into by the Buyer at Completion;
‘Buyer Material Adverse Effect’ means an effect on the assets, properties, business, operations, results of operations or financial condition of the Buyer Group, taken as a whole, which is material and adverse, provided that in no event shall any of the following be taken into account (alone or in combination with any other event identified in this proviso) in determining whether there has been such a Buyer Material Adverse Effect: (a) any change, event, circumstance, development or effect primarily attributable to conditions generally affecting the retail foreign exchange industry, except to the extent that any such change, event, circumstance, development or effect has an adverse effect on Buyer that is materially and disproportionately greater than the adverse effect on comparable entities operating in such industries; (b) general economic political or market conditions, or acts of terrorism or war (whether or not formally declared); and (c) any change in Law.
‘the Buyer Performance Share’ means a membership interest in the Buyer equal to 3.5 per cent. of all membership interests in the Buyer as at the Completion Date and to be issued on a fully diluted basis, to the C-Corp Sellers subject to clause 4.3 and Schedule 7;
‘Buyer’s Accounts’ means the audited consolidated financial statements of the Buyer and each other Member of the Buyer Group for the financial years ended on 31 December 2007 and 31 December 2008, including the notes on them and the auditor’s and directors’ reports and other documents required by law to be annexed or attached to them;
‘the Buyer’s Disclosure Letter’ means the letter of the same date as this Agreement from the Buyer to the ODL Sellers for the purpose of clause 7.3 which is accepted as such by the Sellers’ Representative, and includes any document which is attached to it;
‘Buyer’s Estimate’ means the amount claimed by the Buyer in respect of a Claim, as set out in the relevant Notice of Claim;
‘Buyer’s Management Accounts’ means the unaudited consolidated financial statements of the Buyer Group comprising a balance sheet as at 28 February 2010 and a profit and loss account for the period which commenced on 1 January 2010 and ended on 28 February 2010, copies of which are annexed to the Buyer’s Disclosure Letter;
‘the Buyer’s Solicitors’ means Reed Smith LLP of The Broadgate Tower, 20 Primrose Street, London EC2A 2RS, Ref: DJB/RPF/CRJ/502764.00002;
‘the Buyer’s Warranties’ means the representations and warranties contained in clause 7.1, clause 7.5 and Schedule 10;
‘C-Corp Consideration’ means the consideration to be paid or otherwise satisfied by the C-Corp Sellers to the ODL Shareholders for the sale of the Indirect Sale Shares in accordance with clause 4.1;
‘C-Corp Consideration Loan Notes’ means the loan notes to be issued to the ODL Sellers pursuant to the terms of clause 4.1;
‘C-Corp Consideration Shares’ means the shares of any capital stock or other securities issued to the ODL Sellers pursuant to the terms clause 4.1;
‘CPS Loans’ means the secured promissory notes to be entered into between the Buyer and each of IFX Group Trust, Forexmax Limited, Lorenzo Naldini and Garret Graham Wellesley pursuant to which the Buyer agrees to lend and each of IFX Group

Trust, Forexmax Limited, Lorenzo Naldini and Garret Graham Wellesley agrees to borrow certain amounts to be paid to the Company on Completion in respect of the Contingent Premium Shares identified in column 2 of Schedule 1;
‘CPS Pledges’ means the pledge agreements to be entered into between the Buyer and each of IFX Group Trust, Forexmax Limited, Lorenzo Naldini and Garret Graham Wellesley pursuant to which each of IFX Group Trust, Forexmax Limited, Lorenzo Naldini and Garret Graham Wellesley provides certain security to the Buyer for the obligations of such party under the CPS Loans;
‘Claim’ means a Warranty Claim or an Indemnity Claim;
‘the Company’ means ODL Group Limited, particulars of which are set out in Schedule 1;
‘the Company Intellectual Property’ means all Intellectual Property Rights owned, by the ODL Group, which are listed in Part 1 of Schedule 4 and all rights of the ODL Group to use any Intellectual Property Rights under the terms of the IP Licences and the ICT Contracts subject to such additions to and disposals of Intellectual Property Rights as may occur between the date of this Agreement and Completion in accordance with Schedule 12;
‘Company’s Articles’ means the articles of association of the Company as adopted on 23 July 2007;
‘Competent Authority’ means any national, supra-national, state, municipal or local government (including any court, commission, agency, authority or other body or entity exercising powers on behalf of any of the same) or any quasi-governmental or private body or entity exercising any governmental or quasi-governmental authority or any body or entity exercising regulatory authority pursuant to any legislation, including the European Union and the European Commission;
‘Completion’ means the completion of the sale and purchase of the Shares in accordance with the provisions of clause 5;
‘the Completion Date’ means the date on which Completion takes place;
‘Connected Person’ means, in relation to any person, a person who is connected with that person within the meaning of section 839 of the ICTA 1988 and in relation to the ODL Sellers, for the avoidance of doubt, includes the ODL Shareholders;
‘Consent’ includes any licence, permit, consent, approval, authorisation, agreement, permission, waiver, order or exemption;

‘Consolidated ICAAP Report’ means the report in the agreed form concerning the internal capital adequacy assessment process of both the UK Regulated Company and FXCM UK reflecting the consummation of the transactions set out in this Agreement;
‘Control’, in relation to a body corporate, means the power of a person to secure that the affairs of the body corporate are conducted in accordance with the wishes of that person -
(i)	by means of the holding of shares, or the possession of voting power, in relation to that or any other body corporate; or

(ii)	by virtue of any powers conferred by the constitutional documents or any other document regulating that or any other body corporate;
and a ‘Change of Control’, in relation to a body corporate, occurs if any person who Controls it ceases to do so or if any person acquires Control of it;
‘Conversion Rate’ means the spot selling and buying mid-market closing rate for a transaction between the two currencies in question as quoted by the London edition of the Financial Times on any date on which a conversion rate is to be determined in accordance with this Agreement or, if no such rate is quoted on that date, on the first preceding day on which such rates are quoted by the Financial Times;
‘the Data Protection Legislation’ means the Data Protection Act 1998 (including all regulations implementing that Act) and the Privacy and the Electronic Communications (EC Directive) Regulations 2003;
‘Deeds of Adherence’ means deeds of adherence pursuant to which each of the Adhering ODL Shareholders agrees to be bound by the terms and conditions of this Agreement;
‘Deed of Amendment to the Employee Facility Agreement’ means a deed of amendment to the Employee Facility Agreement, amending the terms on which employee loans have been provided by the EBT Trustee to employees of the Company and the ODL Group in agreed form which includes a separate deed of Amendment for Giles Elliott in agreed form;
‘Deed of Amendment to the Employee Share Acquisition Agreement’ a deed of amendment to the Employee Share Acquisition Agreement, amending the terms on which employees of the Company and the ODL Group have acquired Shares in agreed form;
‘Direct Sale Shares’ means those of the Shares to be sold by the ODL Shareholders directly to the Buyer pursuant to clause 3.2, being equal to in aggregate 1% of the total number of Shares;

‘Disclosed’ means fairly disclosed in the Sellers’ Disclosure Letter in sufficient detail to enable the Buyer to understand its nature and scope;
‘EBT Plan’ means the share scheme that the Company operates in conjunction with the EBT Trustee to enable employees to acquire Shares using loans provided by the EBT Trustee and which comprises the Employee Facility Agreement(s), Trustee Facility Agreement and Employee Share Acquisition Agreement;
‘EBT Trustee’ means Commerce House Trustee Limited, as trustee of the ODL Group Employee Benefit Trust;
‘Employee Facility Agreement’ means an employee loan facility agreement, setting out the terms on which employee loans have been provided by the Company to employees of the Company and the ODL Group;
‘Employee Share Acquisition Agreement(s)’ means the employee share acquisition agreement(s) that sets out the terms on which employees acquire shares under the EBT Plan;
‘Encumbrance’ means any mortgage, charge, assignment, pledge, lien, option, right of pre-emption, right of first refusal, right of set-off, retention of title or hypothecation howsoever arising, or any interest or equity of any person which has the effect of granting a security interest of any kind whatsoever, and any agreement, whether conditional or otherwise, to create any of the foregoing;
‘Equity Value’ means the fair market value in US$ of each per cent. membership interest in the Buyer ascertained in accordance with paragraphs 21 to 30 of Schedule 6;
‘Expert Valuer’ means the person appointed pursuant to paragraphs 22 to 30 of Schedule 6;
‘Expert Counsel’ shall have the meaning given to that term at paragraph 38 of Schedule 6;
‘Financial Penalty’ means an order to pay (i) compensation to, or in respect of, claims or losses of customers or investors; or (ii) a fine; or (iii) restitution; or (iv) disgorgement of profits;
‘the FSA’ means the UK’s Financial Services Authority including any successor Competent Authority to it or any of its successors;
‘FSMA’ means the Financial Services and Markets Act 2000;

‘FXCM Intellectual Property Rights’ means all Intellectual Property Rights that are currently used in the Buyer Business or that are necessary to conduct the Buyer Business as presently conducted or as currently proposed to be conducted;
‘FXCM UK’ means Forex Capital Markets Limited, incorporated in England and Wales with Company Number 04072877;
‘GBP’ and ‘£’ and ‘Pounds Sterling’ denote the lawful currency of the U.K. from time to time;
‘Group Company’ means each member of the ODL Group;
‘HMRC’ means H.M. Revenue and Customs, or its successors;
‘ICTA’ means the Income and Corporation Taxes Act 1988;
‘ICT Contracts’ means all contracts and arrangements relating to the licensing of the ICT Systems and the provision of computer maintenance and support, web site hosting, data back-up, disaster recovery, facilities management and bureau and on-line services to the Group which are in effect on the date of this Agreement subject to such additions to and terminations of them as may occur between the date of this Agreement and Completion in accordance with Schedule 12;
‘ICT Systems’ means all computer, communications, data processing, electronic and electronic control systems (whether digital or analogue) used by any Group Company on the date of this Agreement for receiving, processing, storing or transmitting data or instructions, including all website, intranet and extranet files and connections, all computer-aided design and manufacturing equipment and all hardware, software and firmware components of all such systems subject to such acquisitions and disposals as may be made between the date of this Agreement and Completion in accordance with Schedule 12;
‘Indirect Sale Shares’ means those of the Shares to be sold by the C-Corp Sellers to the Buyer pursuant to clause 3.3, which shall be equal to, in aggregate, 99% of the total number of Shares;
‘Indemnity Claim’ means any claim by the Buyer under clause 8 or 11.1 of this Agreement or under the Tax Deed;
‘Intellectual Property Rights’ means all industrial and intellectual property rights including patents, registered and unregistered trademarks and service marks, trade, brand and business names, registered designs and unregistered design rights, copyright, database rights, moral rights (including all such rights in computer software and databases, firmware and other digital material), domain names, all rights protecting confidential and proprietary knowledge and information, applications for any of the foregoing, the right to sue for past infringements and the right to apply for or claim priority in respect of any of the foregoing anywhere in the world and all rights of protection of a similar nature to any of the foregoing or having equivalent effect anywhere in the world;
‘Interest Rate’ means the per annum interest rate which is one per cent. (1%) above the 12 month LIBOR for US$ at Completion;
‘the IP Licences’ means all licences, agreements, arrangements, authorisations and permissions in any form whatsoever whether express or implied relating to the use, enjoyment and exploitation -
(a)	by the Group of any Intellectual Property Rights; and

(b)	by any third party of the Company Intellectual Property;
in effect on the date of this Agreement including those listed in Part 2 of Schedule 4 but excluding the ICT Contracts subject to such additions to and terminations of them as may occur between the date of this Agreement and Completion in accordance with Schedule 12;
‘the Japanese Term Sheet’ means the term sheet in respect of the transfer of certain client account assets of ODL Japan to Himawari in agreed form;
‘Law’ means all laws, statutes, ordinances, orders, rules and regulations having the effect of law in any applicable jurisdiction including all Acts of Parliament, all applicable provisions of the Treaties constituting the European Community, the European Union and the European Economic Area and all orders and regulations made pursuant to such an Act or Treaty or otherwise having the force of law;
‘Lien’ means any mortgage, pledge, security interest, right of first refusal, option, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute;
‘the LLC Agreement’ means the agreement setting out the rights and obligations of the holders of membership interests in the Buyer as amended, varied and restated from time to time, in the form set out in Appendix D;
‘Losses’ means all losses or liabilities, damages, claims, demands, proceedings, costs, expenses, penalties, legal and other professional fees and costs;
‘Material Contract means a contract to which any Group Company is a party (or the benefit of which is held in trust for or has been assigned to any Group Company) and which -

(a)	currently involves an annual consideration of more than £500,000; or

(b)	either is not currently terminable by the relevant Group Company by notice of one year or less or is for a fixed term of which over one year remains outstanding; or

(c)	is one of the top 50 Referring broker contracts entered into by the Group;

(d)	Model B Penson Contract or clearing contract;

(e)	is of an unusual or onerous nature having regard to the usual practice of the Group;

(f)	has been entered into otherwise than in the ordinary course of its business;

(g)	is not on arms’ length terms;

(h)	is for the supply of services by a Group Company on terms differing in any material respect from its standard terms (true and complete copies of which are attached to the Disclosure Letter);

(i)	cannot be terminated in accordance with its terms by that Group Company on six months’ notice or less;

(j)	requires that Group Company to pay a commission, finder’s fee, royalty or similar amount brought about by a Change of Control;

(k)	is a contract for the sale of shares or assets which contains warranties or indemnities under which that Group Company still has a remaining liability or obligation;

(l)	may be terminated as a result of any Change in Control of any Group Company;

(m)	is for the sharing of profits with any other person or for the payment to any other person of any sum dependent on the profits of any Group Company;

(n)	is a contract or arrangement in which any of the ODL Shareholders or any Connected Person of any of the ODL Shareholders or any director of a Group Company or any Connected Person of such director has a direct or indirect interest; and no Group Company has been a party to any such contract or arrangement within the 12 months before the date of this Agreement; or

(o)	may restrict the freedom of any Group Company to carry on the whole or any part of its business in any part of the world.

‘Members Consent’ means the consent of the parties to the LLC Agreement at the Signing Date to the transactions contemplated by this Agreement;
‘Measurement Period’ means the period commencing 1 July 2010 or such later date following the completion of the migration of the Arial business to the Buyer’s platform (as determined by the Buyer and notified to the Sellers’ Representative) and continuing for a period of 12 months thereafter;
‘Notice of Claim’ means a notice in writing of a Claim (including a Warranty Claim) specifying in reasonable detail the nature of the claim and, so far as it is reasonably possible so to do, the Buyer’s Estimate;
‘the ODL Group’ means the Company and each of its subsidiary undertakings, particulars of which are set out in Schedule 2;
‘ODL Japan’ means the Group Company incorporated in Japan named ODL Securities K. K. details of which are set out in part 2 of Schedule 2;
‘the ODL Sellers’ means the C-Corp Sellers, Gardenparty, ODL Management Sellers and the Adhering ODL Sellers;
‘the ODL Shareholders’ means all of the members of the Company at the Signing Date;
‘the ODL Warranties’ means the warranties contained in clause 6.1, clause 6.6 and Schedule 8;
‘the Omnibus Agreement’ means the omnibus agreement in respect of the provision of certain liquidity services by FXCM UK to the ODL Japan;
‘Permit’ means any material permit, franchise, authorization, membership, approval, order, consent, license, certificate, registration, qualification or other rights and privileges required or granted by any Competent Authority;
‘Permitted Liens’ means: (a) Liens for Taxes that are not yet delinquent or that are being contested in good faith by appropriate proceedings for which adequate reserves have been established in the Financial Statements in accordance with US GAAP; (b) workers’, mechanics’, materialmen’s, repairmen’s, suppliers’, carriers’ or similar Liens arising in the ordinary course of business with respect to obligations that are not yet delinquent or that are not material and are being contested in good faith by appropriate proceedings; (c) Liens encumbering the landlord’s interest in leased real property; (d) such Liens as are created by or otherwise set forth in the Buyer’s limited liability company agreement; (e) those Liens set forth in Schedule 15 to the Buyer’s Disclosure Letter and designated as “Permitted Liens”; and (f) such other imperfections of title, if any, that individually or in the aggregate, would not result in a Buyer Material Adverse Effect;

‘the Properties’ means the freehold and leasehold properties brief particulars of which are given in Schedule 3 and includes any part of or any interest in them;
‘Qualifying Claim’ shall have the meaning set out at paragraph 40 of Schedule 6;
‘Referring Broker Agreement’ means the agreement in respect of the provision of certain introductory brokerage and referral services by the UK Regulated Company to FXCM UK;
‘the Regulatory Consents’ means any consent required from any regulatory or governmental authority responsible for regulation of the conduct of investment business or financial services activity to the transactions contemplated by this Agreement;
‘Resolved’ means, in relation to a Claim, an order or decree of a court of competent jurisdiction having been given in proceedings in respect of such Claim and such order or decree being final and not or no longer capable of being the subject of an appeal;
‘Resolution’ means the resolution to be proposed at a general meeting of the Company in the agreed form;
‘Restricted Shareholders’ means each of Garret Graham Wellesley, Lorenzo Naldini, Chris Laird and Alex Mackinnon;
‘Restrictive Covenant’ means the deed of covenant in the agreed form to be entered into by each of the Restricted Shareholders;
‘the Risk Management Reports’ means the risk management reports relating to the ODL Group true and complete copies of which are annexed to the Disclosure Letter;
‘S419 Payment’ means the liability to Tax that the Buyer has been advised is due and payable by the Group to HMRC in respect of the EBT Plan under section 419 of ICTA;
‘S419 Rebate’ shall have the meaning given to such term in clause 9.5;
‘the Sellers’ Disclosure Documents’ means the documents listed in and attached to the Sellers’ Disclosure Letter;
‘the Seller’s Disclosure Letter’ means the letter of the same date as this Agreement addressed to the Buyer for the purpose of clause 6.4 which is accepted as such by the Buyer, and includes any document which is attached to it;
‘the Sellers’ Representative’ means Giles Elliott of Barelands Farm, Bells Yew Green, Tunbridge Wells, Kent TN3 9BD or any person appointed as a successor to him under clause 13;

‘the Sellers’ Solicitors’ means SJ Berwin LLP of 10 Queen Street Place, London, EC4R 1BE, England, Ref: G Nicholson;
‘the Sellers’ Solicitors US$ Bank Account’ means the bank account in the name of the Sellers’ Solicitors denominated in US$ as notified in writing to the Buyer on or prior to Completion;
‘Service Agreements’ means the service agreements to be entered into by the UK Regulated Company and Graham Wellesley and by the UK Regulated Company and Lorenzo Naldini, in each case in the agreed form;
‘Settled’ means, in relation to a Claim or any other claim under this Agreement, a final settlement in writing being executed by the Buyer and by, or on behalf of, the ODL Shareholders or the Buyer having notified the Sellers’ Representative in writing that the Buyer is ceasing to pursue such Claim;
‘the Shares’ means all the issued shares in the Company immediately prior to Completion;
‘Signing’ means the coming into force of this Agreement upon the execution of this Agreement by the Buyer, the C-Corp Sellers, Gardenparty, and the ODL Management Sellers;
‘the Signing Date’ means the date of this Agreement;
‘Tax’ has the same meaning as in the Tax Deed;
‘the Tax Deed’ means a deed of covenant in relation to Tax in the agreed form;
‘Trading Account’ means the customer trading accounts of the ODL Group excluding any trading accounts which have at any time traded on credit in the three months ending on 31 March 2010;
‘Trustee Facility Agreement’ means the Trustee Facility Agreement dated 24 May 2006, setting out the terms on which the company provides loans to the Trustee;
‘UK’ means the United Kingdom of Great Britain and Northern Ireland;
‘UK Regulated Company’ means ODL Securities Limited, registered in England and Wales with Registered Number: 02926252;
‘U.S.’ and ‘United States’ means the United States of America, its territories, possessions and other areas subject to the jurisdiction of the United States of America;
‘US$’ and ‘Dollars’ denote the lawful currency of the United States from time to time;

‘US GAAP’ means United States generally accepted accounting principles, consistently applied;

‘Warranty Claim’ means a claim for breach of any of the ODL Warranties; and

‘Waterfall Payment Mechanism’ means the waterfall payment mechanism set out in paragraphs 18 to 21 of Schedule 6;

‘White Label Agreement’ means the agreement in respect of the provision of certain foreign currency and retail contracts for difference brokerage services by FXCM UK to the UK Regulated Company.

2	In this Agreement, unless the context otherwise requires -
(a)	an expression which is included in Schedule 8 of the Companies Act 2006 shall have the same meaning as that given to it by the Companies Act 2006 unless it is otherwise defined in this Agreement;

(b)	a reference to a statute, statutory provision or EC Directive includes a reference to -
(i) that statute, provision or EC Directive as amended, re-enacted, replaced or modified on the date of this Agreement;
(ii) any future statute, provision or EC Directive which re-enacts or replaces it provided that, as between the parties to and for the purposes of this Agreement, the re-enactment or replacement shall only apply to the extent that it does not adversely affect the rights of or obligations on any party; and
(iii) any order, statutory instrument, regulation or other subordinate legislation made from time to time under the relevant statute or EC Directive;
(c)	a reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept, state of affairs or thing shall in respect of any jurisdiction other than England be deemed to include that which most nearly approximates in that jurisdiction to the English legal term and a reference to any English statute shall be construed so as to include equivalent or analogous laws of any other jurisdiction;

(d)	a reference to a document ‘in the agreed form’ is a reference to the form of that document signed or initialled for identification purposes by or on behalf of the parties to this Agreement;

(e)	a reference to ‘writing’, or any cognate expression, is a reference to any mode of representing or reproducing words in a visible, non-transitory form (but does not include a reference to e-mail or other mode of representing or reproducing words in electronic form);

(f)	where any statement in this Agreement is qualified by the expression ‘so far as the ODL Management Sellers are aware’ or ‘to the best of the knowledge of the ODL Management Sellers’, or any cognate expression, that expression shall be deemed to include an additional statement that it has been made after due and careful enquiry, and the ODL Shareholders shall be deemed to have knowledge of anything of which it ought reasonably to have had knowledge had such due and careful enquiries been made;

(g)	where any statement in this Agreement is qualified by the expression ‘so far as the Buyer is aware’ or ‘to the best of the knowledge of the Buyer’, or any cognate expression, that expression shall be deemed to relate solely to the awareness or knowledge of members of the Buyer’s executive committee and not any awareness or knowledge of any of the members of the Buyer or the Buyer’s employees and shall include an additional statement that it has been made after due and careful inquiry, and the Buyer shall be deemed to have knowledge of anything of which it ought reasonably to have had knowledge had such due and careful enquiries been made;

(h)	any phrase introduced by the terms ‘including’ or ‘in particular’, or any cognate expression, shall be construed as illustrative and not limiting of any preceding words;

(i)	any warranty, indemnity, covenant, agreement or obligation given or entered into by more than one person in this Agreement is given or entered into jointly and severally;

(j)	a reference to ‘a party’ is a reference to a party to this Agreement;

(k)	a reference to a clause or a Schedule is a reference to a clause of or a schedule to this Agreement;

(l)	a reference to a paragraph (unless otherwise stated) is a reference to a paragraph of the Schedule in which the reference appears;

(m)	and a reference to this Agreement includes a reference to each Schedule.

Executed and delivered as a deed by	)
BLUE FX HOLDINGS CORPORATION	)

a company incorporated in Delaware acting by an authorised signatory who in		Name: Title:
accordance with the laws of that territory is acting under the authority of that company

Executed and delivered as a deed by	)
COWLEY CORPORATION	)

a company incorporated in Delaware acting by an authorised signatory who in		Name: Title:
accordance with the laws of that territory is acting under the authority of that company

Executed and delivered as a deed	)
by GARDENPARTY LIMITED	)

a company incorporated in the Isle of Man acting by an authorised signatory who in		Name: Title:
accordance with the laws of that territory is acting under the authority of that company

Executed and delivered as a deed	)
GARRET GRAHAM WELLESLEY	)

Garret Graham Wellesley

in the presence of:

Witness Signature:

Witness Name:

Address:

Executed and delivered as a deed	)
LORENZO NALDINI	)

Lorenzo Naldini

in the presence of:

Witness Signature:

Witness Name:

Address:

Executed and delivered as a deed	)
GILES ELLIOTT	)

Giles Elliott

in the presence of:

Witness Signature:

Witness Name:

Address:

Executed and delivered as a deed	)
by FXCM HOLDINGS, LLC	)

a company incorporated in Delaware acting by an authorised signatory who in		Name: Title:
accordance with the laws of that territory is acting under the authority of that company

APPENDIX A
DOCUMENTS TO BE AGREED BY THE BUYER
By Laws of the C-Corp Sellers and any related constitutional documents
Any shareholders agreement between the ODL Shareholders (or any of them) in respect of their participation in the C-Corp Sellers
C-Corp Consideration Loan Notes (and any instrument constituting or in connection with the same)
Any Share Exchange Agreement between the ODL Shareholders and the C-Corp Sellers
Board Minutes of the C-Corp Sellers approving this Agreement and all matters related to the consummation of the transactions set out herein
Service Agreements
CPS Loan Agreements
CPS Pledge Agreements
Buyer Loan Note Instrument (including the form of Buyer Loan Notes)
Japanese Term Sheet
8th Floor Licence
Letter/circular to the ODL Shareholders in relation to the offer for the Shares constituted by this Agreement and such other documentation in connection therewith as the Buyer reasonably requires

Reed Smith llp The Broadgate Tower 20 Primrose Street London EC2A 2RS Phone: +44 (0) 20 3116 3000 Fax: +44 (0) 20 3116 3999 DX1066 City / DX18 London reedsmith.com

Deeds of Adherence
Notice of general meeting of the Company to consider and approve the offer for the Shares constituted by this Agreement (the “GM”)
Irrevocable undertaking from Gardenparty to vote in favour of the Resolution
Proxy notice in relation to the GM
Poll card for use at the GM
Minutes of the GM
Chairman’s script for the GM
Print of resolutions passed at the GM
Deed of Amendment to the Employee Facility Agreement
Deed of Amendment to Employee Share Acquisition Agreement

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APPENDIX B
FORM OF DEED OF WAIVER
THIS DEED OF WAIVER is made on                     2010 (the “Deed”)
BETWEEN:
(1)	[Insert details]
The ‘Shareholder’
WHEREAS:
(A)	The Shareholder is party to a share purchase agreement dated [Insert Date] 2010 (the “Agreement") entered into with, inter alia, FXCM Holdings, LLC, a limited liability company formed in the State of Delaware, USA (“FXCM”) in respect of the purchase of the entire issued share capital by FXCM of ODL Group Limited.

(B)	Pursuant to clause 2.1(c) of the Agreement, it is a condition precedent of Completion that the Shareholder execute and deliver a deed in the agreed form, being this Deed, acknowledging that neither it nor any Connected Person of any of the Shareholder, have any claim against the Beneficiaries (as defined below) other than claims arising under the Agreement following Completion.
NOW THIS DEED WITNESSES as follows:
1	DEFINITIONS AND INTERPRETATION

1.1	In this Deed:

“Connected Person” means, in relation to any person, a person who is connected with that person within the meaning of (i) section 839 of the Income and Corporation Taxes Act 1988; and

“Beneficiaries” means (i) the Company; (ii) each Group Company (iii) FXCM and each of its subsidiary undertakings (iv) any shareholder, director, officer or employee of FXCM and each of its subsidiary undertakings as at the date hereof, and (v) any person who subsequently becomes a shareholder, director, officer or employee of any Group Company following the date hereof and who is not already a director or officer of any Group Company (and “Beneficiary” shall mean any of them).

Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

Reed Smith llp The Broadgate Tower 20 Primrose Street London EC2A 2RS Phone: +44 (0) 20 3116 3000 Fax: +44 (0) 20 3116 3999 DX1066 City / DX18 London reedsmith.com

2	REPRESENTATION AND WAIVER

2.1	The Shareholder hereby represents and warrants to the Beneficiaries that neither it nor any Connected Person of the Shareholder has any claim against any of the Beneficiaries arising out of or in connection with any fact, matter or circumstance existing on or prior to Completion or as a consequence of Completion and whether directly or indirectly or actual, contingent or prospective (a “Claim”).

2.2	Without prejudice to the foregoing if and to the extent that the Shareholder or any Connected Person of the Shareholder does have any Claim against any of the Beneficiaries the Shareholder hereby irrevocably waives, and shall procure that any Connected Person of the Shareholder irrevocably waives, such Claim.

3	INDEMNITY

The Shareholder agrees to indemnify the Beneficiaries on demand against all costs, expenses and other liabilities, including professional fees, incurred by the Beneficiaries in connection with all and every loss and damage whatsoever incurred or sustained by the Beneficiaries as a consequence of every breach by the Shareholder of the confirmations, representations, warranties and waivers in Clause 2 of this Deed or as a consequence of every claim brought by the Shareholder or any Connected Person of the Shareholder in breach of Clause 2 of this Deed.

4	THIRD PARTY RIGHTS

4.1	Subject to Clause 4.2, no term of this Deed shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 or otherwise by any person other than the parties to this Deed.

4.2	Each Beneficiary may enforce the terms of this Deed as if it was named as a party hereto.

4.3	Notwithstanding that any term of this Deed may be or become enforceable by a person who is not a party to it, no terms of this Deed may be varied, amended or modified nor may this Deed be suspended, cancelled or terminated without the consent of FXCM.

5	SEVERANCE

If any provision of this Deed is found by any court, tribunal or administrative body of competent jurisdiction to be wholly or partly illegal, invalid, void, voidable, unenforceable or unreasonable it shall, to the extent of such illegality, invalidity, voidness, voidability, unenforceability or unreasonableness, be deemed severable and the remaining provisions of this Deed and the remainder of such provision shall continue in full force and effect.

6	GOVERNING LAW AND JURISDICTION

6.1	This Deed and the documents to be entered into pursuant to it, if any, shall be governed by and construed in accordance with the laws of England and Wales.

6.2	The parties irrevocably agree that the Courts of England and Wales are to have non-exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Deed and the documents to be entered into pursuant to it, if any. The parties irrevocably submit to the jurisdiction of such court and waive any objection to proceedings in any such court on the

Reed Smith llp The Broadgate Tower 20 Primrose Street London EC2A 2RS Phone: +44 (0) 20 3116 3000 Fax: +44 (0) 20 3116 3999 DX1066 City / DX18 London reedsmith.com ground of venue or on the ground that the proceedings have been brought in an inconvenient forum.

6.3	The jurisdiction provisions contained in this Clause 6 are made for the benefit of the Beneficiaries only, which each accordingly retain the right to bring proceedings in any other court of competent jurisdiction.
IN WITNESS whereof this document has been EXECUTED AND DELIVERED AS A DEED on the date stated at the beginning of it.

By [Insert details]

Director

Witness Signature

Witness Name

Witness Address

Reed Smith llp The Broadgate Tower 20 Primrose Street London EC2A 2RS Phone: +44 (0) 20 3116 3000 Fax: +44 (0) 20 3116 3999 DX1066 City / DX18 London reedsmith.com

THIS DEED is made on                     2010
BETWEEN:
(2)	[ ] (each a ‘Director’ and together the ‘Directors’); and

(3)	ODL Group Limited and each of its subsidiary undertakings including ODL Securities Limited (the ‘the ODL Group’).
WHEREAS:
(C)	FXCM Holdings, LLC and others have entered into a share purchase agreement on 2010 for the sale and purchase of the entire issued share capital of ODL Group Limited (the ‘Agreement’).

(D)	Pursuant to paragraph 1(h) of Schedule 5 to the Agreement the ODL Sellers (as such term is defined in the Agreement) must produce and deliver a deed in agreed form, being this Deed, acknowledging that no Director, has any claim against FXCM Holdings, LLC and any member of the ODL Group and waiving any right to indemnification under the articles of association or otherwise in relation to the execution and discharge of his duties prior to Completion or in relation thereto.
NOW THIS DEED WITNESSES as follows:
7	REPRESENTATION AND WAIVER

7.1	Each Director hereby represents and warrants to FXCM Holdings, LLC and each member of the ODL Group that he does not have any claim against FXCM Holdings LLC or any member of the ODL Group whether as a shareholder, director, officer, employee or otherwise arising out of or in connection with any fact, matter or circumstance existing on or prior to Completion (as such term is defined in the Agreement) or as a consequence of Completion and whether known or unknown, directly or indirectly or actual, contingent or prospective.

7.2	Each Director hereby irrevocably waives any right to indemnification whether under the articles of association, by-laws or other constitutional documents of any member of the ODL Group or otherwise in relation to the execution and discharge of his duties prior to Completion or in relation thereto.

7.3	It is noted that under clause 13 of the Agreement each Director will, notwithstanding the foregoing, potentially be entitled to reimbursement of defence costs in response to certain claims by a shareholder of any Group Company pursuant to any applicable D&O Policy and subject to the terms of the Agreement.

8	INDEMNITY

Reed Smith llp The Broadgate Tower 20 Primrose Street London EC2A 2RS Phone: +44 (0) 20 3116 3000 Fax: +44 (0) 20 3116 3999 DX1066 City / DX18 London reedsmith.com

Each Director severally agrees to indemnify FXCM Holdings, LLC and each member of the ODL Group on demand against all costs, expenses and other liabilities, including professional fees, incurred by any of them in connection with all and every loss and damage whatsoever incurred or sustained by the any of them as a consequence of every breach by the Director of the, representations, warranties and waivers in Clause 1 or as a consequence of every claim brought by the Director in breach of Clause 1.

9	THIRD PARTY RIGHTS

9.1	Subject to Clause 3.2, no term of this Deed shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 or otherwise by any person other than the parties to this Deed.

9.2	Each of FXCM Holdings, LLC and each member of the ODL Group may enforce the terms of this Deed as if it was named as a party hereto.

9.3	Notwithstanding that any term of this Deed may be or become enforceable by a person who is not a party to it, the terms of this Deed or any of them may be varied, amended or modified or this Deed may be suspended, cancelled or terminated without the consent of FXCM Holdings, LLC.

10	SEVERANCE

If any provision of this Deed is found by any court, tribunal or administrative body of competent jurisdiction to be wholly or partly illegal, invalid, void, voidable, unenforceable or unreasonable it shall, to the extent of such illegality, invalidity, voidness, voidability, unenforceability or unreasonableness, be deemed severable and the remaining provisions of this Deed and the remainder of such provision shall continue in full force and effect.

11	GOVERNING LAW AND JURISDICTION

11.1	This Deed and the documents to be entered into pursuant to it shall be governed by and construed in accordance with the laws of England and Wales.

11.2	The parties irrevocably agree that the courts of England and Wales are to have non-exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Deed and the documents to be entered into pursuant to it. The parties irrevocably submit to the jurisdiction of such courts and waive any objection to proceedings in any such court on the ground of venue or on the ground that the proceedings have been brought in an inconvenient forum.

11.3	The jurisdiction provisions contained in this Clause 5 are made for the benefit of FXCM Holdings, LLC and each member of the ODL Group, which each accordingly retain the right to bring proceedings in any other court of competent jurisdiction.
IN WITNESS whereof this document has been EXECUTED AND DELIVERED AS A DEED on the date stated at the beginning of it.

Reed Smith llp The Broadgate Tower 20 Primrose Street London EC2A 2RS Phone: +44 (0) 20 3116 3000 Fax: +44 (0) 20 3116 3999 DX1066 City / DX18 London reedsmith.com

APPENDIX C
TAX DEED

DATED	2010
(1)	BLUE FX HOLDINGS CORPORATION AND COWLEY CORPORATION

(2)	FXCM HOLDINGS, LLC
DEED OF COVENANT
IN RELATION TO TAX

Reed Smith llp The Broadgate Tower 20 Primrose Street London EC2A 2RS Phone: +44 (0) 20 3116 3000 Fax: +44 (0) 20 3116 3999 DX1066 City / DX18 London reedsmith.com

CONTENTS
CLAUSE

1 INTRODUCTION	2
2 INTERPRETATION	2
3 COVENANT TO PAY	6
4 LIMITATIONS ON INDEMNITIES	10
5 CONDUCT OF CLAIMS	11
6 DATE OF PAYMENT AND AMOUNT DUE	13
7 TAX RETURNS	16
8 RECOVERY FROM THIRD PARTIES	17
9 BUYER’S TAX BENEFIT	18
10 BUYER’S COVENANT	19
11 GENERAL	20

CONTENTS PAGE 1

DEED OF COVENANT dated	2010
BETWEEN:
(1)	BLUE FX HOLDINGS CORPORATION, a corporation incorporated and registered in the State of Delaware, USA whose registered office is at 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801, USA and COWLEY CORPORATION, a corporation incorporated and registered in the State of Delaware, USA whose registered office is at 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801, USA (‘the Covenantors’); and

(2)	FXCM Holdings, LLC, a limited liability company formed in the State of Delaware, USA (‘the Buyer’).

2	INTRODUCTION

2.1	Pursuant to an agreement dated [•] (‘the Agreement’) between (1) the Covenantors, (2) Gardenparty, (3) the ODL Management Sellers, (4) the Adhering ODL Sellers and (5) the Buyer, the Buyer has agreed to purchase the Shares (as defined in the Agreement) on the terms and conditions set out in the Agreement and in reliance inter alia on the covenants set out in this Deed.

2.2	This Deed is the Tax Deed referred to in the Agreement.

3	INTERPRETATION

3.1	In this Deed, all words and expressions defined in the Agreement shall have the same meaning in this Deed unless expressly stated otherwise.

3.2	In this Deed, unless the context otherwise requires -

‘the 2009 Management Accounts’ has the meaning given to that term in the Agreement;

‘Accounts Repayment’ means a Right to Repayment of Tax available pursuant to any Tax Legislation from a Tax Authority which has been taken into account as an asset in the 2009 Management Accounts;

‘Agreement Date’ means the date on which the Agreement is executed;

‘Buyer’s Relief’ means any Relief that arises as a result of any Transaction occurring after the Agreement Date and/or an Accounts Repayment;

‘Buyer’s Tax Group’ means the Buyer and any company which at the relevant time is in the same group of companies as or, is connected or associated with, the Buyer, for the purposes of any Tax or Relief pursuant to Tax Legislation and ‘Member of the Buyer’s Tax Group’ shall have a corresponding meaning;

‘Group’ means the Company and each of its Subsidiaries particulars of which are set out in Schedule 2 to the Agreement and ‘Group Company’ means each member of the Group;

‘ICTA’ means the Income and Corporation Taxes Act 1988;

‘Losses’ means all losses, liabilities, damages, claims, demands, proceedings, costs, expenses, penalties, legal or other professional fees and costs;

‘Participator’ means a participator and/or associate as those terms are used in sections 414 to 422 ICTA;

‘Relief’ means any relief, loss, allowance, claim, credit, deduction or set-off given, claimed, claimable, due or available pursuant to any Tax Legislation, or any set-off or deduction in computing income, profits or gains for the purposes of any Tax and any Right to Repayment;

‘Right to Repayment of Tax’ means any right to repayment of Tax available pursuant to any Tax Legislation and includes any repayment supplement or interest in respect of an overpayment of any Tax;

‘Seller’s Relief’ means any Relief that arises as a result of any Transaction occurring on or before the Agreement Date other than, for the avoidance of doubt, an Accounts Repayment;

‘Tax’ and ‘Taxation’ include all taxes, duties, levies, social security contributions, imposts, charges, deductions and withholdings of any nature whatsoever, whether imposed in the United Kingdom or elsewhere which are collected and administered by any Tax Authority in all cases together with all penalties, charges, interest, fines, default surcharges and costs payable in respect of such Tax other than to the extent that such penalties, charges, interest, fines, default surcharges and costs arise solely as a direct result of the unreasonable delay of the Company, the Buyer or any Member of the Buyer’s Group in making any payment of Tax;

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‘Tax Authority’ means any taxing, governmental, local governmental, fiscal or other authority (whether within or outside the United Kingdom) competent to impose, assess, administer or collect any Tax including H.M. Revenue & Customs;

‘Tax Claim’ means any notice, demand, assessment letter or other document from which it appears that there is or may be a Tax Liability other than a Tax Document;

‘Tax Document’ has the meaning given to the term in clause 7.1;

‘Tax Legislation’ means any statute, statutory instrument, enactment, law, by-law, directive, decree, ordinance, regulation or other legislative provision imposing or relating to Tax;

‘Tax Liability’ means any amount for which the Covenantors are liable under clause 3 of this Deed or for which the Covenantors are liable under the Agreement in respect of any breach of any Tax Warranty;

‘Tax Warranties’ means the warranties in Part 8 of Schedule 8 to the Agreement;

‘Transaction’ includes the death, winding up or dissolution of any person and any event or transaction (including entering into the Agreement or the purchase or sale of the Shares), act (including Completion, the migration of a company, or the inclusion or the cessation of a company within a group of companies for any purpose), receipt, distribution or failure to make sufficient distributions to avoid an apportionment or deemed distribution of income (regardless of whether the taking of any such action after the Agreement Date could have avoided such apportionment or deemed distribution);

3.3	In this Deed:
(a)	a reference to a statute or statutory provision or EC Directive includes a reference to:
(i)	that statute, provision or EC Directive as amended, consolidated, re enacted, replaced or modified on the date of this Deed and also includes any statute, provision replaced by such statute or provision;

(ii)	any future statute, provision or EC Directive which re-enacts or replaces it provided that, as between the parties and in consideration of the purposes of this Deed, the re-enactment or replacement shall only apply to the extent that it does not adversely affect the rights or obligations of any party; and

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(iii)	any order, statutory instrument, by-law, regulation or other subordinate legislation made from time to time under the relevant statute or EC Directive;
(b)	a reference to ‘writing’, or any cognate expression, is a reference to any mode of representing or reproducing words in a visible, non-transitory form (but does not include a reference to e-mail or other mode of representing or reproducing words in electronic form);

(c)	a reference to a clause, sub-clause or a Schedule (unless otherwise stated) is a reference to a clause or sub-clause of or a Schedule to this Deed; a reference to a paragraph (unless otherwise stated) is a reference to a paragraph of the Schedule in which the reference appears; and a reference to this Deed includes a reference to each of the Schedules;

(d)	a reference to ‘the Company’ is a reference to each Group Company so that this Deed applies to each Group Company as if it were the Company, and the covenants given by the Covenantors shall be treated as expressly given in respect of each separate Group Company;

(e)	any phrase introduced by the terms ‘including’ or ‘in particular’, or any cognate expression, shall be construed as illustrative and not limiting of any preceding words;

(f)	‘control’ has the meaning given to the term in section 840 ICTA; and

(g)	references to ‘profits’ include income, profits or gains of any description and from any source and references to ‘profits earned’ include profits earned, accrued or received (or treated as earned, accrued or received for Tax purposes).

3.4	The headings in this Deed are for convenience only and shall not affect its interpretation.

3.5	Each of the Schedules has effect as if set out in this Deed.

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4	COVENANT TO PAY
4.1	Subject to the terms of this Deed, each of the Covenantors covenants jointly and severally with the Buyer to pay to the Buyer (whether or not the Company is or may be entitled to claim reimbursement of the payment from any other person) an amount equal to:
(a)	any Tax liability of the Company which arises as a consequence of or by reference to:
(i)	any Transaction occurring on or before (or deemed for Tax purposes to occur on or before) the Agreement Date;

(ii)	any income, profits or gains which accrued, or which were earned or received, in respect of a period ending on or before the Agreement Date;
(b)	all or any part of any Accounts Repayment which is not available to the Company;

(c)	the amount of Tax saved by any Buyer’s Relief which is used to relieve any Tax liability in respect of which the Buyer could have made a claim under sub-clause 3.1(a) or which is used to set-off against income, profits or gains to the extent that but for such utilisation the Buyer would have been entitled to make a claim under sub-clause 3.1(a);

(d)	any Tax liability of the Company for which the Company would not have been accountable but for a failure on the part of any person who has at any time prior to the Agreement Date (i) controlled or been controlled by the Company, (ii) been controlled by the same person or persons who control the Company or (iii) otherwise been connected to or associated with the Company for Tax purposes to pay any liability to Tax;

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(e)	all Losses and any liability to Tax arising to the Company or any Member of the Buyer Group or the ODL Group or, for which the Company or any Member of the Buyer Group or the ODL Group is liable to account, whenever such Loss or liability arises and including any liability in respect of corporation tax, income tax, employer’s or employees’ national insurance contributions (whether or not the Company is liable to account for the same under the Pay as You Earn System) in respect of:
(i)	any option relating to, or right or interest of any kind whatsoever in, any shares in the Company granted, awarded or issued at any time on or before Completion to any person (including any current or former director, officer or employee of the Company or Participator in the Company or, in each case, any person who is deemed to be such for any Tax purposes) including any such option, right or interest in respect of shares issued under the EBT Plan and/or the Contingent Premium Shares and, in each case, in respect of any option, right or interest at any time replacing or granted in exchange thereof (each a ‘Relevant Share Right’); and/or

(ii)	any facility, sum, loan or other amount made or provided or, deemed (whether for Tax purposes or otherwise) to be made or provided to any person by any member of the ODL Group and/or the EBT Trustee or by any person to any member of the ODL Group and/or the EBT Trustee, in each case for the purposes of or in connection with the EBT Plan and/or in connection with the funding of the acquisition of or any transaction in relation to any Relevant Share Right (each a ‘Relevant Sum’), in each case, including, without limitation, any Loss or Tax liability arising as a result of the waiver, release, repayment, non-payment or any default in relation to any Relevant Sum and/or arising as a result of the exercise, transfer, novation or assignment or other transaction in relation to any Relevant Share Right or any Relevant Sum.

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(f)	any Tax liability which is a liability to penalties, interest, charges, fines or default surcharges and which arises from any failure by the Sellers’ Representative or the Covenantors to discharge their obligations under clause 5 (Conduct of Claims) and/or clause 7 (Tax Returns);

(g)	any United Kingdom stamp duty (including any penalties or interest in respect of such stamp duty) paid by the Company after the Agreement Date in respect of any agreement, document or conveyance executed by or entered into by the Company on or before the Agreement Date where the presentation of such agreement, document or conveyance for stamping is required by any Tax Authority or is required in order for the Company to enforce its rights in respect of that agreement, document or conveyance;

(h)	any United Kingdom stamp duty paid by the Company in respect of the transfer of Shares to the Covenantors pursuant to the Agreement;

(i)	all reasonable costs and expenses properly incurred by the Buyer or the Company in enforcing its rights under this Deed.
4.2	Subject to the terms of this Deed, the Covenantors jointly and severally covenant with the Buyer to pay to the Buyer an amount equal to:
(a)	any Tax liability of the Company or the Buyer (where such Tax liability relates to an amount of inheritance tax); or

(b)	any depletion in or reduction in value of the assets or increase in the liabilities of the Company or the Buyer, in each case, arising in consequence of, any charge on any of the Shares or on any of the assets of the Company relating to unpaid inheritance tax or any power to raise an amount of inheritance tax by sale or mortgage, or terminable charge on, any of the Shares or on any of the assets of the Company (or any part of them):
(i)	where such charge or power exists at the Agreement Date; or

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(ii)	where the liability in respect of inheritance tax is payable as a result of the failure of any person to pay an amount in respect of inheritance tax; or

(iii)	where the liability in respect of inheritance tax is payable as a result of the death of any person within seven (7) years after a transfer of value (or deemed transfer of value);
Provided that the transfer of value (or deemed transfer of value) to which the liability to inheritance tax relates occurred on or prior to the Agreement Date.

4.3	In determining for the purposes of clause 3.2 above whether a charge on or power to sell, mortgage or charge any of the shares or assets of the Company exists at any time and in determining the amount of Tax liability arising, the fact that any inheritance tax is not yet payable or may be paid by instalments shall be disregarded and such inheritance tax shall be treated as becoming due and a charge or power to sell, mortgage or charge arising on the date or event on or in respect of which it becomes payable or arises.

4.4	The provisions of section 213 Inheritance Tax Act 1984 shall not apply to any payments falling to be made pursuant to a Tax Claim.

4.5	Each of the covenants contained in clauses 3.1 and 3.2 above shall be construed as separate and independent obligations and shall not be restricted by any of the other covenants save that any payment by the Covenantors in respect of a liability under one covenant shall discharge any liability under the others to the extent of such payment and in so far as it arises from the same subject matter.

5	LIMITATIONS ON INDEMNITIES

5.1	The indemnities in clause 3 shall not apply to a Tax liability in respect of which the Covenantors would otherwise be liable under this Deed or under the Agreement to the extent that such Tax liability:
(a)	has been paid on or before the Agreement Date where such payment has been taken into account in the 2009 Management Accounts;

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(b)	is the subject of a specific reserve or specific provision in the 2009 Management Accounts (other than a reserve or provision for deferred Taxation);

(c)	is attributable directly and exclusively to an increase in the rate of corporation tax announced after the Agreement Date; or

(d)	is attributable directly and exclusively to any change in legislation after the Agreement Date (or to any legislation not in force at the Agreement Date) or to the withdrawal or change after the Agreement Date of any published concession or published general practice of HMRC or of any other Tax Authority.
5.2	Except in the case of fraud, dishonesty wilful neglect or wilful concealment on the part of any of the Covenantors or their agents, advisers, employees or anyone connected with the Covenantors, the Covenantors shall not be liable for a claim under this Deed (other than under clause 3.1(e)) unless:
(a)	the Buyer gives to the Sellers’ Representative a Notice of Claim on or before 30 May 2011; and

(b)	liability for the relevant claim under this Deed is accepted by the Sellers’ Representative in writing or court proceedings in respect of the claim are initiated and duly served in either case within six months from the last day for notification of the claim under sub-clause (a) above.
5.3	The provisions of Schedule 9 to the Agreement shall apply to claims under this Deed where expressed to do so.

6	CONDUCT OF CLAIMS

6.1	If the Company or the Buyer receives a Tax Claim, it shall give notice in writing of that fact to the Sellers’ Representative as soon as reasonably practicable and in any event within fifteen (15) Business Days of receipt of the Tax Claim or, if earlier, not less than ten (10) Business Days before any period prescribed by any Tax Legislation for the

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making of an appeal against the Tax Liability which is the subject of the Tax Claim or for taking any other action in relation to the Tax Claim has expired, provided that the giving of such notice shall not be a condition precedent to the liability of the Covenantors under this Deed.

6.2	Subject to the remaining provisions of this clause 5, the Buyer shall procure that the Company shall take such lawful and reasonable action as the Sellers’ Representative shall request to avoid, dispute, resist, appeal or contest such Tax Claim.

6.3	The Buyer shall not be required to take any action or further action under this clause 5:
(a)	if it appears to the Buyer, acting reasonably and having discussed the issue with the Sellers’ Representative, that while the Company was under the control of the Sellers there was any act or failure to act by the Company or any of the Sellers which constituted fraud in relation to the relevant Tax liability;

(b)	unless the Company or the Buyer (as the case may require) are indemnified to their reasonable satisfaction against all costs, expenses and additional Tax which may be incurred as a result of contesting the Tax Claim;

(c)	unless the Sellers’ Representative has, within twenty (20) Business Days after the date of receipt of the notice given pursuant to clause 5.1 of this Deed, given notice in writing to the Company or the Buyer of its wish to contest the Tax Claim;

(d)	in relation to any proceedings before any court or appellate body, unless the Sellers’ Representative has, at the Covenantors’ costs and expense, provided the Buyer and the Company with advice in writing from leading Tax Counsel obtained after disclosure of all relevant information and documents including all relevant rights and interests of the Buyer, the Company and any other Member of the Buyer’s Tax Group, that such action stands a reasonable prospect of success;

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(e)	if such action is likely to result in any material adverse financial or commercial consequences for the Buyer, the Company or any member of the Buyer’s Tax Group and which action is unreasonable having regard to the potential seriousness of the likely material adverse financial or commercial consequences compared with the potential Tax Liability which is the subject of the Tax Claim;

(f)	if any period prescribed by any Tax Legislation for the making of an appeal against the Tax Liability which is the subject of the Tax Claim or for taking any other action in relation to the Tax Claim has expired; or

(g)	if any action or other step is taken or legal proceedings are started to put the Covenantors into liquidation, administration or receivership.
6.4	The Company or the Buyer (as the case may be) shall be entitled, without reference to the Covenantors, to admit, compromise, settle, discharge or otherwise deal with a Tax Claim on such terms as it may in its absolute discretion think fit and without prejudice to any right or remedy under this Deed if any of the circumstances in clause 5.3 apply.

7	DATE OF PAYMENT AND AMOUNT DUE

7.1	Subject to the remaining provisions of this clause 6, the Covenantors shall make payment in full of a Tax Liability for which it is liable under this clause 6 on whichever is the later of:
(a)	five (5) Business Days after service of a notice in writing (referred to in this clause as a ‘Payment Notice’) containing a demand in respect of a claim for which the Covenantor is liable under this Deed, which Payment Notice shall specify the amount payable, the date for payment and contain sufficient detail to allow the Covenantors, acting in good faith, to satisfy themselves that the amount claimed by the Buyer is correct; and

(b)	the Due Date, if any,

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PROVIDED that, in each case, payment shall be made and a claim shall be regarded as satisfied subject to and in accordance with and the provisions of the Waterfall Payment Mechanism in Schedule 6 to the Agreement where applicable.

7.2	For the purposes of this clause 6 the Due Date means:
(a)	in the case of a Tax Liability which relates to an actual payment of Tax by the Company, five (5) Business Days before the latest date on which the Company has to pay to the relevant Tax Authority the Tax which is the subject of the Tax Liability;

(b)	in the case of a Tax Liability which relates to the non-availability of an Accounts Repayment, on the date on which such Accounts Repayment would otherwise have become payable to the Company; and

(c)	in the case of a Tax Liability which relates to the setting-off of a Buyer’s Relief against profits of the Company, the latest date on which the Company would have had to pay the Tax but for such set-off.
7.3	For the purposes of the provision in clauses 6.2 and 6.7, it shall be assumed that the latest date on which an amount of Tax is payable by the Company is the last date on which payment can be made without incurring any liability to interest, charge, penalty, fine or surcharge in respect thereof and on the assumption that no appeal is made against any assessment or Tax Claim.

7.4	If requested by, and at the expense of, the Covenantors, the amount of the Tax Liability shall be certified by the Company’s or the Buyer’s auditors acting as experts and not as arbitrators. Any request for an auditors’ certificate shall be made within five (5) Business Days of receipt of the relevant Payment Notice and the date for payment shall, in the case where an auditors’ certificate is requested, be the later of five (5) Business Days after the provision of such a certificate to the Covenantors and the Due Date.

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7.5	Subject to the provisions of the Waterfall Payment Mechanism in Schedule 6 to the Agreement, no payment shall be treated as made by the Covenantors under this clause 6 until and to the extent that cleared funds are available in respect of it to the Buyer or (where relevant) Company.

7.6	All sums payable by the Covenantors under this Deed shall be paid without deduction, counterclaim, set off or withholding except as may be required by law. If any deduction or withholding is required by law the Covenantors shall be liable to pay such sum as will, after such deduction or withholding, leave the recipient with the same amount it would have been entitled to in the absence of the requirement to make a deduction or withholding.

7.7	If any sum payable by the Covenantors under this Deed (other than interest payable pursuant to clause 6.8) is subject to Tax in the hands of the recipient or, would have been subject to such Tax but for any Relief available to the recipient (other than a Relief available by virtue of any deduction or withholding as referred to in clause 6.6), the Covenantors shall be liable to pay to the recipient such additional amount as will, after such Tax and any Tax paid on that amount (and after taking into account any Relief arising by virtue of any deduction or withholding as referred to in clause 6.6), leave the recipient with the amount it would have received if that sum had not been subject to Tax. The date for payment of any additional amount due under this clause 6.7 shall be five (5) Business Days before the latest date on which the Tax on the relevant sum becomes due and payable in accordance with any Tax Legislation.

7.8	Interest shall be payable on any amount which is not paid on the date for payment determined in accordance with clause 6.1 or 6.7 (as the case may be) at the Interest Rate (as defined in the Agreement) from and including that date until and including the date of actual payment (after as well as before judgement). Such interest shall accrue from day to day and shall be paid on demand. Unpaid interest shall compound monthly.

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8	TAX RETURNS

8.1	Subject to and in accordance with the provisions of this clause 7, the Buyer or its duly authorised agents shall, at the Company’s expense, prepare, submit and deal with all outstanding computations, returns, claims, elections, surrenders, consents, notices and other documentation of the Company relating to Taxation (‘Tax Documents’) and deal with all matters relating to such Tax Documents in respect of all accounting periods of the Company ending on or before the Agreement Date (the ‘Pre-Agreement Accounting Periods’) and in respect of the accounting period straddling the Agreement Date (the ‘Straddle Period’).

8.2	All Tax Documents relating to the Pre-Agreement Accounting Periods or the Straddle Period shall be prepared in a manner consistent with past practices and without any change of accounting method (except to the extent necessary to comply with applicable laws or generally accepted accounting practice) and shall be submitted in draft form to the Sellers’ Representative for comment by the Sellers’ Representative at least thirty (30) Business Days before the expiry of any time limit for the submission of such Tax Document to the relevant Tax Authority. The Sellers’ Representative shall comment within twenty (20) Business Days of receipt of the draft Tax Documents and the Buyer shall not unreasonably refuse to include any comments or amendments of the Sellers’ Representative to the extent that they relate (directly or indirectly) to a matter in respect of which the Covenantors might be liable under this Deed. The Buyer shall procure that:
(a)	the Sellers’ Representative or its duly authorised advisors are given reasonable access to such books, accounts and records of the Company as are necessary for them to comment on the Tax Documents; and

(b)	the Company shall cause the finalised Tax Documents for the Company to be authorised, signed and submitted to the appropriate Tax Authority provided that the Company shall not be required to sign any Tax Document which, in its reasonable opinion, is not complete, true and accurate.

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8.3	The Covenantors shall give the Buyer and shall procure that the Buyer is given reasonable access to all personnel of the Company and to all books, accounts and records of the Company which are not handed over to the Buyer at Completion and shall give the Buyer such other assistance as may reasonably be required to enable the Buyer to comply with its obligations under this clause 7.

8.4	The Buyer shall procure that:
(a)	the Sellers’ Representative is kept informed of the progress of any enquiry from, discussions or correspondence with, any Tax Authority in relation to the Tax affairs of the Company in respect of which the Covenantors might be liable under this Deed; and

(b)	the Sellers’ Representative is given a copy of any draft correspondence the Buyer proposes to submit to any Tax Authority that relate to such Tax affairs in sufficient time for the Sellers’ Representative to have a reasonable opportunity to comment, and the Buyer will take into account all reasonable comments before finalising and submitting the same to any Tax Authority.
8.5	If in the course of dealing with the pre-Agreement Date Tax matters it appears that any Tax Document is likely to give rise to a Tax Claim, the provisions of this clause 7 shall cease to apply and the provisions of clause 5 shall apply.

8.6	Nothing in this Deed shall require the Buyer to procure the submission of, or the Company to submit, any claims, elections, surrenders, disclaimers, notices or consents to the extent that such relate to a Buyer’s Relief and any such procurement or submission by the Buyer or the Company shall be without prejudice to any liability of the Covenantors that may arise in respect of such Relief.

9	RECOVERY FROM THIRD PARTIES

9.1	If the Covenantors pay an amount in respect of Tax under clause 3 of this Deed or under the Agreement in respect of a breach of a Tax Warranty (and, where applicable, payment

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has been made or satisfied in accordance with the Waterfall Payment Mechanism in Schedule 6 to the Agreement), and the Company is or becomes entitled to recover from some other person (other than a Member of the Buyer’s Tax Group) any sum in respect of that Tax, then the Buyer shall:
(a)	as soon as reasonably practicable notify the Sellers’ Representative of such entitlement and shall, if so requested by the Sellers’ Representative and, subject to the Buyer and the Company being indemnified to their reasonable satisfaction by the Covenantors against all reasonably incurred costs, expenses and additional Tax as a result of enforcing such recovery, procure that the Company takes all reasonable steps to enforce that recovery (keeping the Sellers’ Representative informed of the progress of any action taken); and

(b)	account to the Covenantors within five (5) Business Days of recovering any such amount for the whole of any sum so recovered (including any interest or repayment supplement paid to the Buyer or the Company) less any reasonable costs and expenses of recovery (including any Tax which would not have been incurred but for the recovery of that amount) up to an amount not exceeding the amount of any such payment previously made by the Covenantors in respect of such Tax.
9.2	Nothing in this clause 8 shall require any person to take any action which in the opinion of the Buyer (acting reasonably) is likely to have a material adverse effect on the business or financial reputation, interest or goodwill of the Buyer or the Company or any Member of the Buyer’s Tax Group.

10	BUYER’S TAX BENEFIT

10.1	If, on or before the seventh anniversary of Completion, the Buyer becomes aware that the Company or any Member of the Buyer’s Tax Group has used a Seller’s Relief to reduce or eliminate a liability to Tax of the Company relating to a Transaction occurring or deemed for the purposes of Tax to occur after the Agreement Date, an amount equal

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to the Tax saved by the use of such Seller’s Relief shall, to the extent only that the relevant Seller’s Relief could have been used instead to off-set any Tax Liability for which the Buyer has a claim under this Deed or under the Agreement, be:
(a)	first, to the extent that the Covenantors have made any payment to the Buyer under this Deed or the Agreement in respect of a Tax Liability, paid to the Covenantors by the Buyer; and

(b)	to the extent that there is then an excess, set off against any payment then due from the Covenantors under this Deed or the Agreement in respect of a Tax Liability; and

(c)	to the extent that there is an excess, carried forward to be set off against any future payments due from the Covenantors under this Deed or the Agreement in respect of a Tax Liability.
11	BUYER’S COVENANT

11.1	The Buyer agrees to pay to the Covenantors an amount equal to:
(a)	any Tax payable by the Covenantors, any of the Sellers or any company (other than the Company) which was a member of the same group as the Company for Tax purposes on or before the Agreement Date (each a “Payer”) where such liability to Tax directly results solely from the failure on the part of the Buyer or any person who (i) is controlled or has been controlled by the Buyer, (ii) is controlled by the same person or persons who control the Buyer or (iii) otherwise has been connected to or associated with the Buyer for Tax purposes to discharge a liability to Tax and where the Buyer would not be able to make a claim in respect of such latter liability to Tax against the Covenantors under this Deed (disregarding for this purpose the limitations in clause 4 of the Deed and in Schedule 9 to the Agreement); and

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(b)	all reasonable costs and expenses properly incurred by a Payer in enforcing its rights under this clause 10.
11.2	The terms of clause 6 shall apply to any payment due from the Buyer to the Covenantor under this clause 10 in the same way as they apply to any payment due from the Covenantors to the Buyer under this Deed with any necessary modifications.

12	GENERAL

Each of clauses 14 (Service of Notices), 25 (Assignment), 21 (Entire Agreement and Modification), 28 (Counterparts), 30 (Service of Process), 29 (Governing Law and Jurisdiction), 24 (Third Party Rights) of the Agreement shall apply to this Deed (substituting references to Agreement for references to Deed):
(a)	where the context permits it; and

(b)	to the extent that such clauses do not conflict with the provisions of this Deed.

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This document has been executed as a deed and is delivered on the date of this Deed.

Executed and delivered as a deed by	)
BLUE FX HOLDINGS CORPORATION	)
a company incorporated	)
in Delaware acting by an authorised	)
signatory who in accordance with the laws	)
of that territory is acting under the authority	)
of that company	)

Executed and delivered as a deed by	)
COWLEY CORPORATION	)
a company incorporated	)
in Delaware acting by an authorised	)
signatory who in accordance with the laws	)
of that territory is acting under the authority	)
of that company	)

Executed and delivered as a deed by	)
by FXCM HOLDINGS, LLC	)
a company incorporated in Delaware	)
by an authorised signatory who	)
in accordance with the laws of that territory	)
are acting under the authority of that company	)

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APPENDIX D
LLC AGREEMENT
SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
FXCM HOLDINGS, LLC,
a Delaware limited liability company

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TABLE OF CONTENTS
ARTICLE I

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		Page
2.1	ORGANIZATION.	6
2.2	AGREEMENT.	6
2.3	NAME.	6
2.4	TERM.	6
2.5	REGISTERED AGENT AND OFFICE.	6
2.6	PRINCIPAL OFFICE.	7
ARTICLE III

PURPOSE; NATURE OF BUSINESS
ARTICLE IV

ACCOUNTING AND RECORDS
4.1	RECORDS TO BE MAINTAINED.	7
4.2	REPORTS TO MEMBERS.	8
4.3	TAX RETURNS AND REPORTS.	9
ARTICLE V

NAMES AND ADDRESSES OF MEMBERS
ARTICLE VI

RIGHTS AND DUTIES OF MEMBERS
6.1	MANAGEMENT RIGHTS.	9

6.2	LIABILITY OF MEMBERS.	11
6.3	INDEMNIFICATION.	11
6.4	REPRESENTATIONS AND WARRANTIES.	11
6.5	CONFLICTS OF INTEREST.	11
6.6	NON-SOLICITATION OF COUNTERPARTIES.	12
6.7	NON-SOLICITATION OF EMPLOYEES, MEMBERS AND AGENTS.	13
ARTICLE VII

BOARD OF DIRECTORS; COMMITTEES
7.1	BOARD OF DIRECTORS.	13
7.2	TERM OF OFFICE OF MEMBERS OF BOARD OF DIRECTORS.	14
7.3	AUTHORITY OF BOARD OF DIRECTORS TO BIND THE COMPANY.	15

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		Page
15.8	NO PARTNERSHIP INTENDED FOR NONTAX PURPOSES.	40
15.9	NO RIGHTS OF CREDITORS AND THIRD PARTIES UNDER AGREEMENT.	40
15.10	GENERAL INTERPRETIVE PRINCIPLES.	40

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     This Second Amended and Restated Limited Liability Company Agreement of FXCM Holdings, LLC, a Delaware limited liability company, is entered into as of _____________, 2010, by and among the Company and the persons executing this Agreement and shall be effective as of the Effective Date (as herein defined). Each Member (as herein defined) hereby agrees as follows:
     WHEREAS, the Company was initially governed by that certain Limited Liability Company Agreement of the Company, dated as of January 10, 2007, setting forth certain agreements as to the organization, management and operation of the Company and the Members’ respective rights and obligations with respect thereto (the “Original Agreement”);
     WHEREAS, Refco Group Ltd., LLC, Refco Capital Markets, Ltd. and Refco Inc. (collectively, “RGL”), Lehman Brothers Holdings Inc. (“Lehman”), Long Ridge FXCM, L.P. (“LP”), Long Ridge FXCM Coinvestment, LLC (“Coinvestment”), MFP Partners, L.P. (“MFP”), Yale University c/o MFP Investors LLC (“Yale”) and Daher FXCM Investment, L.P. (“Daher”) executed and delivered that certain Purchase Agreement, dated as of October 24, 2007 (the “Investor Purchase Agreement”), pursuant to which Lehman, LP, Coinvestment, MFP and Daher purchased and acquired the rights, title and interest in and to the Membership Interests (as herein defined) held or beneficially owned by RGL;
     WHEREAS, Lehman, LP, Coinvestment, MFP, Yale, Daher and the Company entered into an Investment Agreement, dated as of October 24, 2007 (together with the Investor Purchase Agreement, the “Investor Sale Agreements”), pursuant to which Lehman, LP, Coinvestment, MFP, Yale and Daher made direct investments in the Company;
     WHEREAS, upon the closing of the transactions contemplated by the Investor Sale Agreements, Lehman, LP, Coinvestment, MFP, Yale and Daher were admitted into the Company as Members, upon the terms and subject to the conditions set forth in that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of January 17, 2008 (as amended by Amendment No. 1 thereto effective as of December 31, 2009, the “First Amended and Restated Agreement”), which served as an amendment and complete restatement of the Original Agreement;
     WHEREAS, the Company has entered into that certain Share Purchase Agreement dated ________, 2010 (the “ODL Purchase Agreement”) for the Sale and Purchase of All the Shares in ODL Group Limited with Blue FX Holdings Corp., a Delaware corporation, and Cowley Corporation, a Delaware corporation (each a “New Member” and collectively, the “New Members”) and certain others, which provides among other things for the issuance of Membership Interests in the Company to the New Members (subject to adjustment as provided therein and herein);
     WHEREAS, contemporaneously with and conditioned upon the execution hereof, Coinvestment is conveying a portion of its membership interests in the Company to Long Ridge FXCM Equity Partners, LLC (“LP II”; LP II, together with LP and Coinvestment, “Long Ridge”; and LP II, together with Lehman, LP, Coinvestment, MFP, Yale and Daher, the “Investors”), an affiliate of Coinvestment, and LP II is becoming a party to this Agreement as an Investor with the Sharing Ratio, after dilution from the issuances to the New Members, set forth on Schedule A hereto; and
     WHEREAS, the New Members, the existing Members and LP II desire to enter into this Agreement to reflect the foregoing and the relative rights and obligations of all Members, with this Agreement intended to serve as an amendment and complete restatement of the First Amended and Restated Agreement, effective as of the Effective Date;
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     For purposes of this Agreement (as defined below), unless the context clearly indicates otherwise, the following terms shall have the following meanings:
          12.2 Act. The Delaware Liability Company Act and all amendments thereto.
          12.3 Agreement. This Second Amended and Restated Limited Liability Company Agreement including all amendments adopted in accordance with the Agreement and the Act.
          12.4 Articles. The Certificate of Formation of the Company, as amended from time to time, and filed with the Secretary of State of Delaware.
          12.5 Assignee. An assignee or transferee of a Membership Interest who has not been admitted as a Substitute Member.
          12.6 Business Day. Any day other than Saturday, Sunday or any legal holiday observed in the State of New York.
          12.7 Capital Contribution. Any contribution of Property made by or on behalf of a Member or Assignee.
          12.8 Certificate. Certificate of Formation as filed with the Secretary of State of the State of Delaware pursuant to the Act, as amended or restated from time to time.
          12.9 Code. Internal Revenue Code of 1986, as amended from time to time.
          12.10 Committee. Each Committee from time to time established by the Board of Directors, including the Audit Committee, the Compensation Committee and the Risk Committee.
          12.11 Company. FXCM Holdings, LLC, a limited liability company formed under the laws of the State of Delaware, and any successor limited liability company.

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          12.12 Disposition (Dispose). Any sale, assignment, exchange, mortgage, pledge, grant, hypothecation, or other transfer, absolute or otherwise, or as security or encumbrance (including dispositions by operation of law).
          12.13 Dissociation. Any action which causes a Person to cease to be a Member as described in Article XIII hereof.
          12.14 Dissolution Event. An event, the occurrence of which will result in the dissolution of the Company under Article XIV.
          12.15 Distribution. A transfer of Property to a Member on account of a Membership Interest as described in Article IX.
          12.16 Effective Date. Means the date this Agreement is executed by such of the Members (other than the New Members) as are required pursuant to Section 15.3 of the First Amended and Restated Agreement to approve the amendments effected by this Agreement.
          12.17 Eligible Member. Each of William Ahdout, Kenneth Grossman, Dror Niv, Michael Romersa, David Sakhai and Edward Yusupov for so long as such individual is a Member.
          12.18 Fiscal Year. The taxable year of the Company, which shall be the calendar year unless a different taxable year is required under the Code.
          12.19 Member. A Person executing the Agreement as a Member or a Substitute Member.
          12.20 Membership Interest. The rights of a Member under this Agreement. The Membership Interests are held in proportion to Sharing Ratios.
          12.21 Net Cash Flow. With respect to any fiscal period of the Company, all revenues and decreases in reserves of the Company during that period decreased by (a) cash expenditures for operating expenses, (b) capital expenditures to the extent not made from reserves, (c) reserves for contingencies and working capital, established in such amounts as the Board of Directors in its sole discretion may determine, (d) repayment of principal on any financing, and (e) taxes imposed on or payable by the Company.
          12.22 New Member and New Members have the meanings given in the recitals to this Agreement.
          12.23 New Members’ Representative. Giles Elliott or any other person appointed as Sellers’ Representative under clause 13 of the ODL Purchase Agreement.
          12.24 ODL Purchase Agreement has the meaning given in the recitals to this Agreement.

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          12.25 Organization. A person other than a natural person, including without limitation corporations (both non-profit and other corporations), partnerships (both limited and general), joint ventures, limited liability companies, business trusts, unincorporated associations and other entities, but the term does not include joint tenancies and tenancies by the entirety.
          12.26 Person. An individual, trust, estate or any Organization permitted to be a member of a limited liability company under the laws of the State of Delaware.
          12.27 Principal Office. The Principal Office of the Company set forth in Section 2.6.
          12.28 Proceeding. Any administrative, judicial, or other adversary proceeding, including without limitation litigation, arbitration, administrative adjudication, mediation, and appeal or review of any of the foregoing.
          12.29 Profits and Losses shall mean, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Section 703(a) of the Code (excluding any items of income, gain, loss or deduction specially allocated pursuant to Sections 9.2 or 9.3, and treating all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code as taxable income or loss), with the following adjustments:
          (i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this Section shall be added to such taxable income or loss;
          (ii) Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to Section 1.704-1(b)(2)(iv)(i) of the Tax Regulations, and not otherwise taken into account in computing Profits or Losses pursuant to this Section, shall be subtracted from such taxable income or loss;
          (iii) Depreciation, depletion, amortization, and gain or loss with respect to the property of the Company on the date hereof and with respect to the property being contributed on the date hereof by the New Members shall be computed in accordance with Section 1.704-1(b)(2)(iv)(g) of the Tax Regulations; and
          (iv) As otherwise required by Section 1.704-l(b)(2)(iv) of the Tax Regulations.
          12.30 Property. Any property, real or personal, tangible or intangible, including money, and any legal or equitable interest in such property, but excluding services and promises to perform services in the future.
          12.31 Related Party Transactions. Any transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness but excluding any employment in the ordinary course) or any series of similar transactions, arrangements or relationships in which (i) the aggregate amount involved will or may be expected to exceed $1,000,000 in any fiscal

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year; (ii) the Company or one of its affiliates is a participant and (iii) any Related Person has or will have a direct or indirect interest; provided that a Related Person shall not be deemed to have a direct or indirect interest in a transaction if such Related Person’s interest arises only from (a) its position as a director of another business entity that is a party to the transaction; (b) its direct or indirect ownership of less than 5% of the equity interest in another business entity which is a party to the transaction or (c) its position as a limited partner in a partnership in which it has an interest of less than 5% and it does not hold another position in the partnership.
          12.32 Related Person. Any of the following: (a) a person who is, or at any time since the beginning of the Company’s last fiscal year was, a director, director nominee or executive officer of the Company; (b) any person who is known to be the beneficial owner of more than 10% of the total Membership Interests; and (c) any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law or anyone sharing the household of such person (other than a tenant or employee).
          12.33 Schedule A. Schedule A to this Agreement setting forth the name, address, and Sharing Ratio of each Member.
          12.34 Securities Act. Securities Act of 1933, as amended from time to time.
          12.35 Sharing Ratio. With respect to any Member, the Sharing Ratio for such Member set forth on Schedule A hereof. Schedule A shall be amended as necessary to conform to any changes thereof agreed to by the Members or otherwise provided by this Agreement. In the event all or any portion of a Member’s Membership Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Membership Interest and Sharing Ratio of the transferor to the extent it relates to the transferred Membership Interest.
          12.36 Substitute Member. An assignee or transferee who has been admitted to all of the rights of membership pursuant to Section 11.3 of the Agreement.
          12.37 Tax Characterization and Additional Tax Terms. It is intended that the Company be characterized and treated as a partnership for federal, state and local income tax purposes, and no Member shall take any position inconsistent with such treatment for federal, state, and local income tax purposes. For such purpose, (i) the Company shall be subject to all of the provisions of Subchapter K of Chapter 1 of Subtitle A of the Code, (ii) any references to a “Partner,” to “Partners” and to the “Partnership” in this Agreement and in the provisions of the Code and Tax Regulations cited in this Agreement shall be deemed to refer to a Member, the Members and the Company, respectively.
          12.38 Tax Regulations shall mean the federal income tax regulations promulgated by the United States Treasury Department under the Code as such Tax Regulations may be amended from time to time. All references herein to a specific section of the Tax Regulations shall be deemed also to refer to any corresponding provision of succeeding Tax Regulations.

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          12.39 Undistributed Pre-Transaction Amount is equal to the sum of the balances in the Capital Accounts of the Members other than the New Members immediately prior to the execution and delivery of this Agreement, as such Capital Accounts would be reflected on a balance sheet of the Company prepared in accordance with generally accepted accounting principles applied in a manner consistent with those used in the preparation of the Company’s financial statements as of December 31, 2009, as determined by the Company, provided that the New Members may request, within twenty days of such determination, that the Company’s independent outside accounting firm review such balances.
ARTICLE II
FORMATION
          2.1 Organization. The Company has been formed by the filing of the Company’s Certificate in accordance with the Act. The designation of the individual identified in such Certificate as an authorized person, within the meaning of the Act, and his execution, delivery and filing of the Certificate and his other actions in so doing are hereby ratified, approved and confirmed in all respects.
          2.2 Agreement. For and in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Members executing the Agreement hereby agree to the terms and conditions of the Agreement, as it may from time to time be amended. It is the express intention of the Members that the Agreement shall be the sole source of agreement of the parties, and, except to the extent a provision of the Agreement expressly incorporates Federal income tax rules by reference to sections of the Code or Tax Regulations or is expressly prohibited or ineffective under the Act, the Agreement shall govern, even when inconsistent with or different from the provisions of the Act or any other law or rule. To the extent any provision of the Agreement is prohibited or ineffective under the Act, the Agreement shall be deemed to be amended to the least extent necessary in order to make the Agreement effective under the Act. In the event the Act is subsequently amended or interpreted in such a way to make any provision of the Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment.
          2.3 Name. The name of the Company is “FXCM Holdings, LLC” and all business of the Company shall be conducted under that name or under such other name as is approved by the Board of Directors.
          2.4 Term. The Company shall survive until dissolved under Article XIV or as otherwise provided by law.
          2.5 Registered Agent and Office. The registered agent for the service of process and the registered office shall be that Person and location reflected in the Articles. The Board of Directors, may, from time to time, change the registered agent or office through appropriate filings with the Secretary of State of Delaware. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Board of Directors

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shall promptly designate a replacement registered agent or file a notice of change of address as the case may be. If the Board of Directors shall fail to designate a replacement registered agent or change of address of the registered office, the Member with the largest Sharing Ratio may designate a replacement registered agent or file a notice of change of address.
          2.6 Principal Office. The Principal Office of the Company shall be located at such location as is approved by the Board of Directors.
ARTICLE III
PURPOSE; NATURE OF BUSINESS
     The business purpose of the Company is to engage in any and all business activities related to the foreign currency industry and the provision of related services and any and all activities that are incidental or ancillary thereto, and other activities permitted under the laws of the State of Delaware and approved by the Board of Directors. The Company shall have the authority to do all things necessary or convenient to accomplish its purpose and operate its business as described in this Article III.
ARTICLE IV
ACCOUNTING AND RECORDS
          4.1 Records to be Maintained. During all times during the existence of the Company, the Company shall maintain the following records at the Principal Office:
               (a) a current list of the full name and last known mailing address of each Member, together with the information set forth on Schedule A relating to each Member’s Sharing Ratio;
               (b) a copy of the Articles and all amendments thereto, together with executed copies of any powers of attorney pursuant to which the Articles or any such amendment has been executed;
               (c) a copy of the Company’s and any predecessor’s Federal, state, and local income or information tax returns and reports for the three most recent Fiscal Years;
               (d) copies of the Original Agreement, the First Amended and Restated Agreement and this Agreement, including all amendments hereto and thereto; and
               (e) the Company’s and any predecessor’s books and records, including financial statements of the Company and any such predecessor;
all of which shall be open to inspections by the Members or their agents and representatives at reasonable times.

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          4.2 Reports to Members. (a) The Board of Directors shall cause the Company to provide reports, including a balance sheet, statement of profit and loss and changes in Members’ accounts, and a statement of cash flows, at least annually to the Members at such time and in such manner as the Board of Directors may determine reasonable. The Company shall engage a reputable firm of independent certified public accountants to provide annual audit reports of the Company’s consolidated financial statements, prepared in accordance with generally accepted accounting principles as formulated and interpreted by the Financial Accounting Standards Board in the United States of America (“GAAP”).
          (b) For so long as (x) an Investor holds Membership Interests that in the aggregate constitute more than 50% of the Membership Interests initially purchased by such Investor pursuant to its respective Investor Purchase Agreement or (y) the New Members together hold, as the case may be, Consideration Interests that in the aggregate constitute more than 50% of the Consideration Interests (including upon the issuance thereof (if any), the Retained Consideration Interests) acquired by the New Members pursuant to the ODL Purchase Agreement, as applicable, the Company shall prepare and deliver to the Investor or the New Members, as applicable, (i) not more than 180 days (and will endeavor to deliver to such Investor or New Members, as applicable, not more than 120 days) after the end of each Fiscal Year, a copy of the audited consolidated financial statements of the Company and its subsidiaries as of the end of such Fiscal Year, including an audited consolidated balance sheet showing the assets and liabilities of the Company and its subsidiaries as of the close of such Fiscal Year and an audited consolidated statement of income and expenses showing the results of operations for such Fiscal Year, prepared in accordance with GAAP and the accompanying audit report of the Company’s independent accountants, (ii) not more than 45 days after the end of each fiscal quarter (other than the last fiscal quarter of the any Fiscal Year), a copy of the unaudited consolidated quarterly financial statements of the Company and its subsidiaries as of the end of such quarter, including a consolidated balance sheet showing the assets and liabilities of the Company and its subsidiaries as of the close of such fiscal quarter and a consolidated statement of income and expenses showing the results of operations for such fiscal quarter, prepared in accordance with GAAP, (iii) as soon as practicable, but not later than 35 days, after the end of each fiscal month (other than the last month of any fiscal quarter), a copy of the unaudited consolidated monthly financial statements of the Company and its subsidiaries as of the end of such month, including a consolidated balance sheet showing the assets and liabilities of the Company and its subsidiaries as of the close of such month and a consolidated statement of income and expenses showing the results of operations for such month, prepared in accordance with GAAP, and (iv) if prepared by the Company and provided to other Members, a copy of the Company’s and its subsidiaries’ consolidated capital and operating expense budgets, cash flow projections and income and loss projections for such Fiscal Year, and any amendments to such budgets and projections, provided that if any of the financial statements referenced in this Section 4.2(b) are prepared and provided to other Members on a date earlier than required, such financial statements will also be provided to the Investor or New Members if the Investor or New Members, as applicable, is(are) otherwise entitled to receipt under this Section 4.2(b).
          (c) Each of the Investors and each of the New Members acknowledges that any such information and all other information received from the Company pursuant to this

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Section 4.2 shall be (i) in the case of each of the Investors, upon the terms and subject to the conditions of the Confidentiality Agreements, dated as of July 13, 2007 and April 13, 2007, by and among the Company and each of Long Ridge and Lehman and (ii) in the case of the New Members, upon the terms and subject to the conditions of the Mutual Non-Disclosure Agreement, dated October 19, 2009, by and among the Company and ODL Group Limited and attached hereto as Exhibits A-1, A-2 and A-3, respectively (each, a “Confidentiality Agreement”), and further acknowledges that any actual or potential Assignee or Substitute Member of the Membership Interest of such Investors or of such New Member and any subsequent transferee thereof shall be required to execute a confidentiality agreement in the form thereof if such actual or potential Assignee, Substitute Member or subsequent transferee wishes to receive any of the reports set forth in this Section 4.2 or any other information regarding, or access to, the Company. Each of MFP, Yale and Daher hereby agrees to observe and be bound by the confidentiality obligations and other terms set forth in the Confidentiality Agreement of Long Ridge as if each of them had signed the same form of agreement. Each New Member hereby agrees to observe and be bound by the confidentiality obligations and other terms set forth in the Confidentiality Agreement of ODL Group Limited as if it had signed the same form of agreement.
          (d) All members of the Board of Directors shall receive copies of all information delivered to the Investors.
          4.3 Tax Returns and Reports. The Board of Directors, at Company expense, shall cause to be prepared and timely filed all tax returns required to be filed by the Company pursuant to the Code as well as all other required tax returns in each jurisdiction in which the Company or its subsidiaries, as applicable, owns property or does business, and shall cause to be prepared and cause to be delivered to each Member, as soon as practicable but no more than ninety (90) days after the expiration of each Fiscal Year, and at Company expense, all information returns and reports required by the Code and Tax Regulations and all Company information necessary for the preparation of the Members’ Federal, state and local income tax returns. The Company will use commercially reasonable efforts to supply information on a timely basis necessary to enable the Members to determine their estimated tax payment obligations.
ARTICLE V
NAMES AND ADDRESSES OF MEMBERS
     The names and addresses of the Members are as stated on Schedule A.
ARTICLE VI
RIGHTS AND DUTIES OF MEMBERS
          6.1 Management Rights. (a) No Member or manager of the Company shall have the authority to bind the Company except as set forth in this Agreement.

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          (b) The Company may take (or permit its subsidiaries or majority-owned joint ventures to take) the following actions only with the consent of Long Ridge and Daher, who shall at all times vote together with respect to any action requiring their consent pursuant to this Section 6.1(b) (and the Company shall be entitled to rely on the confirmation of Long Ridge as to the vote of Daher):
          (i) any amendment to the provisions of this Section 6.1 or Sections 4.2, 6.5, the third sentence of Section 7.1, Sections 7.3, 7.4, 7.5, 7.6, 8.2 or 15.3 or Article IX or XI of the Agreement in a manner materially adverse to the rights of the Investors;
          (ii) any redemption, retirement, repurchase or acquisition of any Membership Interests from any Eligible Member;
          (iii) incurring of indebtedness for borrowed money in excess of $50,000,000 in the aggregate for all such indebtedness incurred and outstanding at any point in time;
          (iv) the merger or consolidation of the Company with any other Person in a transaction or series of related transactions, resulting in the Company’s not being the surviving entity or in a change in beneficial ownership of more than 50% of the Membership Interests, or a sale of all or substantially all of the assets of the Company if, in connection therewith, the Eligible Members receive additional compensation (excluding compensation with respect to an Eligible Member’s ownership of Membership Interests and excluding compensation permitted or approved under Section 6.1(b)(v) below) in excess of, in the aggregate, an amount equal to $4,800,000;
          (v) payment of compensation (including any equity interest in the Company or any of its subsidiaries) to the Eligible Members for service to the Company or otherwise (but excluding compensation with respect to an Eligible Member’s ownership of Membership Interests), on a monthly basis, in excess of, in the aggregate, an amount equal to $400,000. Any payment provided to the Eligible Members in excess of such $400,000 which is not approved by Long Ridge and Daher shall be deemed a Distribution and each Member shall be entitled to participate on a pro rata basis in such Distribution; and
          (vi) entry into, termination, amendment or modification of any Related Party Transaction, including any employment agreement with any Eligible Member;
          (vii) entering into a new and unrelated future line of business or the determination by the Company to revert to a “market maker” business model (it being understood that the Company’s maintenance of ten or fewer accounts on a market-maker basis will not be deemed such a reversion); or
          (viii) acquiring all or any portion of any other business or entity (including by way of acquisition of assets, stock, membership interests or merger), if the cost of any such acquisition would exceed $10,000,000.

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          (c) Long Ridge and Daher, as they agree among them, shall be entitled to appoint (and, from time to time, remove and replace) two members of the Board of Directors (each, an “Investor Director”), and the Company shall be entitled to rely on Long Ridge’s confirmation as to the identity of the appointees. The Eligible Members shall be entitled to appoint (and, from time to time, remove and replace) five members of the Board of Directors (each, an “Eligible Member Director”), such directors to be designated by vote of the Eligible Members based on the percentage of their Membership Interests. A quorum of the Board of Directors shall consist of four members of the Board of Directors. The Board of Directors may meet by telephone conference or by written consent, and a member of the Board of Directors may vote by a proxy, who need not be a member of the Board of Directors. Except with the consent of all members of the Board of Directors, meetings of the Board of Directors may take place only on Business Days and only upon five Business Days’ written notice given by a member of the Board of Directors, and any member of the Board of Directors may, for any reasonable cause, require that a meeting of the Board of Directors be rescheduled (provided that this right to reschedule may not be exercised by any member of the Board of Directors more than once with respect to any given meeting of the Board of Directors). A member of the Board of Directors need not be a Member.
          (d) In addition to the requirements of Section 6.1(b)(vii), the Company may enter into (or permit its subsidiaries or majority-owned joint ventures to enter into) a new and unrelated future line of business or determine not to effectuate conversion to an “agency” business model only with the consent of Lehman.
          6.2 Liability of Members. No Member shall be personally liable for the liabilities of the Company.
          6.3 Indemnification. A Member shall indemnify the Company for any costs or damages incurred by the Company as a result of any unauthorized action by such Member.
          6.4 Representations and Warranties. Each Member hereby represents and warrants to the Company and each other Member that: (a) if that Member is an entity, it has power to enter into the Agreement and to perform its obligations hereunder and that the person(s) executing the Agreement on behalf of the entity has the power to do so; and (b) the Member is acquiring or has acquired its interest in the Company for the Member’s own account as an investment and without an intent to distribute the interest. The Members acknowledge that their interests in the Company have not been registered under the Securities Act or any state securities laws and may not be resold or transferred without appropriate registration or the availability of an exemption from such requirements.
          6.5 Conflicts of Interest. Without limiting any applicable obligations of the New Members or any affiliate thereof under the ODL Purchase Agreement or any other agreement or instrument contemplated therein:
     (a) It is expressly understood that Members may enter into transactions that are similar to the transactions into which the Company may enter.

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          (b) A Member or a member of the Board of Directors does not violate a duty or obligation to the Company merely because such Person’s conduct furthers such Person’s own interest. A Member may lend money to and transact other business with the Company. The rights and obligations of a Member who lends money to or transacts business with the Company are the same as those of a person who is not a Member, subject to other applicable law. No transaction with the Company shall be voidable solely because a Member has a direct or indirect interest in the transaction if the transaction is fair and reasonable to the Company.
          (c) The parties acknowledge that except as provided in any employment agreement or other agreement, any Member or its affiliates may operate and have investments in other businesses similar to and which may compete with the Company’s businesses (“Competing Businesses”) and reserve the right to operate and make additional investments in other Competing Businesses independent of its investments in the Company. By virtue of holding a Membership Interest or by having persons designated by or affiliated with such Member serving on or observing at meetings of the Board of Directors or otherwise, neither such Member nor any Member of the Board of Directors shall have any obligation to the Company or any Member to refrain from competing with the Company, making investments in Competing Businesses or otherwise engaging in any commercial activity, and none of the Company or any Member (other than such Member) shall have any right with respect to any such investments or activities undertaken by such Member or other persons. Without limitation of the foregoing, except as provided in any employment agreement or other agreement, any Member may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company, and none of the Company or any Member (other than such Member) shall have any rights or expectancy by virtue of such Member’s (or other person’s) relationships with the Company, this Agreement or otherwise in and to such independent ventures or the income of profits derived therefrom; and the pursuit of any such venture, even if such investment is in a Competing Business, shall not be deemed wrongful or improper. No Member shall be obligated to present any particular investment opportunity to the Company even if such opportunity is of a character that, if presented to the Company, could be taken by the Company, and such Member shall continue to have the right to take for its own account or to recommend to others any such particular investment opportunity.
          6.6 Non-Solicitation of Counterparties. During the period a Person is a Member and for a period of twelve (12) months after the date on which such Person ceases to be a Member (the “Non-Solicitation Period”), regardless of the timing, manner, cause or circumstances upon which such Person ceased to be a Member, such Person shall not, separately or in association with others, directly and indirectly, knowingly solicit, or attempt to solicit, any Person to become a Forex (as hereinafter defined) counterparty or a futures brokerage customer that at the time is, or that at the time during the Non-Solicitation Period was, a Company Counterparty (as hereinafter defined). The term “Forex” shall mean the business of transacting in over-the-counter spot foreign currency contracts and foreign currency options contracts. The term “Company Counterparty” shall mean: (i) any Forex counterparty of the Company or any affiliate thereof, exclusive of banks, professional Forex dealers or any other Person that is (or was, as applicable) not regularly required by the Company or such affiliate (as applicable) to make margin deposits with the Company or such affiliate in connection with its Forex trading activities opposite the Company or such affiliate; or (ii) any futures brokerage

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customer of the Company or any affiliate thereof; provided, however, that in all cases a “Company Counterparty” shall not include any Person that is a Forex counterparty and/or a futures brokerage customer of such Person or that had such status at any time prior to the termination of the Non-Solicitation Period. The determination of whether a Forex counterparty shall be considered a “Company Counterparty” for purposes of this Section 6.6 shall be in the Company’s reasonable discretion. General advertising for customers shall not be considered solicitation.
          6.7 Non-Solicitation of Employees, Members and Agents. During the Non-Solicitation Period, regardless of the timing, manner, cause or circumstances upon which any Person ceased to be a Member, such Person knowingly shall not, separately or in association with others, directly or indirectly: (i) employ, retain or solicit, or attempt to employ, retain or solicit on behalf of any Person other than the Company, any person who at the time is, or at any time during the Non-Solicitation Period was, engaged by the Company or any affiliate thereof as a Member, principal, member of the Board of Directors, officer, employee, introducing broker; or (ii) induce or attempt to induce any Person who at the time is so engaged by the Company or any affiliate thereof to discontinue services to the Company or such affiliate. General advertising for employees shall not be considered a solicitation.
ARTICLE VII
BOARD OF DIRECTORS; COMMITTEES
          7.1 Board of Directors. Except as otherwise provided in the Agreement, the management of the Company and all decisions concerning the business affairs of the Company shall be made by the Board of Directors consisting of seven members. As of the Effective Date, the members of the Board of Directors shall be William Ahdout, Kenneth Grossman, Dror Niv, David Sakhai, Edward Yusupov, James Brown and Michel Daher. Michael Price will have observer rights on the Board of Directors (in such capacity, the “MFP Observer”) and will be entitled to all notices and information provided to Board members, but will not be entitled to vote as a Board member. For so long as the New Members together hold, as the case may be, Consideration Interests that in the aggregate constitute more than 50% of the Consideration Interests acquired by the New Members pursuant to the ODL Purchase Agreement (including upon the issuance thereof (if any), the Retained Consideration Interests), the New Members, collectively, will have the right to designate (and, from time to time, to remove and, on not less than seven days’ prior written notice to the Board of Directors and subject to the consent of the Board of Directors, which shall not be unreasonably withheld or delayed, replace) two persons (the “New Members Observer Designees”), each of whom shall be an employee of the Company or direct or indirect subsidiary thereof and/or a stockholder of either of the original New Members, reasonably acceptable to the Company, and one of such New Members Observer Designees, notified to the Company in advance of the relevant meeting of the Board of Directors from time to time by the New Members’ Representative, will have observer rights on the Board of Directors (the “New Members Observer”) and both New Members Observer Designees will be entitled to all notices and information provided to Board members, but will not be entitled to vote as a Board member; provided that the Company reserves the right to withhold any information from any New Members Observer Designees and to exclude any such

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New Members Observer from any meeting or portion thereof if withholding such information or exclusion from attendance at such meeting would upon the determination of the Company following consultation with counsel, be prudent to preserve the attorney-client privilege between the Company and its counsel or to protect information with respect to which the Company is subject to a confidentiality obligation which cannot be or has not (after reasonable efforts by the Company) been satisfied by the execution of a confidentiality agreement by such New Members Observer. It is anticipated that Graham Wellesley will generally attend meetings of the Board of Directors as the New Members Observer and that Lorenzo Naldini will be the alternate New Members Observer; that the Company shall be entitled to rely on the New Members’ Representative’s confirmation as to the identity of the designee and of the New Members Observer. Except as otherwise provided in the immediately following sentence, the Board of Directors shall act by the affirmative vote of a majority of its members. Any action required or permitted to be taken at any Board of Directors meeting may be taken without a meeting if either (x) subject to the provisions of the immediately following sentence, a majority of the Directors approve the action by consenting thereto in writing and such action is immaterial and ministerial in nature (e.g., in connection with establishing a bank account or clearing account with a bank or other financial institution) and the Objection Period (as defined below) has expired without notice of any objection thereto as contemplated by the immediately following sentence having been received by the Company, or (y) all the Directors consent thereto in writing in all other circumstances. In the event of a written consent not approved by all of the Directors and otherwise permitted to be taken pursuant to clause (x) of the immediately preceding sentence, the Company shall promptly send notice thereof to any non-consenting Directors and to the MFP Observer, and, if any non-consenting Director objects in writing to such action within two Business Days of receipt of such notice (the “Objection Period”), such action shall not be deemed approved by the Board and shall, in order to become effective, require approval either by the Board of Directors acting through a duly held meeting by majority vote or by unanimous written consent of all the Directors. Any writing reflecting a written consent of the Board of Directors shall be filed with the minutes of the proceedings of the Board of Directors and delivered to each member of the Board. The Board of Directors shall meet no less frequently than once per quarter. The Board of Directors may meet by telephone conference. Except with the consent of all members of the Board of Directors, meetings of the Board of Directors may take place only on Business Days and only upon five Business Days’ written notice given by a member of the Board of Directors, and any member of the Board of Directors may, for any reasonable cause, require that a meeting of the Board of Directors be rescheduled (provided that this right to reschedule may not be exercised by any member of the Board of Directors more than once with respect to any given meeting of the Board of Directors).
          7.2 Term of Office of Members of Board of Directors. Each member of the Board of Directors serving by reason of designation in Section 7.1 or this Section 7.2 shall serve until such member’s death, disability (as determined in the reasonable judgment of a majority of the Board of Directors supported by a determination of an independent physician), or by such member’s refusal to be examined by an independent physician), or removal pursuant to Section 7.1 or 7.9. Vacancies on the Board of Directors may be filled by the Member or Members who hold the right to designate such member of the Board of Directors pursuant to Section 6.1(c) or Section 7.1. A member of the Board of Directors need not be a Member.

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          7.3 Authority of Board of Directors to Bind the Company. Except as otherwise provided herein, the Board of Directors and agents or officers of the Company authorized by the Board of Directors are granted the authority to bind the Company. Except as otherwise provided in this Agreement, the Board of Directors and agents or officers of the Company authorized by the Board of Directors have the power, on behalf of the Company, to do all things necessary or convenient to carry out the business and affairs of the Company (as described in Article III), including, without limitation:
          (a) the institution, prosecution and defense of any Proceeding in the Company’s name;
          (b) the purchase, receipt, lease, or other acquisition, ownership, holding, improvement, use, and other dealing with Property, wherever located;
          (c) the sale, conveyance, mortgage, pledge, lease, exchange, and other disposition of Property;
          (d) the entering into of contracts and guaranties, incurring of liabilities; borrowing of money; issuance of notes, bonds, and other obligations; and the securing of any of its obligations by mortgage or pledge of any of its Property or income;
          (e) the lending of money, investment and reinvestment of the Company’s funds, and receipt and holding of Property as security for repayment;
          (f) the conduct of the Company’s business, the establishment of Company offices, and the exercise of the powers of the Company;
          (g) the hiring and appointment of officers, employees, and agents of the Company, the defining of their duties, and the establishment of their compensation, and the dealing with trades people, accountants, and attorneys, on such terms as the Board of Directors shall determine;
          (h) the payment of pensions and establishment of pension plans, pension trusts, profit sharing plans, and benefit and incentive plans for Members, employees, and agents of the Company, provided, however, that the disability insurance, life insurance, health insurance, and expense account benefits provided to each Eligible Member shall be equal, regardless of whether or not such Eligible Member is performing services for the Company;
          (i) the purchase of liability and other insurance to protect the Company’s business and property;
          (j) the participation in partnership agreements, joint ventures, or other associations of any kind with any Person or Persons;
          (k) the indemnification of any Person;

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          (l) the establishment of reserve funds of the Company to provide for future requirements for operations, contingencies, or any other purpose that the Board of Directors deems necessary or appropriate;
          (m) the making of such elections under the Code and Tax Regulations and other relevant tax laws as to the treatment of items of Company income, gain, loss, deduction, and credit and as to all other relevant matters as the Board of Directors reasonably deems necessary or appropriate, the determination of which items of cash outlay shall be capitalized or treated as current expenses, and the selection of the method of accounting and bookkeeping procedures to be used by the Company; provided, however, that, as provided in the Sale Agreements, the Company shall make a valid election under Section 754 of the Code for the taxable year in which the transactions contemplated by the Sale Agreements occur;
          (n) the admission of a new Member; and
          (o) the payment of compensation to the Members, provided, however, that the disability insurance, life insurance, health insurance, and expense account benefits provided to each Eligible Member shall be equal, regardless of whether or not any such holder is performing services for the Company and provided, further, that the salary, guaranteed payment, or other compensation paid to each Eligible Member who is willing and able to perform services for the Company shall be equal (and, for each month as to each such Eligible Member who is willing and able, shall be not less than $20,000).
          7.4 Audit Committee. The Company shall have an Audit Committee consisting of no fewer than three committee members appointed by a majority of the Eligible Member Directors and one Investor Director who is designated by Long Ridge. In accordance with, and as more fully set forth in, an Audit Committee Charter to be established by the Board of Directors, the Audit Committee shall assist the Board of Directors in fulfilling its oversight responsibilities by overseeing the Company’s accounting and financial reporting processes, reviewing its internal control systems, and overseeing the audit of the Company’s financial statements. Members of the Audit Committee shall have a familiarity with basic finance and accounting practices and shall be able to read and understand financial statements.
          7.5 Compensation Committee. The Company shall have a Compensation Committee consisting of no fewer than three committee members appointed by a majority of the Eligible Member Directors and one Investor Director who is designated by Long Ridge. The purpose of the Compensation Committee shall be to assist the Board of Directors in addressing compensation matters pertaining to Members and employees of the Company, as from time to time may be determined by the Board of Directors.
          7.6 Risk Committee. The Risk Committee will consist of the Company’s Chief Executive Officer, no fewer than three committee members appointed by a majority of the Eligible Member Directors and one Investor Director who is designated by Long Ridge. In accordance with, and as more fully set forth in, a Risk Committee Charter to be established by the Board of Directors, the Risk Committee shall assist the Board of Directors as to all matters relating to material financial and legal risk of the Company.

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          7.7 Compensation of Committees. The members of each Committee shall be reimbursed for all reasonable expenses incurred in managing the Company. The members of each Committee shall not be required to devote full time to the management of the Company business, but only so much time as shall be necessary or appropriate for the proper management of such business.
          7.8 Committee’s Standard of Care. Each member of a Committee serving pursuant to this Article VII shall discharge such member’s duties to the Company and its Members in good faith and with that degree of care that an ordinarily prudent person in a similar position would use under similar circumstances, but shall be liable to the Company only for loss to the Company caused by such member’s gross negligence, recklessness, or willful or intentional misconduct; in discharging such duties, shall be fully protected in relying in good faith upon the records required to be maintained under Article IV and upon such information, opinions, reports, or statements by any Person, as to matters such member reasonably believes are within such other Person’s professional or expert competence, who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports, or statements as to the value and amount of the assets, liabilities, profits, or losses of the Company or any other facts pertinent to the existence and amount of assets from which Distributions to Members might properly be paid; and shall be indemnified and held harmless by the Company against any loss, damage, or expense (including attorneys’ fees) incurred by such member as a result of any act performed or omitted on behalf of the Company or in furtherance of the Company’s interests, without, however, relieving such member of liability for failure to perform such member’s duties without gross negligence, recklessness, or willful or intentional misconduct. The satisfaction of any indemnification and any holding harmless shall be from and limited to Company Property and the other Members shall not have any personal liability on account thereof.
          7.9 Removal of Member of Committee. A member of a Committee serving by reason of designation pursuant to this Article VII may be removed by unanimous decision of the Board of Directors, not including any member of the Board of Directors appointed by such member of such Committee, upon a reasonable determination by the Board of Directors that such member of such Committee has engaged in material misconduct with respect to the Company or its business or has become disabled, but may not otherwise be removed.
ARTICLE VIII
CONTRIBUTIONS AND CAPITAL ACCOUNTS
          8.1 Initial Sharing Ratios and Capital Account Balances. Subject to Section 8.8, each Member has the Sharing Ratio described for that Member on Schedule A. No Member shall have the right to withdraw or be repaid any Capital Contribution except as provided in the Agreement. The Board of Directors in its reasonable discretion shall determine the fair market value of the property of the Company on the date hereof and the fair market value of the property being contributed to the Company on the date hereof by the New Members in such amounts as shall cause the aggregate Capital Account balances of the Members other than the New Members to be equal to (i) 2,757% (two thousand seven hundred fifty-seven

17

percent) of the aggregate Capital Account balances of the New Members plus (ii) the Undistributed Pre-Transaction Amount. In the event of any payment by the New Members to the Company pursuant to the ODL Purchase Agreement (whether such payment is made from the Contingency Fund (as defined in the ODL Purchase Agreement) or otherwise), any reduction in, withholding from, or offset against any distributions made to the New Members by the Company pursuant to the ODL Purchase Agreement or pursuant hereto, or any reduction in or forfeiture of any portion of the New Members’ Membership Interests in the Company pursuant to the ODL Purchase Agreement or pursuant hereto, regardless of how such payment, reduction, withholding, offset, or forfeiture may be denominated or described in any document, if the Board of Directors shall determine in its reasonable discretion that such payment, reduction, withholding, offset or forfeiture should properly be treated as a purchase price adjustment or other adjustment to the transactions contemplated by the ODL Purchase Agreement and hereby, the Board of Directors shall make (or shall cause or permit the accountants for the Company to make) such adjustments as it (or they) shall reasonably determine to the Capital Accounts of the Members and to the book value of the property of the Company for purposes of computing Profits and Losses. In the event of any increase in the New Members’ aggregate Sharing Ratio as a result of the issuance of the Retained Consideration Interests pursuant to (and as determined and/or reduced in accordance with) Section 8.8(b), the Board of Directors shall make (or shall cause or permit the accountants for the Company to make) such adjustments as it (or they) shall reasonably determine to the Capital Accounts of the Members and to the book value of the property of the Company for purposes of computing Profits and Losses, including, without limitation, an increase to the Capital Accounts of the New Members and a corresponding decrease to the Capital Accounts of the other Members in an amount equal to the product of (a) such aggregate increase in the New Members’ Sharing Ratio multiplied by (b) the excess of (i) the Profits credited to the Capital Accounts of the Members for the period from the date hereof through the date of such increase over (ii) the distributions made and to be made to the Members under Section 9.4(c) with respect to such Profits. The Company and the Members agree to treat and report any increase in the New Members’ aggregate Sharing Ratio as described in the preceding sentence as a non-taxable purchase price adjustment, which relates back to the transactions consummated pursuant to the ODL Purchase Agreement, for income tax purposes.
          8.2 Additional Contributions. No Member shall be required to make any additional Capital Contributions to the Company. Upon the unanimous agreement of the Members, the Members may make additional contributions in accordance with such agreement. If the Board of Directors shall determine that the Company needs additional capital to be provided by the Members and the Members do not agree on how such additional capital should be provided, then (i) if each Member is willing to provide a portion of such additional capital equal to the product of the total additional capital required multiplied by such Member’s Sharing Ratio, each Member shall do so, but (ii) if any Member shall not be willing to provide such portion, such additional capital may be provided by any Member with the consent of the Board of Directors and shall constitute preferred capital earning a return of 20% per annum, compounded daily, or a subordinated loan to the Company at an interest rate of 20% per annum, compounded daily, and having such other terms and conditions (including terms as to convertibility into other equity of the Company) as the Member(s) providing capital and the Board of Directors may agree. Any such preferred capital or loan, together with any return or

18

interest thereon, shall be repaid (unless converted) prior to the making of any distributions pursuant to Sections 9.4 and 14.3. If more than one tranche of additional capital has been provided by fewer than all of the Members, such tranches and the return or interest thereon shall be repaid on a “last in, first out” basis. If more than one Member, but fewer than all of the Members wish to provide any required additional capital, the Board of Directors shall equitably apportion the amount to be provided among those Members who are willing to provide funds.
          8.3 No Obligation to Restore Deficit Balance. Except as required by law, no Member shall be required to restore any deficit balance in its capital account.
          8.4 Withdrawal; Successors. A Member shall not be entitled to withdraw any part of its capital account or to receive any distribution from the Company, except as specifically provided in the Agreement. Any Member, including any additional or Substitute Member, who shall receive an interest in the Company or whose interest in the Company shall be increased by means of a transfer to it of all or part of the interest of another Member, shall have a capital account with respect to such interest initially equal to the capital account with respect to such interest of the Member from whom such interest is acquired.
          8.5 Interest. No Member shall be entitled to interest (except as provided in Section 8.2) on such Member’s Capital Contribution or on any Profits retained by the Company.
          8.6 Investment of Capital Contributions. The Capital Contributions of the Members shall be invested by the Company in demand, money market or time deposits, obligations, securities, investments or other instruments constituting cash equivalents, until such time as such funds shall be used by the Board of Directors for Company purposes. Such investments shall be made by the Board of Directors for the benefit of the Company.
          8.7 No Personal Liability. The members of the Board of Directors shall have no personal liability for the repayment of any Capital Contributions of any Member.
          8.8 Issuance and Forfeiture of New Members’ Membership Interests; Security for Settlement Amounts. Capitalized terms used but not otherwise defined in this Section 8.8 or elsewhere in this Agreement have the meanings given in the ODL Purchase Agreement.
          (a) As of the Effective Date, pursuant to and in consideration of the New Members’ performance of the transactions contemplated by the ODL Purchase Agreement and their execution and delivery of this Agreement, the Company has granted and hereby issues to the New Members, pro rata to their respective Sharing Ratios set forth on Schedule A, Membership Interests having an aggregate Effective Date Sharing Ratio equal to 3.5% (collectively, the “Initial Consideration Interests”).
          (b) Subject to the terms and conditions of the ODL Purchase Agreement and of Section 8.8(j) below, the Company shall grant and issue to the New Members, pro rata to their respective Sharing Ratios set forth on Schedule A, additional Membership Interests (if any) having an aggregate Effective Date Sharing Ratio equal to up to 3.5% (as such Sharing Ratio may be determined and/or reduced pursuant to the ODL Purchase Agreement) (“Retained

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Consideration Interests”, and, together with the Initial Consideration Interests, the “Consideration Interests”).
          (c) (i) As security for the payment of any Settlement Amounts, the Company shall, to the extent so provided in the ODL Purchase Agreement until the later to occur of the Final Release Date or such time, if any, as all Outstanding Claims are Settled or Resolved, withhold and retain all amounts distributable or otherwise payable to the New Members as distributions in respect of their respective Consideration Interests pursuant to Section 9.4(a) (but not any distributions in respect of the Members’ Quarterly Draw pursuant to Section 9.4(c)) (such amounts being the “Withheld New Members Distributions”).
               (ii) In the event a Settlement Amount is established with respect to a Claim under the ODL Purchase Agreement, the Company shall have the right immediately to set-off against and deduct from the Withheld New Members Distributions an amount equal to the Settlement Amount; provided that the aggregate amount subject to set-off and deduction shall be subject to the limitations set forth in Schedule 6 to the ODL Purchase Agreement.
          (iii) Upon the later to occur of the Final Release Date or such time, if any, as all Outstanding Claims are Settled or Resolved, the Company shall distribute to the New Members (pro rata to their respective Sharing Ratios) the balance of the Withheld New Members Distributions (if any) then remaining after satisfaction in full of all the Settlement Amounts.
          (d) In the event that the Company is entitled to deliver and delivers a Forfeiture Notice pursuant to Schedule 6 to the ODL Purchase Agreement to the New Members (or any of their respective permitted transferees under Article XI), upon the final determination, pursuant to such Schedule 6, of the Equity Value of the Consideration Interests subject to such Forfeiture Notice, a portion of each New Member’s (or their respective permitted transferees’) respective issued and outstanding Consideration Interest having such an aggregate Equity Value, shall immediately, and without need for further action, be forfeited and cancelled; provided, that, pursuant to Schedule 6 to the ODL Purchase Agreement, in no event shall there be so forfeited and cancelled issued and outstanding Consideration Interests having an aggregate Sharing Ratio equal to more than the greater of (i) 2.4% or (ii) 50% of the aggregate Sharing Ratio of all such Consideration Interests issued to the New Members; provided, that, notwithstanding anything in this Agreement to the contrary, in the event of a claim in respect of Section 8.3(d) of the ODL Purchase Agreement, then there may be so forfeited and cancelled issued and outstanding Consideration Interests having an aggregate Sharing Ratio equal to up to 100% of the aggregate Sharing Ratio of all such Consideration Interests issued to the New Members (in each case as such percentage may be adjusted from time to time for any recapitalization, restructuring, reverse or forward split of interests or other similar transaction affecting the Membership Interests of the Company as determined by the Board of Directors).
          (e) The Board of Directors is hereby authorized and directed to amend Schedule A to this Agreement as necessary to reflect the Members’ respective Sharing Ratios after giving effect to the issuance of any Retained Consideration Interests and/or to any forfeiture and cancellation of the Consideration Interests subject to a Forfeiture Notice pursuant to Section 8.8(d) above.

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          (f) If the Consideration Interests of the New Members (or any of their respective permitted transferees under Article XI) are forfeited, reduced, and/or cancelled pursuant to Section 8.8(d), above, the New Members (or any of such transferees, as applicable) shall take such action as the Board of Directors may reasonably request to confirm any such forfeiture, reduction, and/or cancellation.
          (g) Each New Member (for and on behalf of itself and any of its permitted transferees hereunder) hereby grants to the Company a continuing first priority security interest in and to, and a lien on, its respective Membership Interest (as the same may be amended, modified or adjusted pursuant to this Agreement) and any and all distributions or other amounts now or hereafter payable by the Company in respect thereof (other than distributions in respect of the Members’ Quarterly Draw made pursuant to Section 9.4(c) hereof), and all proceeds of any of the foregoing, subject to the limitations set forth in Schedule 6 to the ODL Purchase Agreement (collectively the “Collateral”) in order to secure prompt payment to the Company of its liabilities, debts and obligations pursuant to the ODL Purchase Agreement and pursuant to Sections 8.8(c) and (d) of this Agreement. The Company’s continuing security interest in the Collateral shall attach to all Collateral without further act on the part of the Company or any New Member (or their respective permitted transferees).
          (h) Each New Member (or their respective permitted transferees) shall execute and deliver to the Company concurrently with its execution and delivery of this Agreement and at any time thereafter at the reasonable request of the Company, all financing statements, continuation financing statements, security agreements, pledges, assignments, affidavits, reports, notices, letters of authority, and all other documents that the Company may reasonably request, in form satisfactory to the Company, to perfect and maintain perfected the Company’s continuing security interests in the Collateral and in order to fully consummate all of the transactions contemplated under this Section 8.8, and each New Member (or their respective permitted transferees) hereby authorizes the Company to file and/or record such financing statements and other documents as the Company deems necessary to perfect and maintain its continuing security interest in the Collateral. Each New Member (or their respective permitted transferees) hereby ratifies any such financing statement or other document heretofore filed by the Company.
          (i) Each New Member (for and on behalf of itself and any of its permitted transferees hereunder) hereby makes, constitutes and appoints the Board of Directors and any agent(s) or officer(s) of the Company authorized by the Board of Directors, jointly and severally, as its true and lawful attorney-in-fact for it and in its name, place, and stead and for its use and benefit, to sign, execute, certify, acknowledge, swear to, file and record any instrument that is now or may hereafter be deemed necessary by the Company in its reasonable discretion to carry out fully the provisions and the agreements, obligations and covenants of such New Member in this Section 8.8. Each New Member hereby gives such attorney-in-fact full power and authority to do and perform each and every act or thing whatsoever requisite or advisable to be done in connection with such New Member’s obligations and agreements pursuant to this Section 8.8 as fully as such New Member might or could do personally, and hereby ratifies and confirms all that any such attorney-in-fact shall lawfully do or cause to be done by virtue of the power of attorney granted hereby. The power of attorney granted pursuant to this Section 8.8 is a special

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power of attorney, coupled with an interest, and is irrevocable, and shall survive the bankruptcy, dissolution or cessation of existence of the applicable New Member.
          (j) For the avoidance of doubt, the Retained Consideration Interests shall not be deemed outstanding until the same are issued (subject from time to time to reduction pursuant to the ODL Purchase Agreement and to adjustment and/or dilution as further contemplated herein). Notwithstanding any other provision of this Agreement to the contrary, (i) if all or part of a New Member’s Initial Consideration Interest(s) are subject to a transfer subject to any provision(s) of Article XI, all or the applicable pro rata portion of such New Member’s Retained Consideration Interests shall also be considered part of such transfer and subject to such provision(s), and (ii) if the Company is party or subject to any transaction or any other event occurs that has the effect of diluting, reducing, reclassifying, converting, exchanging or otherwise changing a New Member’s Initial Consideration Interests (including without limitation a merger, consolidation, reorganization, recapitalization, restructuring, reverse or forward split of interests or other similar transaction), any Retained Consideration Interests to which such New Member may thereafter be entitled shall be similarly and proportionately diluted, reduced, reclassified, converted, exchanged or otherwise changed; it being understood and agreed that no such transaction or other event shall have the effect of accelerating the issuance of the Retained Consideration Interests.
ARTICLE IX
ALLOCATIONS AND DISTRIBUTIONS
          9.1 Profits and Losses. Profits and Losses, and each item of Company income, gain, loss, deduction, credit, and tax preference with respect thereto, for each Fiscal Year (or shorter period in respect of which such items are to be allocated) shall be allocated among the Members in proportion to their Sharing Ratios; provided, however, that Profits and Losses (or items of Company income, gain, loss and deduction) shall first be specially allocated with respect to any Member’s return on preferred capital in accordance with Section 8.2.
          9.2 Application of Section 704(b) and Section 704(c) of the Code. (a) Each Member’s capital account shall be maintained in accordance with Section 1.704-1(b)(2)(iv) of the Tax Regulations. The allocation provisions in this Article IX are intended to comply with Section 704(b) of the Code and the Tax Regulations in Section 1.704-1 (other than Section 1.704-1(b)(2)(ii)(b)(2) of the Tax Regulations) and Section 1.704-2, which provisions are hereby incorporated by reference into this Article IX. In the event Section 704(b) or 704(c) of the Code or the Tax Regulations thereunder require allocations in a manner different than that set forth above, the applicable provisions of the Code or the Tax Regulations, as the case may be, shall control such allocations among the Members. It is the intent of the Members that, to the extent possible, all curative allocations made under this Section 9.2 to comply with the Code shall be offset by other curative or special allocations such that the balance in each Member’s capital account shall, to the maximum extent possible, equal the balance that such Member would have had if no such curative or special allocations had been made.

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          (b) Any item of Company income, gain, loss and deduction with respect to any property (other than cash) that has been contributed by a Member to the capital of the Company (or which has been revalued for capital account purposes pursuant to Section 1.704-1(b)(2)(iv) of the Tax Regulations) and which is required or permitted to be allocated to such Member for income tax purposes under Section 704(c) of the Code so as to take into account the variation between the tax basis of such property and its fair market value at the time of its contribution (or its revaluation) shall be allocated solely for income tax purposes in the manner so required or permitted under Section 704(c) of the Code using a method to be determined by the Board of Directors, which need not be the same for each item of such property or for each revaluation, except that this Section 9.2(b) shall not authorize the Board of Directors to change the method adopted (or required to be adopted) with respect to any contribution or revaluation that occurred prior to the date hereof; provided, that, unless otherwise agreed to in writing by the New Members, the Board of Directors shall adopt the “traditional method” described in section 1.704-3(b) of the Tax Regulations with respect to the property contributed by the New Members pursuant to the ODL Purchase Agreement, including any so-called “reverse Section 704(c) allocations.”
          9.3 Other Allocation Rules. (a) For purposes of determining the Profits, Losses, or any other item allocable to any period (including allocations to take into account any changes in any Member’s Sharing Ratio during a Fiscal Year and any transfer of any interest in the Company), Profits, Losses, and any such other item shall be determined on a daily, monthly, or other basis, as determined by the Board of Directors using any permissible method under Section 706 of the Code and the Tax Regulations thereunder.
          (b) The Members are aware of the income tax consequences of the allocations made by this Article IX and hereby agree to be bound by the provisions of this Article IX in reporting their shares of Company income and loss for income tax purposes.
          (c) Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Partnership within the meaning of Section 1.752-3(a)(3) of the Tax Regulations, the Members’ interests in Company profits are in proportion to their Sharing Ratios.
          (d) Except as otherwise provided in this Article IX, an allocation of Company Profits or Losses to a Member shall be treated as an allocation to such Member of the same share of each item of income, gain, loss, and deduction taken into account in computing such Profits or Losses.
          (e) Except for arrangements expressly described in this Agreement, no Member shall enter into (or permit any Person related to the Member to enter into) any arrangement with respect to any liability of the Company that would result in such Member (or a person related to such Member under Section 1.752-4(b) of the Tax Regulations) bearing the economic risk of loss (within the meaning of Section 1.752-2 of the Tax Regulations) with respect to such liability unless such arrangement has been approved by all Members. To the extent a Member is permitted to guarantee the repayment of any Company indebtedness under this Agreement, each of the other Members shall be afforded the opportunity to guarantee such

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Member’s pro rata share of such indebtedness, determined in accordance with the Members’ respective Sharing Ratios.
          9.4 Distribution of Net Cash Flow. (a) Except as provided in Sections 8.2 and 9.4(d), Net Cash Flow shall be distributed to the Members in proportion to their respective Sharing Ratios. Such distributions shall be made within ninety (90) days after the end of each Fiscal Year to those persons recognized on the books of the Company as Members or as Assignees on the last day of such Fiscal Year.
          (b) Except as otherwise provided in Section 10.2(b), all amounts withheld pursuant to the Code and Tax Regulations or any provision of any state or local tax law with respect to any payment, distribution, or allocation to the Company or the Members shall be treated as amounts distributed to the Members pursuant to this Section 9.4 for all purposes under this Agreement. The Company is authorized to withhold from distributions, or with respect to allocations, to the Members and to pay over to any federal, state, or local government any amounts required to be so withheld pursuant to the Code and Tax Regulations or any provisions of any other Federal, state, or local law, and shall allocate any such amounts to the Members with respect to which such amount was withheld.
          (c) The Company shall pay to each Member a quarterly draw. The total quarterly draw paid to all of the Members for any quarter shall equal the Members’ Quarterly Draw (as defined herein). The “Members’ Quarterly Draw” for any quarter shall equal the lesser of (i) the quotient of the Highest Member’s Tax Burden for such quarter divided by the Highest Member’s Sharing Ratio at the end of such quarter and (ii) 60% of the ordinary income (as such term is used in the Code) of the Company for such quarter. The “Highest Member” for any quarter shall be that Member whose Applicable Percentage for that quarter is the highest. The “Tax Burden” of any Member for any quarter shall equal the Federal, state, and local income taxes imposed on such Member with respect to the income allocated to such Member by the Company for such quarter, including any tax required to be withheld by such Member, under sections 1441 and 1442 of the Code (as reduced to give effect to any applicable income tax treaty), on distributions by such Member of amounts distributed by the Company to such Member, giving effect to losses for prior quarters that would be available to such Member if such Member had no source of income other than its distributive share of the income of the Company and to the deductibility, if and to the extent applicable, of any of such taxes in determining the amount of other such taxes. The “Applicable Percentage” of any Member for any quarter shall equal the quotient obtained by dividing such Member’s Tax Burden for such quarter by the taxable income of the Company allocated to such Member for such quarter. If there shall be a portion of the draw under this Section 9.4(c) for any quarter each and every Member’s share of which exceeds the amount needed by such Member to pay estimated tax liabilities for such quarter (and, if applicable, withholding liabilities under Code sections 1441 and 1442 during the year), giving effect to the rules of Code sections 6654(d) and 6655(d) and computed as though the Members had no source of income other than their respective distributive shares of the income of the Company, the Board may defer until March 10 of the next year the distribution of such portion of the draw. Each draw under this Section 9.4(c), if any, shall be treated as a loan from the Company to each Member receiving such draw and shall be deemed repaid by reducing the amount of each subsequent distribution to the Member

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receiving such draw pursuant to this Section 9.4(c) by the lesser of (i) the entire amount otherwise distributable to the Member receiving such draw and (ii) the entire amount of any unrepaid draws pursuant to this Section 9.4(c). All draws under this Section 9.4(c) for any quarter (including, without limitation, draws deferred until March 10 of the next year) shall be paid to the Members pro rata based on their Sharing Ratios at the end of such quarter (and, for the avoidance of doubt, not in proportion to their respective Tax Burdens). Any draw by any Member made pursuant to this Section 9.4(c) shall not result in any decrease in the Sharing Ratio of such Member. All calculations required by this Section 9.4(c), including, without limitation, the determination of each Member’s Tax Burden and Applicable Percentage and of any item that shall enter into the calculation of either of them, shall be made by the Board in its sole reasonable discretion, using such accounting and computational conventions as the Board may choose. Notwithstanding the foregoing, the Company shall pay such quarterly draws only to the extent of its available cash and cash equivalents on hand and subject in all events to any and all (i) restrictions, limitations or prohibitions on any distributions imposed by any bank(s) or other institutional creditor(s) of the Company from time to time and (ii) applicable regulatory or capital requirements.
          (d) Notwithstanding any other provision of this Agreement but provided that reasonable provision is made for any distribution then required to be made pursuant to Section 9.4(c), the Board of Directors (i) may at any time and from time to time in its discretion distribute to the Members (other than the New Members), all or any part of the Undistributed Pre-Transaction Amount, in proportion to such Members’ respective sharing ratios as provided in Schedule B hereto, as the same may be amended from time to time to reflect transfers permitted by and among the Members set forth on such Schedule B (“Schedule B Sharing Ratios”)), provided that distributions shall have been (or shall then be) made to the Members which shall have caused the New Members to have received distributions pursuant to Section 9.4(a) (and/or to have had withheld as collateral or set-off against pursuant to Waterfall Payment Mechanism (as defined in the ODL Purchase Agreement), pursuant to Schedule 6 of the ODL Purchase Agreement, from amounts otherwise distributable to them) equal to the Board’s reasonable estimate of the entire Net Allocated Income (as defined below) through such date, and (ii) on the liquidation of the Company, shall so distribute to the Members (other than the New Members), in proportion to such Members’ respective Schedule B Sharing Ratios, any balance of the Undistributed Pre-Transaction Amount then remaining undistributed before any other amounts shall be distributed to any of the Members. “Net Allocated Income” means amounts of Net Cash Flow otherwise distributable to each of the New Members in respect of their respective Membership Interests in the Company from time to time pursuant to Section 9.4(a) of this Agreement (and excluding in all respects any amounts paid or payable pursuant to Section 9.4(c) of this Agreement and for the avoidance of doubt further excluding any amount of Undistributed Pre-Transaction Amount).

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ARTICLE X
TAX MATTERS
          10.1 Tax Matters Partner. Kenneth Grossman shall be the “Tax Matters Partner” of the Company pursuant to Section 6231(a)(7) of the Code and shall not resign as the Tax Matters Partner unless, on the effective date of such resignation, the Board of Directors on behalf of the Company has designated another Member as Tax Matters Partner and such Member has given its consent in writing to its appointment as Tax Matters Partner. The Tax Matters Partner shall receive no additional compensation from the Company for its services in that capacity, but all reasonable expenses incurred by the Tax Matters Partner in such capacity shall be borne by the Company. The Tax Matters Partner is authorized to employ such accountants, attorneys, and agents as it, in its reasonable discretion, determines is necessary to or useful in the performance of its duties. In addition, the Tax Matters Partner shall serve in a similar capacity with respect to any similar tax related or other election provided by state or local laws. The Tax Matters Partner shall keep all Members reasonably informed with respect to the tax matters of the Company, including by providing written notice to all Members of any actions described in Section 301.6223(g)-1 of the Tax Regulations and informing all Members in writing any other notices received from the Internal Revenue Service or other taxing authority seeking additional taxes or penalties.
          10.2 Tax Withholding and Certain Other Matters. (a) The Tax Matters Partner is authorized to cause the Company to withhold from or pay on behalf of any Member the amount of federal, state, local or foreign taxes that the Tax Matters Partner shall reasonably believe the Company is required to withhold or pay with respect to such Member’s interest in the Company and/or any amount payable, distributable or allocable to such Member pursuant to this Agreement, including, without limitation, any taxes required to be paid by the Company pursuant to Code Sections 1441, 1442, 1445 or 1446 and any taxes imposed by any state or other taxing jurisdiction on the Company as an entity. Without limiting the foregoing, the Tax Matters Partner shall be entitled to cause the Company to withhold (and remit to the appropriate governmental authority), from amounts otherwise distributable or payable to a Member, any taxes that such Member notifies the Tax Matters Partner in writing should be withheld, which notice shall be given by any Member who becomes aware of any withholding obligation to which it is subject and shall specifically set forth, inter alia, the rate at which tax should be withheld and the name and address to which any amounts withheld should be remitted.
          If the Company is required to and does in fact withhold and pay over to any one or more taxing authorities amounts on behalf of a Member exceeding available amounts then remaining to be distributed to such Member, such payment by the Company shall constitute a loan to such Member that is repayable by the Member on demand, together with interest at the applicable federal rate determined from time to time under Code Section 7872(f)(2) (or any successor provision thereto) or the maximum rate permitted under applicable law, whichever is less, calculated upon the outstanding principal balance of such loan as of the first day of each month. Any such loan shall be repaid to the Company, in whole or in part, as determined by the Tax Matters Partner, in the sole discretion thereof, either (i) out of any distributions or payments from the Company which the Member is (or

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becomes) entitled to receive, or (ii) by the Member in cash upon demand by the Company (said Member bearing all of the Company’s costs of collection, including reasonable attorneys’ fees, if payment is not remitted promptly by the Member after such a demand for payment).
          (f) Each Member agrees to cooperate fully with all efforts of the Company to comply with its tax withholding and information reporting obligations and agrees to provide the Company with such information as the Tax Matters Partner may reasonably request from time to time in connection with such obligations.
          (g) Except as otherwise provided in this Agreement, if the Company is obligated to pay any amount to a governmental authority (or otherwise makes a payment to a governmental authority) that is specifically attributable to a Member or a Member’s status as the holder of a Membership Interest (including federal, state or foreign withholding taxes, state personal property taxes, and state unincorporated business taxes), then such person shall indemnify the Company in full for the entire amount paid and/or required to be paid (including interest, penalties and related expenses). The Board of Directors may cause the Company to offset distributions and other payments to which a person is entitled under this Agreement or otherwise against such person’s obligation to indemnify the Company under this Section 10.2. A Member’s obligation to indemnify the Company under this Section 10.2 shall survive the termination, dissolution, liquidation and winding up of the Company, and, for purposes of this Section 10.2, the Company shall be treated as continuing in existence. The Tax Matters Partner may cause Company to pursue and enforce all rights and remedies it or the Company may have against each Member under this Section 10.2, including instituting a lawsuit to collect such indemnification payment with interest calculated at the rate referred to in Section 10.2(b) above (but not in excess of the highest rate per annum permitted by law).
ARTICLE XI
TRANSFER OF MEMBERSHIP INTEREST
          11.1 Compliance with Securities Laws. No Membership Interest has been registered under the Securities Act or under any applicable state securities laws. A Member may not transfer (a transfer, for purposes of this Agreement, shall be deemed to include, but not be limited to, any direct or indirect sale, transfer, assignment, exchange, encumbrance, pledge, hypothecation, creation of a security interest, or other disposition or any agreement or commitment to do any of the foregoing) all or any part of such Member’s Membership Interest, except in compliance with the applicable federal and state securities laws. The Company shall have no obligation to register any Member’s Membership Interest under the Securities Act or under any applicable state securities laws, or to make any exemption therefrom available to any Member.
          11.2 Transfer of Interest. The right to receive allocations of Profits and Losses and to receive Distributions may not be transferred in whole or in part unless the transferor shall have:

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          (a) assumed all costs incurred by the Company in connection with the transfer;
          (b) furnished the Company with a written opinion of counsel, satisfactory in form and substance to counsel for the Company, that such transfer complies with applicable Federal and state securities laws and the Agreement and that such transfer, for federal income tax purposes, will not cause the termination of the Company under Section 708(b) of the Code (unless such opinion with respect to such termination is waived in advance by the Board of Directors) or cause the Company to be treated as an association taxable as a corporation for income tax purposes; and
          (c) complied with such other conditions as the Board of Directors may reasonably require from time to time.
     Transfers will be recognized by the Company as effective only upon the close of business on the last day of the calendar month following satisfaction of the above conditions. Any transfer in contravention of this Article XI and any (unless the following prohibition with respect to termination is waived in advance by the Board of Directors) transfer which if made would cause a termination of the Company for Federal income tax purposes under Section 708(b) of the Code shall be void ab initio and ineffectual and shall not bind the Company or the other Members.
          11.3 Transfer of Membership Interest and Admission of Substitute Member. Except for the right to receive allocations of Profits and Losses and to receive Distributions and any transfer by an Investor of any or all of its Membership Interests to an affiliate of such Investor under common control with the Investor or among the Investors, a Membership Interest of any Member may not be transferred in whole or in part, and a transferee shall not have a right to become a Member, unless the terms and conditions of Sections 11.7 and 11.8 and the following terms and conditions have been satisfied:
          (a) A majority of the Board of Directors shall have consented in writing to the transfer and substitution, provided that (i) such consent of the Board of Directors shall not be required in the case of a transfer of an Investor’s Membership Interests, to a party that is not a competitor or affiliate of a competitor of the Company or any of its subsidiaries, and (ii) such party shall have received all required regulatory approval and such party’s regulatory approval shall not be subject to any condition materially adverse to the Company and/or its subsidiaries.
          (b) The transferee shall have assumed the obligations, if any, of the transferor to the Company; and
          (c) The transferor and the transferee shall have complied with such other requirements as the non-transferring Members may reasonably impose, including the conditions that the transferee:
               adopt and approve in writing all the terms and provisions of the Agreement then in effect; and

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               (i) pay such fees as may be reasonable to pay the costs of the Company in effecting such substitution.
          (d) A Substitute Member shall have all of the rights and obligations hereunder that the Member whose Membership Interest was transferred to such Substitute Member had prior to the transfer of such Member’s Membership Interest as provided in this Agreement, provided, however, that (i) a Substitute Member(s) to the Membership Interest of Long Ridge or Daher shall not have or be entitled to exercise any such rights and obligations that are applicable to Long Ridge or Daher, as applicable, unless such Substitute Member shall have acquired a majority of the Membership Interest of Long Ridge or Daher, as applicable, in which case Long Ridge or Daher shall no longer have such rights or be entitled to exercise same, and (ii) a Substitute Member(s) to the Membership Interest of any New Member shall not have or be entitled to exercise any such rights and obligations that are applicable to such New Member, as applicable, unless such Substitute Member shall have acquired a majority of the Membership Interest of the New Members, in which case the New Members shall no longer have such rights or be entitled to exercise same.
          (e) For purposes of this Article XI, a change of more than 50% in voting or economic interest of a New Member or of the direct or indirect beneficial owners of the equity interests of a New Member shall be deemed a Transfer of the Membership Interest of such New Member in the Company requiring the consent of the Board of Directors pursuant to Section 11.3(a) and subject to the other conditions of this Section 11.3, and subject to Section 11.6, 11.7, 11.8 and 11.9.
          (f) The Company shall rely on any notice or other communication given hereunder by the New Members’ Representative as binding on all New Members, and each permitted transferee of either New Member shall be bound in all respects by any such notice or communication by the New Members’ Representative.
          11.4 Status of Transferee. A transferee of a Membership Interest who is not a Substitute Member shall be entitled only to receive that share of Profits, Losses, and Distributions, and the return of Capital Contribution, to which the transferor would otherwise be entitled with respect to the interest transferred, and shall not have the rights of a Member of the Company under the Act or this Agreement including without limitation the right to obtain any information on account of the Company’s transactions, to inspect the Company’s books, or to vote with the Members on, or to grant or withhold consents or approvals of, any matter. The Company shall, however, if a transferee and transferor jointly advise the Company in writing of a transfer of a Membership Interest, furnish the transferee with pertinent tax information at the end of each Fiscal Year.
          11.5 Death, Dissolution, Bankruptcy, or Incompetency of a Member. (a) Upon the death, dissolution, adjudication of bankruptcy or adjudication of incompetency of a Member, such Member’s successors, executors, administrators or legal representatives shall have all the rights of a Member (except as otherwise provided in this Section 11.5) for the purpose of settling or managing such Member’s estate, including such power as such Member possessed to substitute a successor as a transferee of such Member’s interest in the Company and to join with

29

such transferee in making the application to substitute such transferee as a Member. However, such successors, executors, administrators, or legal representatives or their respective transferees will not have the right to become a Substitute Member in the place of their predecessor in interest unless consent is given as provided in Section l1.3(a) hereof. The Board of Directors may cause the Company to redeem such successors’, executors’, administrators’, or legal representatives’ interest in the Company on terms mutually agreeable to the Board of Directors and such successors, executors, administrators, or legal representatives. Without limiting the generality of Section 7.3(h) hereof, with respect to each Eligible Member, the Company shall acquire, own, and pay the premiums on a $1,000,000 life insurance policy insuring the life of such Member. Upon the death (chas vashalom) of such Member, the proceeds from the life insurance death benefit shall be distributed to the successor in interest of the deceased Member, which successor in interest shall also continue as an Assignee of the deceased Member’s interest, unless admitted as a Member in accordance herewith. Further, without limiting the generality of Section 7.3(h) hereof, the Company will pay the premiums for long term disability policies on behalf of its Eligible Members. The Company may have an Eligible Member claiming a disability checked by a physician of the Company’s choice to determine if there is a disability.
          (b) Any Member who is an individual shall be entitled (during his life) to transfer all or a portion of his Membership Interest to a family member (coming within the terms of Section 1.27(c) hereof) or trusts for the benefit thereof or for the benefit of such Member, subject only to (i) compliance with Section 11.1, 11.2(a) and 11.2(b), and (ii) the Member retaining the right to vote such Membership Interest. The provisions of Sections 11.3, 11.4, 11.7 and 11.8 shall not apply to transfers pursuant to this Section 11.5(b), notwithstanding the terms of such Sections.
          11.6 Dispositions not in Compliance with This Article Void. Any attempted Disposition of a Membership Interest, or any part thereof, not in compliance with this Article shall be void ab initio and ineffective and shall not bind the Company.
          11.7 Co-Sale Rights. (a) In the event that a Member (the “Offeree”) receives a bona fide offer from a third party (other than the Company, any other Member, or any affiliate of the Offeree) (the “Third-Party Buyer”) to purchase all or part of the Membership Interest owned by the Offeree (the “Tag-Along Interest”), for a specified price payable in cash or otherwise and on specified terms and conditions (the “Offer”), and the Offeree proposes to sell or otherwise transfer the Tag-Along Interest to the Third-Party Buyer pursuant to the Offer and the process set forth in Section 11.8 has been completed, the Offeree shall deliver written notice of such Offer (including the terms thereof) to the other Members, and each such other Member shall have the right, but not the obligation, to sell to the Third-Party Buyer (and to displace the Tag-Along Interest proposed to be sold by the Offeree to the extent of such participation by other Members in such sale), at the same price and on the same terms and conditions as stated in the Offer, up to the number of Membership Interests equal to the Tag-Along Interest multiplied by a fraction, the numerator of which shall be the aggregate number of Membership Interests owned by such Member, and the denominator shall be the aggregate number of Membership Interests owned by the Offeree, such Member and the other Members who have elected to participate in the sale.

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          (b) If any Member wishes to participate in any sale pursuant to Section 11.7(a) of this Agreement, it shall notify the Offeree in writing of such intention and the amount of its Membership Interest that it wishes to sell not later than thirty (30) days after delivery to such Member of the notice of the Offer. If the Offeree does not receive notice from a Member of such Member’s election to participate in the sale within such thirty (30) day period, the Offeree may proceed with such sale to the Third-Party Buyer without any obligation to include the Membership Interest held by such Member; provided that any Eligible Members participating in such sale do not receive as additional compensation in connection with such sale (excluding compensation with respect to an Eligible Member’s ownership of Membership Interests and excluding compensation permitted or approved under Section 6.1(b)(v)) in excess of, in the aggregate, an amount equal to $4,800,000.
          11.8 Right of First Refusal. If a Member (a “Selling Member”) receives a bona fide offer to purchase some or all of its Membership Interest from any Person other than another Member (which such Selling Member desires to accept), such Selling Member shall notify the other Members (the “Non-Selling Members”) of such offer and provide the Non-Selling Members with a copy of such offer and sufficient information to substantiate the offeror’s ability to consummate the transaction. Following the giving of such notice, the Non-Selling Members in the aggregate shall have the right to acquire all (but not less than all) of the Membership Interest of the Selling Member which is the object of the offer on the same terms and conditions as are set forth in the offer. Any Non-Selling Member that desires to exercise the option set forth in this Section 11.8, shall do so by giving notice to the Selling Member of such exercise within thirty (30) days of receipt of such notice and the portion of the offered Membership Interest such Non-Selling Member desires to acquire. If no Non-Selling Member exercises its option within such thirty (30) day period, the Selling Member shall be entitled at any time within sixty (60) days after expiration of such thirty (30) day period to sell that portion of its Membership Interest which was the object of the offer, but only on terms and conditions not less favorable to the Selling Member as set forth in the offer, provided that such sixty (60) day period may be extended if a purchase agreement has been executed and the Selling Member and the purchaser are awaiting regulatory approval to consummate such sale. If more than one Non-Selling Member exercises the option to acquire the Membership Interest of the Selling Member being offered and the offered interest is smaller than the aggregate amount the Non-Selling Members’ desire to purchase, the right to acquire the Selling Member’s Membership Interest shall be apportioned among the Non-Selling Members who have exercised such option as follows: (a) if the Selling Member is an Investor, first to the Non-Selling Members who are Investors and who have elected to acquire the Membership Interest, pro rata based on the relative amounts such Non-Selling Members had elected to acquire; and (b) to the extent any Membership Interests remain after applying the preceding clause, to the Non-Selling Members who are not Investors but who have elected to acquire the Membership Interest, pro rata based on the relative amounts such Non-Selling Members had elected to acquire. If any Non-Selling Member elects to purchase the Membership Interest of the Selling Member within the applicable period, the closing of such transaction shall take place not later than thirty (30) days following the date on which the Selling Member notified the Non-Selling Members of such offer. The provisions of this Section 11.8 shall not apply to an offer subject to a Drag Along Notice (as defined herein) under Section 11.9.

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          11.9 Drag-Along Rights. In the event that Members holding a majority of the outstanding Membership Interests (“Selling Majority Members”) propose to sell more than 80% of their Membership Interests to a Third Party Buyer, the Selling Majority Members shall have the right to require the other Members (“Non-Selling Minority Members”) to sell to the Third Party Buyer the same proportion of such Non-Selling Minority Members’ Membership Interests as the Selling Majority Members are selling to the Third Party Buyer for the same price and upon the same terms and conditions as are applicable to the Selling Majority Members; provided that such transaction has been approved by the Board of Directors, and provided further that the Non-Selling Minority Members do not, without their prior consent, receive a different proportion of compensation in the form of equity than the Selling Majority Members, and provided further that the Eligible Members do not receive as additional compensation in connection with such transaction (excluding compensation with respect to an Eligible Member’s ownership of Membership Interests and excluding compensation permitted or approved under Section 6.1(b)(v)) in excess of, in the aggregate, an amount equal to $4,800,000. The right to require the other Members to participate in any proposed sale of Membership Shares by the Selling Majority Members in accordance with the immediately preceding sentence shall be exercised by the Selling Majority Members by delivery of a written notice to the other Members (the “Drag Along Notice”) on or prior to the date which is at least thirty (30) days prior to the date that the proposed transaction is scheduled to close. The Drag Along Notice shall set forth (i) the time and place of the closing of the proposed transaction and (ii) the expected consideration to be paid at such closing.
          11.10 Participation Rights. (a) If the Company proposes to undertake or has undertaken an issuance of additional Membership Interests (the “Additional Membership Interests”), it shall give the Members written notice (the “Notice”) (in any event not later than ten (10) days after the issuance thereof) of its intention, describing the type of Membership Interests, the price and terms upon which the Company proposes to issue or has issued the same, and the amount of Membership Interests eligible to be purchased by each Member. Any revision of terms of such intended purchase shall require re-notification of the Members and a restarting of the ten-day period provided in Section 11.10(c) below.
          (b) Upon giving of written notice to the Company, each Member shall have the right and option to purchase up to that portion of the Additional Membership Interests that equals the percentage of the outstanding Membership Interests of the Company theretofore held by Member immediately prior to the offering on a fully diluted basis, for the same price and upon the same terms and conditions specified in the aforesaid notice, at the closing of such transaction or thereafter on a date specified by the Company which shall be no later than twenty (20) days after the Company’s receipt of notice under Section 11.10(c) below.
          (c) The Members shall have ten (10) days after receipt of the last notice from the Company pursuant to Section 11.10(a) hereof to notify the Company of its election to exercise its participation right hereunder.
          (d) For purposes of this Agreement, no rights pursuant to this Section 11.10 shall exist with respect to the issuance of any equity interests in the Company or any successor entity (including by way of any option, profits, interests, restrictive equity or other interests

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representing or exercisable for, or convertible into or exchangeable for equity interests in the Company or any of its subsidiaries):
               (i) as a distribution on the Membership Interests;
               (ii) issued pursuant to a public offering of equity securities of the Company pursuant to an effective registration statement under the Securities Act;
               (iii) upon the conversion of any Membership Interests;
               (iv) to directors, officers, employees, consultants or service providers or vendors of the Company or any of its subsidiaries pursuant to any compensation or benefit plan, agreement or arrangement approved by the Board of Directors, or any grant in relation thereto, other than to an Eligible Member;
               (v) to a strategic partner, consultant, vendor or customer as an equity incentive in a transaction approved by the Board of Directors, the primary purpose of which transaction is not a financing, provided that any dilution of the Membership Interests shall occur on a pro rata basis; or
               (vi) to the New Members to the extent such equity interests are Consideration Interests.
ARTICLE XII
LIMITATION OF LIABILITY, INDEMNIFICATION AND EXCULPATION
          12.1 Limitation of Liability. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member or member of the Board of Directors or a Committee shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or member of the Board of Directors or a Committee.
          12.2 Indemnification. The Company shall indemnify, in accordance with and to the full extent now or hereafter permitted by law, the authorized Person referred to in Section 2.1 hereof and any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Company) by reason of the fact that such Person is or was a Member, member of the Board of Directors or a Committee, the Tax Matters Partner or an officer of the Company (and the Company may so indemnify a Person by reason of the fact that such Person is or was an employee or agent of the Company, or is or was serving at the request of the Company as a

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director, trustee, member, manager, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise), against any liabilities, expenses (including, without limitation, attorneys’ fees and expenses and any other costs and expenses incurred in connection with defending such action, suit or proceeding), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Person in connection with such action, suit or proceeding if such Person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption (a) that the Person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company, or (b) with respect to any criminal action or proceeding, that the Person had reasonable cause to believe that his or her conduct was unlawful.
          12.3 Advancement of Expenses. Expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by a Member, member of the Board of Directors or a Committee, the Tax Matters Partner or an officer of the Company in defending a civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt or an undertaking by or on behalf of the Member, member of the Board of Directors or a Committee, Tax Matters Partner or officer to repay such amount if it shall ultimately be determined that such Member, member of the Board of Directors or a Committee, Tax Matters Partner or officer is not entitled to be indemnified by the Company under this Article XII or under any other contract or agreement between such Member, member of the Board of Directors or a Committee, or officer and the Company. Such expenses (including attorneys’ fees) incurred by employees or agents of the Company may be so paid upon the receipt of the aforesaid undertaking and such terms and conditions, if any, as the Board of Directors deems appropriate.
          12.4 Rights Not Exclusive. The indemnification and advancement of expenses provided by this Article XII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement, vote of Members or otherwise, both as to action in such Person’s official capacity and as to action in another capacity while holding such office.
          12.5 Insurance. The Company may purchase and maintain insurance on behalf of any Person who is or was a Member, member of the Board of Directors or a Committee, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, trustee, member, manager, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person’s status as such, whether or not such Person would be entitled to indemnity against such liability under the provisions of this Article XII. The Company shall have such insurance in place with policy limits of not less than $5,000,000.

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          12.6 Exculpation. Notwithstanding anything to the contrary set forth in this Agreement, no member of the Board of Directors or a Committee or the Tax Matters Partner shall be liable to the Company or to any Member for monetary damages for any losses, claims, damages or liabilities arising from any act or omission of such member of the Board of Directors or a Committee arising out of or in connection with this Agreement or the Company’s business or affairs, unless, and then only to the extent that, such act or omission (1) is attributable to such Person’s fraud, bad faith, willful misconduct or gross negligence or (2) was clearly outside the scope of authority granted to such Person under this Agreement.
          12.7 Successors. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article XII shall continue as to a Person who has ceased to be a director, trustee, member, manager, officer, employee or agent and shall inure to the benefit of the successors, heirs, executors and administrators of such a Person.
          12.8 Certain References. For purposes of this Article XII, references to “the Company” shall include, in addition to the resulting business entity, any constituent business entity (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, trustees, members, managers, officers, employees or agents, so that any person who is or was a director, trustee, member, manager, officer, employee or agent of such constituent business entity, or is or was serving at the request of such constituent business entity as a director, trustee, member, manager, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article XII with respect to the resulting or surviving business entity as he would have with respect to such constituent business entity if its separate existence had continued. In addition, for purposes of this Article XII, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a Person with respect to an employee benefit plan; and references to serving at the request of any business entity shall include any service as a director, trustee, member, manager, officer, employee or agent of such business entity which imposes duties on, or involves services by, such director, trustee, member, manager, officer, employee or agent with respect to an employee benefit plan, its participants, or beneficiaries.
ARTICLE XIII
DISSOCIATION OF A MEMBER
          13.1 Dissociation. A Member may not be expelled by any other Members. A Person shall cease to be a Member upon the happening of any of the following events (but such Person or such Person’s successor described in Section 11.5 shall have the rights set out in Article XI):
          (a) the withdrawal of a Member or transfer of the Member’s entire Membership Interest;
          (b) the bankruptcy of a Member;

35

          (c) in the case of a Member who is a natural person, the death of the Member or the entry of an order by a court of competent jurisdiction adjudicating the Member incompetent to manage the Member’s personal estate;
          (d) in the case of a Member that is a trust or who is acting as a Member by virtue of being a trustee of a trust, the termination of the trust (but not merely the substitution of a new trustee);
          (e) in the case of a Member that is a separate Organization other than a corporation, the dissolution and commencement of winding up of the separate Organization;
          (f) in the case of a Member that is a corporation, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter; or
          (g) in the case of a Member that is an estate, the distribution by the fiduciary of the estate’s entire interest in the Company.
          13.2 Right of Dissociating Member. In the event any Member dissociates prior to the expiration of the term of this Agreement, such former Member or the successor(s)-in-interest to such former Member shall be treated as an Assignee(s) for purposes of this Agreement.
ARTICLE XIV
DISSOLUTION AND WINDING UP; CONVERSION
          14.1 Dissolution. The Company shall be dissolved and its affairs wound up only upon the unanimous written consent of all of the Members, following a recommendation of dissolution and winding up from the Board of Directors or upon the occurrence of any event sufficient under the Act (other than the action of the Board of Directors or the Members) to cause the dissolution of the Company.
          14.2 Effect of Dissolution. Upon dissolution, the Company shall not be terminated and shall continue until the winding up of the affairs of the Company is completed and a certificate of cancellation has been filed with the Secretary of State of Delaware.
          14.3 Distribution of Asset, on Dissolution. Upon the winding up of the Company, the Board of Directors shall take full account of the assets and liabilities of the Company, shall liquidate the assets (unless the Board of Directors determines that a distribution of any Company Property in-kind would be more advantageous to the Members than the sale thereof) as promptly as is consistent with obtaining the fair value thereof, and shall apply and distribute the proceeds therefrom in the following order:
          (a) first, to the payment of the debts and liabilities of the Company to creditors, including Members who are creditors, to the extent permitted by law, in satisfaction of such debts and liabilities, and to the payment of necessary expenses of liquidation;

36

          (b) second, to the setting up of any reserves which the Board of Directors may deem necessary or appropriate for any anticipated obligations or contingencies of the Company arising out of or in connection with the operation or business of the Company. Such reserves may be paid over by the Board of Directors to an escrow agent or trustee selected by the Board of Directors to be disbursed by such escrow agent or trustee in payment of any of the aforementioned obligations or contingencies and, if any balance remains at the expiration of such period as the Board of Directors shall deem advisable, shall be distributed by such escrow agent or trustee in the manner hereinafter provided;
          (c) then, except as provided in Section 8.2, as Net Cash Flow to the Members in accordance with Article IX.
     If at the time of liquidation the Board of Directors shall determine that an immediate sale of some or all Company Property would cause undue loss to the Members, the Board of Directors may, in order to avoid such loss, defer liquidation.
          14.4 Winding Up and Filing Articles of Dissolution. Upon the commencement of the winding up of the Company, a certificate of cancellation shall be delivered by the Company to the Secretary of State of Delaware for filing. The certificate of cancellation shall set forth the information required by the Act. The winding up of the Company shall be completed when all debts, liabilities, and obligations of the Company have been paid and discharged or reasonably adequate provision therefor has been made, and all of the remaining Property of the Company has been distributed to the Members.
          14.5 Conversion to Corporation.
     (a) At such time and in such manner as the Board of Directors shall determine to be appropriate or authorize, the Company shall be converted into and reconstituted as a corporation under the laws of the State of Delaware (or such other jurisdiction as the Board may determine in its discretion) (the “Corporation”), whether by statutory conversion, merger, transfer and/or contribution of assets and liabilities of the Company to the Corporation in exchange for shares of capital stock of the Corporation (and distribution of such shares to the Members in liquidation of the Company) or otherwise (a “Conversion”, and the effective date of such Conversion being referred to herein as the “Conversion Date”). As of the Conversion Date, each Member shall, to the extent hereinafter provided, be entitled to receive capital shares of various classes and/or series of the Corporation substantially equivalent, as determined by the Board of Directors, to his or its Membership Interest as of the Conversion Date, and each Member holding a particular class of Membership Interest shall receive the same type of securities (and in the same conversion ratio) with respect to such class of Membership Interest upon a Conversion as all other Members holding such class. Each of the Members hereby agrees to cooperate fully with such Conversion and enter into one or more stockholders’ agreements (“Stockholders Agreements”) which shall reflect each of their respective rights and obligations as stockholders of the Corporation, which rights and obligations shall be substantially equivalent to the respective rights and obligations of the Members under this Agreement, and with such changes taking account of the differences between the Company and the Corporation and the laws governing the same, as the Board of Directors shall determine.

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     (b) In furtherance of the foregoing, upon a Conversion, Members shall be issued capital stock of the Corporation in accordance with the following:
               (i) Each Member shall be entitled to receive shares of common stock in the Corporation, of such classes or series, reflecting relative voting and other rights as shall be consistent with Section 14.5(a), as the Board of Directors shall reasonably and in good faith determine (“Common Stock”) and otherwise consistent with the following: a number of shares of Common Stock corresponding to the Membership Interests (and class(es) of Membership Interests, as applicable) allocated to such Member, immediately prior to the Conversion Date.
               (ii) Each Member may also be issued, as the Board of Directors shall reasonably and in good faith determine, such preferred stock of the Corporation with such rights, preferences and privileges as in the judgment of the Board of Directors shall be equitable in light of the rights, preferences and privileges to which such respective Members are entitled under this Agreement in respect of their Membership Interests (“Preferred Stock”). Any such Preferred Stock issued to any Members as of the Effective Date, but not to any New Member, shall include the rights, preferences and privileges to which such respective Members are entitled under this Agreement in respect of the distribution of any remaining undistributed portion of the Undistributed Pre-Transaction Amount pursuant to Section 9.4(d)).
     (c) For the avoidance of doubt, it is understood and agreed that any Stockholders Agreement(s) may include one or more pledge agreements to continue and effect in corporate solution, the provisions of Section 8.8, as they may relate to any shares of Common Stock and/or Preferred Stock, and any dividends or distributions thereon, issued by the Corporation upon or following a Conversion so as to maintain for the benefit of the Company the Collateral existing immediately prior to such Conversion subject to the limitations set forth in the ODL Purchase Agreement.
     (d) The Company shall use commercially reasonable efforts to cause any Conversion to be structured (i) in such a manner so as to enable the holders of securities in each of the New Members to receive directly the number of shares of Common Stock and/or Preferred Stock that the applicable New Member would otherwise be entitled to with respect to its Membership Interests (it being understood however that the New Members shall not be entitled to any Preferred Stock reflecting any interest in any remaining undistributed portion of the Undistributed Pre-Transaction Amount) in exchange for all of the outstanding debt and equity securities in such New Member and to afford the holders of securities in each of the New Members with the same rights, preferences, privileges and benefits of restrictions that were afforded to the New Members under this Agreement immediately prior to the Conversion (in which case the Stockholders Agreements shall provide for such holders to be represented by the New Members’ Representative or another equivalent stockholders’ representative) and (ii) in a manner as may be required to qualify as a contribution pursuant to Section 351(a) of the Code or another nonrecognition transaction for federal income tax purposes, but only if such structure does not, as determined in the reasonable discretion of the Company, materially adversely affect the Company or any of the other Members of the Company or require the Company to incur any additional expense, unless reimbursed by the New Members.

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ARTICLE XV
MISCELLANEOUS
          15.1 Notices. Notices to the Members shall be sent to their addresses set forth on Schedule A. Any Member may require notices to be sent to a different address by giving notice to the other Members in accordance with this Section 15.1. Any notice or other communication required or permitted hereunder shall be in writing, and shall be deemed to have been given with receipt confirmed if and when delivered personally, given by prepaid telegram or mailed first class, postage prepaid, delivered by courier, or sent by facsimile, to such Members at such address.
          15.2 Headings. All Article and section headings in the Agreement are for convenience of reference only and are not intended to qualify the meaning of any Article or section.
          15.3 Entire Agreement; Amendments. This Agreement together with the schedules and appendices attached hereto constitutes the entire agreement between the parties and supersedes any prior agreement or understanding between them respecting the subject matter of this Agreement. The Agreement may be amended by a majority in interest of the Membership Interests; provided that any amendments to Sections 4.2, 6.1, 6.5, the fourth sentence of Section 7.1, Sections 7.3, 7.4, 7.5, 7.6 or 8.2 or this Section 15.3 or Article IX or XI that are materially adverse to the Investors shall require the consent of each Investor holding a Sharing Ratio of two-316/1000 per cent (2.316%) or more (which Sharing Ratio shall be appropriately reduced upon and to reflect the issuance (if any) of the Retained Consideration Interests; and as such percentage may be adjusted from time to time for any recapitalization, restructuring, reverse or forward split of interests or other similar transaction affecting the Membership Interests of the Company as determined by the Board of Directors); and further provided that any amendment to (i) any of the Sections or Articles specified above in this Section 15.3 that are materially adverse to the New Members and that would affect the New Members in a manner disproportionate to all the other Members or (ii) Section 8.8 that would materially and adversely affect the issuance of the Retained Consideration Interests and any related adjustments to capital accounts under Section 8.1, shall require the consent of the New Members holding a majority interest of the Membership Interests then held by all the New Members.
          15.4 Binding Agreement. The Agreement shall be binding upon, and inure to the benefit of, the parties hereto, their successors, heirs, legatees, devisees, assigns, legal representatives, executors and administrators, except as otherwise provided herein.
          15.5 Saving Clause. If any provision of this Agreement, or the application of such provision to any Person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it is held invalid, shall not be affected thereby. Except as provided in Section 2.2, if the operation of any provision of this Agreement would contravene the provisions of the Act, such provision shall be void and ineffectual.

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          15.6 Counterparts. The Agreement may be executed in several counterparts, and all so executed shall constitute one agreement, binding on all the parties hereto, even though all parties are not signatory to the original or the same counterpart. Any such counterpart of the Agreement shall for all purposes be deemed a fully executed instrument.
          15.7 Governing Law. The Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.
          15.8 No Partnership Intended for Nontax Purposes. The Members have formed the Company under the Act, and expressly do not intend hereby to form a partnership, either general or limited, under any applicable law. The Members do not intend to be partners one to another, or partners as to any third party. To the extent any Member, by word or action, represents to another person that any Member is a partner or that the Company is a partnership, the Member making such wrongful representation shall be liable to any other Members who incur personal liability, and to the Company to the extent it incurs any loss, by reason of such wrongful representation.
          15.9 No Rights of Creditors and Third Parties under Agreement. The Agreement is entered into among the Company and the Members for the exclusive benefit of the Company, its Members, and their successors and assignees. The Agreement is expressly not intended for the benefit of any creditor of the Company or any other Person. Except and only to the extent provided by applicable statute, no such creditor or any third party shall have any rights under the Agreement or any agreement between the Company and any Member with respect to any Capital Contribution or otherwise.
          15.10 General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:
          (a) the terms defined in this Agreement include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;
          (b) accounting terms not otherwise defined herein have the meanings given to them in the United States in accordance with generally accepted accounting principles;
          (c) references herein to “Sections,” “paragraphs,” and other subdivisions without reference to a document are to designated Sections, paragraphs, and other subdivisions of this Agreement;
          (d) a reference to a paragraph without further reference to a Section is a reference to such paragraph as contained in the same Section in which the reference appears, and this rule shall also apply to other subdivisions;
          (e) the words “herein”, “hereof”, and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and
          (f) the term “include” or “including” shall mean without limitation by reason of enumeration.

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          IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals as of the date hereof.

William Ahdout

Michael Romersa

Kenneth Grossman

David Sakhai

Dror Niv

Edward Yusupov

Signature Page to Amended and Restated LLC Agreement

LONG RIDGE FXCM, L.P. By: Long Ridge FXCM Equity Partners, LLC, its General Partner
By:
Name:
Title:

LONG RIDGE FXCM COINVESTMENT, LLC By: Long Ridge FXCM Equity Partners, LLC, its Manager
By:
Name:
Title:

LONG RIDGE FXCM EQUITY PARTNERS, LLC
By:
Name:
Title:

MFP PARTNERS, L.P.
By:
Name:
Title:

YALE UNIVERSITY c/o MFP Investors LLC
By:
Name:
Title:

DAHER FXCM INVESTMENT, L.P. By: Long Ridge FXCM Equity Partners, LLC, its General Partner
By:
Name:
Title:

LEHMAN BROTHERS HOLDINGS INC.
By:
Name:
Title:

BLUE FX HOLDINGS CORP.
By:
Name:
Title:

COWLEY CORPORATION
By:
Name:
Title:

Signature Page to second Amended and Restated LLC Agreement

SCHEDULE A*

Effective Date
Name and Address of Member	Sharing Ratio
Dror Niv 22 Guinea Road Greenwich, CT 06830	16.083333%
Michael Romersa 75-25 153rd St., #1106 Kew Gardens Hills, NY 11367	10.775833%
Edward Yusupov 111-55 77th Avenue, Apt. 1F Forest Hills, NY 11375	14.153333%
William Ahdout 29 Forest Row Great Neck, NY 11023	9. 006667%
Kenneth Grossman 31 Deerwood Road Wesley Hills, NY 10901	1.930000%
David Sakhai 5 The Drawbridge Woodbury, NY 11797	10.775833%
ODL	3.756253%
Long Ridge FXCM Coinvestment, LLC 200 Madison Avenue, Suite 1900 New York, NY 10016	2.908664%
Long Ridge FXCM Equity Partners, LLC 200 Madison Avenue, Suite 1900 New York, NY 10016	0.767382%
MFP Partners, L.P. 667 Madison Avenue, 25th Floor New York, New York 10065	2.394227%
Yale University c/o MFP Investors LLC 667 Madison Avenue, 25th Floor New York, New York 10065	0.675299%
Daher FXCM Investment, L.P. c/o Long Ridge FXCM, L.P. 200 Madison Avenue, Suite 1900 New York, NY 10016	13.719675%
Lehman Brothers Holdings Inc. 745 Seventh Ave., 19th floor New York, NY 10019	9.553500%
Blue FX Holdings Corp. [address]	1.925000%
Cowley Corporation [address]	1.575000%

Total	100.00000%

*	Sharing Ratios subject to changes resulting from transfers by or among existing Members permitted by the Agreement.
SCHEDULE A

SCHEDULE B*

Schedule B Sharing Ratio as
Name and Address of Member	of Effective Date
Dror Niv 22 Guinea Road Greenwich, CT 06830	16.666667%
Michael Romersa 75-25 153rd St., #1106 Kew Gardens Hills, NY 11367	11.166667%
Edward Yusupov 111-55 77th Avenue, Apt. 1F Forest Hills, NY 11375	14.666667%
William Ahdout 29 Forest Row Great Neck, NY 11023	9.333333%
Kenneth Grossman 31 Deerwood Road Wesley Hills, NY 10901	2.000000%
David Sakhai 5 The Drawbridge Woodbury, NY 11797	11.166667%
Long Ridge FXCM, L.P. 200 Madison Avenue, Suite 1900 New York, NY 10016	3.892490%
Long Ridge FXCM Coinvestment, LLC 200 Madison Avenue, Suite 1900 New York, NY 10016	3.014160%
Long Ridge FXCM Equity Partners, LLC 200 Madison Avenue, Suite 1900 New York, NY 10016	0.795214%
MFP Partners, L.P. 667 Madison Avenue, 25th Floor New York, New York 10065	2.481064%
Yale University c/o MFP Investors LLC 667 Madison Avenue, 25th Floor New York, New York 10065	0.699792%
Daher FXCM Investment, L.P. c/o Long Ridge FXCM, L.P. 200 Madison Avenue, Suite 1900 New York, NY 10016	14.217280%
Lehman Brothers Holdings Inc. 745 Seventh Ave., 19th floor New York, NY 10019	9.900000%

Total	100.00000%

*	Schedule B Sharing Ratios subject to changes resulting from transfers by or among existing Members permitted by the Agreement.
SCHEDULE A

EXHIBIT A-1
Long Ridge Confidentiality Agreement

EXHIBIT A-2
Lehman Confidentiality Agreement

EXHIBIT A-3
New Members Confidentiality Agreement